EXHIBIT 4 - Consolidated Financial Statements

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Consolidated Financial Results
================================================================================

================================================================================

               CONTENTS
        ------------------------------------------------------------------------
        72     Financial Reporting Responsibility of Management
        73     Auditors' Reports to Shareholders
        74     Consolidated Balance Sheets
        75     Consolidated Statements of Income
        76     Consolidated Statements of Changes in Shareholders' Equity
        77     Consolidated Statements of Cash Flows
        78     Notes to the Consolidated Financial Statements
       119     Principal Subsidiaries
       120     Supplementary Annual Financial Information
       127     Quarterly Review
       128     Ten-Year Statistical Review

================================================================================

                         CONSOLIDATED FINANCIAL RESULTS

--------------------------------------------------------------------------------
Financial Reporting Responsibility of Management
--------------------------------------------------------------------------------

The management of Canadian Imperial Bank of Commerce (CIBC) is responsible for the preparation of the Annual Report, which includes the consolidated financial statements. The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, including the accounting requirements of the Superintendent of Financial Institutions, Canada
(OSFI) and, of necessity, contain items that reflect the best estimates and judgments of management. All financial information appearing throughout the Annual Report is consistent with that in the consolidated financial statements.

      In meeting its responsibility for the reliability and integrity of the consolidated financial statements, management has developed, and maintains, a comprehensive system of internal controls designed to ensure that transactions are properly authorized, assets are safeguarded and financial records are reliable. The system focuses on the need for the employment and training of qualified and professional staff, effective communication between management and staff, and management guidelines and policies. The system also includes policies on corporate conduct and a management organization philosophy that reflects accountability within delineated areas of responsibility. The system of internal controls is reviewed by the Audit Committee of the Board of Directors of CIBC.

      The Chief Auditor and his staff review and report on CIBC's internal controls, including computerized information system controls and security, the overall control environment, and accounting and financial controls. Systems and procedures to ensure employee compliance with conflict of interest rules and with securities legislation are monitored by the Compliance Officer. The Chief Auditor and the Compliance Officer have full and independent access to the Audit Committee.

      The Audit Committee is composed of directors who are not officers or employees of CIBC. CIBC's interim and annual consolidated financial statements and management discussion and analysis are discussed and reviewed by the Audit Committee with management and the shareholders' auditors before such financial information is approved by the Board of Directors.

      In addition, the Audit Committee has the duty to review investments and transactions that could adversely affect the well-being of CIBC; to review financial reports requiring board approval prior to submission to securities commissions or other regulatory authorities; to review key management estimates and judgments underlying financial statements; and to approve the shareholders' auditors' fees.

      Deloitte & Touche LLP and PricewaterhouseCoopers LLP, the shareholders' auditors, obtain an understanding of CIBC's internal controls and procedures for financial reporting to plan and conduct such tests and other audit procedures as they consider necessary in the circumstances to express an opinion in their report that follows. The shareholders' auditors have full and independent access to the Audit Committee to discuss their audit and related matters. Arthur Andersen LLP, one of the shareholders' auditors for 2001 and 2000, is no longer able to provide assurance on the financial statements for those years. PricewaterhouseCoopers LLP has reissued its opinion on the 2001 and 2000 consolidated financial statements.

J.S. HUNKIN                       T.D. WOODS
Chairman and                      Chief Financial Officer
Chief Executive Officer           November 27, 2002

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                                       72
                             CIBC ANNUAL REPORT 2002

                         CONSOLIDATED FINANCIAL RESULTS

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Auditors' Reports to Shareholders
--------------------------------------------------------------------------------

We have audited the consolidated balance sheet of Canadian Imperial Bank of Commerce (CIBC) as at October 31, 2002 and the consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of CIBC's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

      In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of CIBC as at October 31, 2002 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles, including the accounting requirements of the Superintendent of Financial Institutions, Canada.

      The consolidated financial statements of CIBC as at October 31, 2001 and for the two-year period then ended were audited by PricewaterhouseCoopers LLP, who expressed an opinion without reservation on those statements in their report dated November 27, 2002.

DELOITTE & TOUCHE LLP
PRICEWATERHOUSECOOPERS LLP
Chartered Accountants
Toronto, Canada
November 27, 2002

We have audited the consolidated balance sheet of Canadian Imperial Bank of Commerce (CIBC) as at October 31, 2001 and the consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the two-year period then ended. These consolidated financial statements are the responsibility of CIBC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

      In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of CIBC as at October 31, 2001 and the results of its operations and its cash flows for each of the years in the two-year period then ended in accordance with Canadian generally accepted accounting principles, including the accounting requirements of the Superintendent of Financial Institutions, Canada.

PRICEWATERHOUSECOOPERS LLP
Chartered Accountants
Toronto, Canada
November 27, 2002

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                                       73
                             CIBC ANNUAL REPORT 2002

                        CONSOLIDATED FINANCIAL STATEMENTS

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Consolidated Financial Statements
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
CONSOLIDATED BALANCE SHEETS
$ millions, as at October 31                                                      2002         2001(1)
---------------------------------------------------------------------------------------------------
ASSETS
Cash resources
Cash and non-interest-bearing deposits with banks                            $   1,300    $   1,528
Interest-bearing deposits with banks                                             8,212        9,822
---------------------------------------------------------------------------------------------------
                                                                                 9,512       11,350
---------------------------------------------------------------------------------------------------
Securities (Note 3)
Securities held for investment                                                  20,583       22,849
Securities held for trading                                                     44,628       51,798
Loan substitute securities                                                          81          147
---------------------------------------------------------------------------------------------------
                                                                                65,292       74,794
---------------------------------------------------------------------------------------------------
Loans (Note 4)
Residential mortgages                                                           66,612       58,751
Personal and credit card loans                                                  30,784       28,411
Business and government loans                                                   41,961       46,693
Securities borrowed or purchased under resale agreements                        16,020       24,079
Allowance for credit losses                                                     (2,288)      (2,294)
---------------------------------------------------------------------------------------------------
                                                                               153,089      155,640
---------------------------------------------------------------------------------------------------
Other
Derivative instruments market valuation (Note 22)                               24,717       25,723
Customers' liability under acceptances                                           6,848        8,100
Land, buildings and equipment (Note 6)                                           2,247        1,769
Goodwill (Note 7)                                                                1,078          400
Other intangible assets (Note 7)                                                   297          228
Other assets (Note 8)                                                           10,213        9,470
---------------------------------------------------------------------------------------------------
                                                                                45,400       45,690
---------------------------------------------------------------------------------------------------
                                                                             $ 273,293    $ 287,474
===================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits (Note 9)
Individuals                                                                  $  67,975    $  66,826
Businesses and governments                                                     117,986      114,270
Banks                                                                           10,669       13,256
---------------------------------------------------------------------------------------------------
                                                                               196,630      194,352
---------------------------------------------------------------------------------------------------
Other
Derivative instruments market valuation (Note 22)                               24,794       26,395
Acceptances                                                                      6,878        8,100
Obligations related to securities sold short                                     8,436       11,213
Obligations related to securities lent or sold under repurchase agreements       9,615       21,403
Other liabilities (Note 10)                                                     10,980       10,112
---------------------------------------------------------------------------------------------------
                                                                                60,703       77,223
---------------------------------------------------------------------------------------------------
Subordinated indebtedness (Note 11)                                              3,627        3,999
---------------------------------------------------------------------------------------------------
Shareholders' equity
Preferred shares (Note 13)                                                       3,088        2,299
Common shares (Note 13)                                                          2,842        2,827
Contributed surplus                                                                 26           --
Retained earnings                                                                6,377        6,774
---------------------------------------------------------------------------------------------------
                                                                                12,333       11,900
---------------------------------------------------------------------------------------------------
                                                                             $ 273,293    $ 287,474
===================================================================================================

(1) Certain comparative figures have been reclassified to conform with the presentation used in 2002.

The accompanying notes are an integral part of the consolidated financial statements.

J.S. HUNKIN                                            I.E.H. DUVAR
Chairman and Chief Executive Officer                   Director

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                                       74
                             CIBC ANNUAL REPORT 2002

                        CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
$ millions, for the years ended October 31                     2002        2001       2000
------------------------------------------------------------------------------------------
Interest income
Loans                                                      $  8,552    $ 10,818   $ 11,467
Securities                                                    2,750       3,530      3,297
Deposits with banks                                             222         426        563
------------------------------------------------------------------------------------------
                                                             11,524      14,774     15,327
------------------------------------------------------------------------------------------
Interest expense
Deposits and other liabilities                                5,794       9,925     10,728
Subordinated indebtedness                                       220         300        317
------------------------------------------------------------------------------------------
                                                              6,014      10,225     11,045
------------------------------------------------------------------------------------------
Net interest income (Note 3)                                  5,510       4,549      4,282
Provision for credit losses (Note 4)                          1,500       1,100      1,220
------------------------------------------------------------------------------------------
                                                              4,010       3,449      3,062
------------------------------------------------------------------------------------------
Non-interest income
Fees for services   Underwriting                                698         614        886
                    Deposit                                     605         521        503
                    Credit                                      410         493        508
                    Card                                        331         363        368
                    Investment management and custodial         486         322        379
                    Mutual funds                                561         351        358
                    Insurance                                   148         100        124
------------------------------------------------------------------------------------------
                                                              3,239       2,764      3,126
Commissions on securities transactions                        1,203       1,089      1,480
Trading activities (Note 3)                                     273       1,343      1,140
Investment securities (losses) gains, net                      (168)        575        970
Income from securitized assets                                  177         223        237
Other                                                           807         619        844
------------------------------------------------------------------------------------------
                                                              5,531       6,613      7,797
------------------------------------------------------------------------------------------
                                                              9,541      10,062     10,859
------------------------------------------------------------------------------------------
Non-interest expenses
Employee compensation and benefits                            4,882       4,732      4,937
Occupancy costs                                                 715         631        634
Computer and office equipment                                   985         834        758
Communications                                                  441         412        371
Advertising and business development                            295         286        273
Professional fees                                               297         327        240
Business and capital taxes                                      114         109        108
Restructuring charge (Note 16)                                  514         207        (31)
Events of September 11, 2001 (Note 17)                           32           7         --
Other                                                           854         681        806
------------------------------------------------------------------------------------------
                                                              9,129       8,226      8,096
------------------------------------------------------------------------------------------
Income before income taxes and non-controlling interests        412       1,836      2,763
Income taxes (Note 18)                                         (279)         92        641
------------------------------------------------------------------------------------------
                                                                691       1,744      2,122
Non-controlling interests in net income of subsidiaries          38          58         62
------------------------------------------------------------------------------------------
Net income                                                 $    653    $  1,686   $  2,060
==========================================================================================
Earnings per share(1) (in dollars) (Note 19) - Basic       $   1.37    $   4.19   $   4.95
                                             - Diluted     $   1.35    $   4.13   $   4.90
Dividends per common share (in dollars) (Note 13)          $   1.60    $   1.44   $   1.29
==========================================================================================

(1) On November 1, 2001, CIBC retroactively adopted the requirements of the Canadian Institute of Chartered Accountants handbook section 3500, "Earnings Per Share." Comparative figures have been restated.

The accompanying notes are an integral part of the consolidated financial statements.

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                                       75
                             CIBC ANNUAL REPORT 2002

                       CONSOLIDATED FINANCIAL STATEMENTS

-----------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
$ millions, as at or for the years ended October 31                  2002       2001       2000
-----------------------------------------------------------------------------------------------
Preferred shares (Note 13)
Balance at beginning of year                                      $ 2,299    $ 1,876    $ 1,933
Issue of preferred shares                                             800        400        345
Redemption of preferred shares                                         --         --       (425)
Translation adjustment on foreign currency preferred shares           (11)        23         23
-----------------------------------------------------------------------------------------------
Balance at end of year                                            $ 3,088    $ 2,299    $ 1,876
===============================================================================================
Common shares (Note 13)
Balance at beginning of year                                      $ 2,827    $ 2,868    $ 3,035
Issue of common shares                                                 59         90         34
Purchase of common shares for cancellation                            (44)      (131)      (201)
-----------------------------------------------------------------------------------------------
Balance at end of year                                            $ 2,842    $ 2,827    $ 2,868
===============================================================================================
Contributed surplus
Balance at beginning of year                                      $    --    $    --    $    --
Stock option expense (Note 14)                                         26         --         --
-----------------------------------------------------------------------------------------------
Balance at end of year                                            $    26    $    --    $    --
===============================================================================================
Retained earnings
Balance at beginning of year, as previously reported              $ 6,774    $ 6,625    $ 6,090
Adjustment for change in accounting policies (Notes 14 & 15)          (42)      (140)        --
-----------------------------------------------------------------------------------------------
Balance at beginning of year, as restated                           6,732      6,485      6,090
Net income                                                            653      1,686      2,060
Dividends (Note 13)                                                  (738)      (657)      (629)
Premium on redemption of preferred shares                              --         --        (17)
Premium on purchase of common shares                                 (269)      (736)      (873)
Foreign currency translation adjustment, net of income taxes(1)         2         38          8
Other                                                                  (3)       (42)       (14)
-----------------------------------------------------------------------------------------------
Balance at end of year                                            $ 6,377    $ 6,774    $ 6,625
===============================================================================================

(1) The cumulative balance in the foreign currency translation account is $42 million (2001: $40 million; 2000: $2 million).

The accompanying notes are an integral part of the consolidated financial statements.

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                                       76
                             CIBC ANNUAL REPORT 2002

                        CONSOLIDATED FINANCIAL STATEMENTS

---------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
$ millions, as at or for the years ended October 31                       2002        2001(1)        2000
---------------------------------------------------------------------------------------------------------
Cash flows provided by (used in) operating activities
Net income                                                            $    653    $  1,686       $  2,060
Adjustments to determine net cash flows:
   Provision for credit losses                                           1,500       1,100          1,220
   Amortization of buildings, furniture, equipment and leasehold
     improvements                                                          333         310            313
   Amortization of goodwill                                                 --          24             23
   Amortization of intangible assets                                        32          25             24
   Restructuring charge, net of cash payments                              375         121            (31)
   Future income taxes                                                  (1,141)       (540)          (267)
   Investment securities losses (gains), net                               168        (575)          (970)
   Accrued interest receivable                                              82          63           (332)
   Accrued interest payable                                               (627)       (539)           250
   Net change in securities held for trading                             7,170       1,419         (7,163)
   Gains on disposal of subsidiaries                                      (190)        (22)          (125)
   Gains on disposal of land, buildings and equipment                       (8)        (12)          (199)
   Current income taxes                                                    758        (723)           102
   Insurance proceeds received                                              90           9             --
   Other, net                                                             (294)     (1,044)        (1,163)
---------------------------------------------------------------------------------------------------------
                                                                         8,901       1,302         (6,258)
---------------------------------------------------------------------------------------------------------
Cash flows provided by (used in) financing activities
Deposits, net of withdrawals                                             2,278      14,475         19,591
Obligations related to securities sold short                            (2,777)     (2,779)        (1,571)
Net obligations related to securities lent or sold under repurchase
  agreements                                                           (11,788)      7,204            559
Redemption of subordinated indebtedness                                   (342)       (232)          (175)
Issue of preferred shares                                                  800         400            345
Redemption of preferred shares                                              --          --           (442)
Issue of common shares                                                      59          90             34
Purchase of common shares for cancellation                                (313)       (867)        (1,074)
Dividends                                                                 (738)       (657)          (629)
Other, net                                                                (800)       (131)            81
---------------------------------------------------------------------------------------------------------
                                                                       (13,621)     17,503         16,719
---------------------------------------------------------------------------------------------------------
Cash flows provided by (used in) investing activities
Interest-bearing deposits with banks                                     1,610        (526)         1,329
Loans, net of repayments                                                (8,930)     (9,062)       (10,381)
Proceeds from securitizations                                            1,952       1,306          1,162
Purchase of securities held for investment                             (33,284)    (23,687)       (15,141)
Proceeds on sale of securities held for investment                      35,651      17,527         12,714
Net securities borrowed or purchased under resale agreements             8,059      (3,618)        (1,303)
Net cash paid for acquisitions                                            (626)       (308)            --
Proceeds from disposal of subsidiaries                                      --          54            486
Purchase of land, buildings and equipment                                 (235)       (588)          (378)
Proceeds from disposal of land, buildings and equipment                      7          29            862
---------------------------------------------------------------------------------------------------------
                                                                         4,204     (18,873)       (10,650)
---------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents               (13)         31             13
---------------------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents during year                     (529)        (37)          (176)
Cash and cash equivalents at beginning of year                           1,487       1,524          1,700
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                              $    958    $  1,487       $  1,524
=========================================================================================================
Represented by:
Cash and non-interest-bearing deposits with banks                     $  1,300    $  1,528       $  1,383
Cheques and other items in transit, net (Note 10)                         (342)        (41)           141
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                              $    958    $  1,487       $  1,524
=========================================================================================================
Cash interest paid                                                    $  6,641    $ 10,764       $ 10,795
Cash income taxes paid                                                $    249    $  1,007       $    554
=========================================================================================================

(1) Certain comparative figures have been reclassified to conform with the presentation used in 2002.

The accompanying notes are an integral part of the consolidated financial statements.

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                                       77
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Notes to the Consolidated Financial Statements
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of Canadian Imperial Bank of Commerce
(CIBC) and its subsidiaries have been prepared in accordance with Canadian generally accepted accounting principles (GAAP), including the accounting requirements of the Superintendent of Financial Institutions, Canada (OSFI).

      A reconciliation of the impact on assets, liabilities, shareholders' equity and net income arising from differences between Canadian and U.S. GAAP is provided in Note 28. Disclosures reflected in these consolidated financial statements substantially comply with those required under U.S. GAAP.

      The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      The following paragraphs describe CIBC's significant accounting policies:

Basis of consolidation

The consolidated financial statements include the accounts of all subsidiaries on a consolidated basis. Inter-company balances and transactions have been eliminated.

      Investments in companies over which CIBC has significant influence are accounted for by the equity method, other than those held in the merchant banking portfolio, and are included in securities held for investment on the consolidated balance sheets. CIBC's share of earnings from these investments is included in interest income.

      Investments in which CIBC exercises joint control are accounted for using the proportionate consolidation method whereby CIBC's share of the assets, liabilities, revenue and expenses of these joint ventures are included in the consolidated financial statements.

Goodwill and other intangible assets

Effective November 1, 2001, CIBC adopted the requirements of the Canadian Institute of Chartered Accountants (CICA) handbook section 3062, "Goodwill and Other Intangible Assets." Under this section, goodwill, representing the excess of the purchase price over the fair value of the net assets acquired in business combinations, and other intangible assets with an indefinite life are no longer amortized after October 31, 2001, but are reviewed at least annually for impairment and written down for any impairment losses. Intangible assets with a finite life are amortized over their estimated useful lives, generally not exceeding 20 years, on a straight-line basis.

      In 2001, CIBC adopted the requirements of the CICA handbook section 1581, "Business Combinations." Under this section, if certain criteria are met upon the initial adoption of section 3062, reclassifications between goodwill and other intangible assets are required for any business combinations completed before July 1, 2001. The implementation of section 3062 did not have a significant impact on CIBC and no reclassifications were required.

Foreign currency translation

Assets and liabilities arising from foreign currency transactions are translated into Canadian dollars at month-end exchange rates at the dates of the consolidated financial statements, while the associated revenue and expenses are translated using average monthly exchange rates. Realized and unrealized gains and losses arising on the translation are included in the current year consolidated statements of income.

      Assets and liabilities of CIBC's foreign operations are translated into Canadian dollars using month-end exchange rates at balance sheet dates, while the associated revenue and expenses are translated at the average monthly exchange rates in effect. Exchange gains and losses arising from the translation of net investment positions and from the results of hedging these positions net of applicable taxes are reported in retained earnings.

Securities

Securities held for investment comprise debt and equity securities, including investments held in the merchant banking portfolio, originally purchased with the intention of holding to maturity or a pre-determined period of time, which may be sold in response to changes in investment objectives arising from changing market conditions. Equity securities are stated at cost and debt securities at amortized cost, determined on the average cost basis. Realized gains and losses on disposal and write-downs to reflect other than temporary impairments in value are included in investment securities gains in the consolidated statements of income. Realized and unrealized gains on securities used in hedging activities are included in earnings in the same period as the earnings from the items hedged.

      Securities held for trading are purchased for resale within a short period of time and are stated at fair value. Fair value is determined based on market value, or where market prices are not readily available by using quoted market prices for similar securities or other third-party evidence as available. Gains and losses realized on disposal and unrealized gains and losses from market fluctuations are included in trading activities in the consolidated statements of income.

      Loan substitute securities are accounted for in the same manner as loans. They represent after-tax financing arrangements, which provide issuers with tax-effective borrowings.

      Obligations related to securities sold short are recorded as liabilities and are carried at fair value. Realized and unrealized gains and losses on securities sold short that are used in hedging activities are included in earnings in the same period as the earnings from the items hedged. Realized and unrealized gains and losses on securities sold short that are used in trading are included in trading activities in the consolidated statements of income.

      Dividend and interest income on all securities, including the amortization of premiums and discounts on debt securities held for investment, are included in interest income in the consolidated statements of income.

Loans

Loans are stated net of unearned income and allowance for credit losses.

--------------------------------------------------------------------------------

                                       78
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Impaired loans

A loan is classified as impaired when, in the opinion of management, there no longer is reasonable assurance of the timely collection of the full amount of principal and interest. Generally, loans on which repayment of principal or payment of interest is contractually 90 days in arrears are automatically considered impaired unless they are fully secured and in the process of collection. Notwithstanding management's assessment of collectibility, such loans are considered impaired if payments are 180 days in arrears. Exceptions are as follows:

      Credit card loans are not classified as impaired but are instead fully written off when payments are contractually 180 days in arrears.

      Loans guaranteed or insured by the Canadian government, the provinces or a Canadian government agency are classified as impaired only when payments are contractually 365 days in arrears.

      When a loan is classified as impaired, accrual of interest ceases. All uncollected interest is recorded as part of the loan's carrying value for the purpose of determining the loan's estimated realizable value and establishing allowances for credit losses. No portion of cash received on any impaired loan is recorded as income until such time as any prior write-off has been recovered or any specific allowance has been reversed and it is determined that the loan principal is fully collectible in accordance with the original contractual terms of the loan.

Loan fees and origination costs

Fees relating to loan origination, including commitment, restructuring and renegotiation fees, are considered an integral part of the yield earned on the loan and are deferred as unearned income and amortized to interest income over the term of the loan. Incremental direct costs for originating or acquiring a loan are netted against origination fees and deferred as unearned income. Fees received for commitments which are not expected to result in a loan are included in non-interest income over the commitment period. Loan syndication fees are included in non-interest income on completion of the syndication arrangement, provided that the yield on the portion of the loan retained by CIBC is at least equal to the average yield earned by the other lenders involved in the financing; otherwise, an appropriate portion of the fee is deferred as unearned income and amortized to interest income to produce an equal average yield over the term of the loan.

Securitizations

CIBC periodically sells groups of loans or receivables to special purpose entities (SPEs) that issue securities to investors - a process referred to as securitization. In 2001, CIBC adopted the CICA Accounting Guideline (AcG) 12, "Transfers of Receivables," for securitizations occurring on or after April 1, 2001. This guideline redefined the criteria that must be met in order for a securitization to be recognized as a sale. The impact of this change in accounting policy was not significant to CIBC.

      Under AcG 12, securitizations are accounted for as sales when CIBC surrenders control of the transferred assets and receives consideration other than beneficial interests in the transferred assets. When such sales occur, CIBC may retain interest-only strips, one or more subordinated tranches, and in some cases, a cash reserve account, all of which are considered retained interests in the securitized assets. Securitizations taking place, or committed to, before April 1, 2001, were accounted for as sales if, among other criteria, the transactions transferred the significant risks and rewards of ownership from CIBC to the SPEs.

      Gains or losses on transfers accounted for as sales under AcG 12 depend, in part, upon the allocation of previous carrying amounts to assets sold and retained interests. These carrying amounts are allocated in proportion to the relative fair value of the assets sold and retained interests. Quoted market prices, if available, are used to obtain fair values. However, as market prices are generally not available for retained interests, CIBC estimates fair value based on the present value of expected future cash flows. This may require management to estimate credit losses, the rate of prepayments, forward yield curves, discount rates and other factors that influence the value of retained interests.

      The gains or losses on securitizations are calculated as the excess or shortfall of consideration over the pro-rata share of the original carrying amounts attributed to the assets sold. Gains and losses on these transactions are included in other non-interest income in the consolidated statements of income. Retained interests in securitized assets are classified as securities held for investment on the consolidated balance sheets and stated at their pro-rata share of the original carrying amounts. Retained interests are reviewed each reporting period for impairment.

      Securitization affects the components of income reported in the consolidated statements of income. Non-interest income from securitized assets comprises income from retained interests, losses under recourse arrangements and servicing income.

Allowance for credit losses

Management establishes and maintains an allowance for credit losses that it considers the best estimate of probable credit-related losses existing in CIBC's portfolio of on- and off-balance sheet financial instruments, giving due regard to current conditions and credit derivatives. Impaired loans are carried at their estimated realizable values determined by discounting the expected future cash flows at the interest rate inherent in the loan. When the amount and timing of future cash flows cannot be estimated reliably, the loan is carried at either the fair value of the security underlying the loan or the market price of the loan. Any changes in the estimated realizable amounts over time are reported as a charge or credit to the allowance for credit losses. The allowance for credit losses consists of specific and general components.

      Management conducts ongoing credit assessments of the business and government loan portfolio on an account-by-account basis and establishes specific allowances when impaired loans are identified. Residential mortgage and personal and credit card loan portfolios consist of large numbers of homogeneous balances of relatively small amounts, for which specific allowances are established by reference to historical ratios of write-offs to balances outstanding.

      The general allowance is provided for losses which management estimates are in the portfolio at the balance sheet date, and which relate to loans not yet specifically identified as impaired and not yet captured in the determination of specific allowances.

      The credit portfolios to which the general allowance applies include business loans and acceptances, off-balance sheet credit instruments, such as credit commitments and letters of credit, and consumer loans. The general allowance does not apply to loans or credit facilities that are impaired, as appropriate specific provisions are taken to provide for these.

      The general allowance is established based on expected loss rates associated with different credit portfolios at different risk levels, and the estimated time period for losses that are present but yet to be specifically

--------------------------------------------------------------------------------

                                       79
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

identified, adjusting for management's view of the current and ongoing economic and portfolio trends.

      Expected loss rates for business loan portfolios are based on the risk rating of each credit facility and on probability of default factors associated with each risk rating, as well as estimates of loss given default. The probability of default factors reflects CIBC's historical experience over an economic cycle, and is supplemented by data derived from defaults in the public debt markets. Loss given default estimates are based on CIBC's experience over past years. For consumer loan portfolios, expected losses are based on CIBC's historical flow and loss rates.

      The level of the general allowance is determined by a number of factors, including the portfolios' size, the relative risk profiles of the portfolios, the economic trends, and evidence of credit quality improvements or deterioration. The general allowance requirement is assessed using these criteria. On a regular basis, the parameters that drive the general allowance calculation are updated, based on CIBC's market experience.

Securities borrowed or purchased under resale agreements and obligations related to securities lent or sold under repurchase agreements

Securities purchased under resale agreements are stated at cost plus accrued interest and are secured loans insofar as they represent a purchase of securities by CIBC effected with a simultaneous agreement to sell them back at a future date, which is generally near term. Interest income is included in loan interest income in the consolidated statements of income. Obligations related to securities sold under repurchase agreements are stated at cost plus accrued interest and represent the borrowing equivalent of securities purchased under resale agreements. Interest is reflected in deposits and other liabilities interest expense in the consolidated statements of income.

      Securities borrowed and securities lent are recorded at the amount of cash advanced or received. Securities borrowed consist primarily of government and equity securities. CIBC monitors the market value of the securities borrowed and lent on a daily basis and calls for additional collateral when appropriate. Fees earned or incurred are recorded as interest income or interest expense in the consolidated statements of income.

Derivative instruments

Derivative instruments are contracts that require or provide the opportunity to exchange cash flows or payments determined by applying certain rates, indices or changes therein to notional contract amounts.

      CIBC utilizes derivatives in two broadly defined activities: trading and asset-liability management.

Derivatives held for trading purposes

CIBC's derivative trading activities are primarily driven by client trading activities. Clients transact with CIBC as part of their own risk management, investing and trading activities. To facilitate these activities, CIBC acts as a derivatives dealer or market maker, and is prepared to transact with clients by quoting bid and offer prices, with the objective of providing a spread to CIBC. CIBC also takes limited proprietary trading positions in the interest rate, foreign exchange, debt, equity and commodity markets, with the objective of earning income.

      All financial and commodity derivative instruments entered into for trading purposes, including derivatives used to hedge risks created by assets and liabilities which are marked to market, are stated at fair values. Quoted market prices, when available, are used to determine the fair values of derivatives held for trading. Otherwise, fair values are estimated using pricing models that are based on current market quotations wherever possible. Where appropriate, the estimates include a valuation adjustment to cover market, model and credit risks, as well as administrative costs. Realized and unrealized trading gains and losses are included in trading activities in the consolidated statements of income. Derivatives with a positive fair value are reported as assets, while derivatives with a negative fair value are reported as liabilities on the consolidated balance sheets, in both cases as derivative instruments market valuation. Assets and liabilities with the same counterparty are netted only where CIBC has the legal right, as well as the intent, to settle the derivative assets and liabilities on a net basis.

Derivatives held for asset-liability management purposes

CIBC uses derivative financial instruments, primarily interest rate swaps and, to a lesser degree, futures, forward rate agreements and options contracts, to manage financial risks, such as movements in interest rates and foreign exchange rates. These instruments are used for hedging activities or to modify interest rate characteristics of specific non-trading on-balance sheet assets and liabilities, or groups of non-trading on-balance sheet assets and liabilities, and as hedges of firm commitments or anticipated transactions.

      When derivative instruments, primarily interest rate swaps, modify the interest rate characteristics of specific financial assets or liabilities or groups of financial assets and liabilities, these derivative instruments are accounted for using the accrual method. Under this method, interest income or expense on these derivative instruments is accrued for and included in interest income or expense in the consolidated statements of income and reported in other assets or other liabilities on the consolidated balance sheets. This accounting treatment results in interest income or expense on non-trading on-balance sheet assets and liabilities being reflected in the consolidated statements of income at their modified rates rather than their original contractual interest rates.

      Derivative instruments may also be designated as specific hedges of financial risk exposures of on-balance sheet assets or liabilities, firm commitments and anticipated transactions, or of foreign currency exposures arising from net investments in foreign operations. Designation as a hedge is only allowed if, both at the inception of the hedge and throughout the hedge period, the changes in the fair value or cash flows of the derivative instrument are expected to substantially offset the changes in the fair values or cash flows of the hedged items.

      Gains and losses on derivative instruments used to hedge interest rate risk exposures of on-balance sheet assets and liabilities, except for hedges of foreign currency denominated assets and liabilities, are recognized as interest income or expense at the same time as interest income or expense related to the hedged on-balance sheet assets and liabilities.

      Certain liabilities, whose values are determined based on an underlying index or asset, are accounted for on a modified accrual basis. Under this method, the carrying value of the liabilities is adjusted to reflect changes in the value of the underlying index or asset, subject to a minimum guaranteed redemption value, if any. These adjustments are recorded as interest expense in the consolidated statements of income. Derivatives that are used to hedge these liabilities are accounted for on an

--------------------------------------------------------------------------------

                                       80
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

offsetting basis, with adjustments recorded as interest expense in the consolidated statements of income.

      Foreign currency derivative instruments that hedge foreign currency risk exposures from foreign currency denominated assets and liabilities are revalued each month, using the spot foreign exchange rate, and are included in other assets or other liabilities on the consolidated balance sheets. Resulting gains and losses are recognized as non-interest income in the consolidated statements of income. The hedged items are also revalued using the spot foreign exchange rate, with the resulting gains or losses recognized as non-interest income. Any premium or discount resulting from differences between the contracted forward and spot foreign exchange rates due to interest rate differentials at the date of inception on the foreign currency derivative hedge is accrued in interest income or expense in the consolidated statements of income.

      Derivative instruments, primarily credit default swaps, are also used to mitigate credit exposure in the non-trading portfolios. The existence of these derivative instruments is considered in determining the provision for credit losses. Amounts recoverable from credit default swaps are recorded as an increase in the allowance for credit losses. Premiums paid are deferred and amortized to interest income over the term of the instruments.

      Realized and unrealized gains and losses on derivative instruments used to hedge firm commitments or anticipated transactions are deferred and amortized over the period that the committed or anticipated transactions occur and are recognized in income. Anticipated transactions can be hedged only when significant characteristics and expected terms of the anticipated transactions are identified, and it is probable that the anticipated transactions will occur. There is no recognition in the consolidated statements of income of unrealized gains or losses on derivatives hedging anticipated transactions until the anticipated transactions occur.

      Premiums paid for options used for hedging purposes are amortized over the life of the contract.

      A hedging relationship is terminated if the hedge ceases to be effective; if the underlying asset, liability or future transaction being hedged is liquidated or terminated and the derivative instrument is still outstanding; or if the derivative instrument is no longer designated as a hedging instrument.

      If the relationship of hedging or modification of interest rate characteristics is terminated, the difference between the fair value of the derivative and its accrued value upon termination is deferred in other assets or other liabilities and amortized into income or expense over the remaining term to maturity of the derivative hedge or the remaining term of the hedged asset or liability, as appropriate.

Offsetting of financial assets and financial liabilities

Financial assets and financial liabilities are presented on a net basis on the balance sheet when this reflects CIBC's expected future cash flows from settling two or more separate financial instruments. A financial asset and a financial liability are offset when CIBC has a legally enforceable right to set off the recognized amounts and intends to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Acceptances and customers' liability under acceptances

Acceptances constitute a liability of CIBC on negotiable instruments issued third parties by customers of CIBC. CIBC earns a fee for guaranteeing and then making the payment to the third parties. The amounts owed to CIBC its customers in respect of these guaranteed amounts are reflected in assets as customers' liability under acceptances on the consolidated balance sheets.

Land, buildings and equipment

Land is reported at cost. Buildings, furniture, equipment and leasehold improvements are reported at cost less accumulated amortization. Amortization is recorded on a straight-line basis as follows:

      Buildings                                      40 years
      Computer equipment                             2 to 7 years
      Office furniture and other equipment           4 to 15 years
      Leasehold improvements                         Over estimated useful life

Gains and losses on disposal are reported in non-interest income in the consolidated statements of income.

Future income taxes

CIBC uses the asset and liability method to provide for income taxes on all transactions recorded in the consolidated financial statements. The asset and liability method requires that income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts of assets or liabilities and their tax bases. Future income tax assets and liabilities are determined for each temporary difference and unused losses, as applicable, at rates expected to be in effect when the asset is realized or the liability is settled. A valuation allowance is established to reduce future income tax assets to the amount that is more likely than not to be realized.

Post-employment and post-retirement plans

In 2001, CIBC adopted the requirements of the CICA handbook section 3461, "Employee Future Benefits." Under section 3461, employee future benefits are defined as pension and other benefits provided after retirement; post-employment benefits provided to former active employees; compensated absences, such as parental leave and sabbaticals; and termination benefits. This section outlines new measurement and disclosure requirements for employee future benefits.

      CIBC is the sponsor of pension plans under which all eligible employees are entitled to benefits based on length of service and salary levels. CIBC also provides certain health care, life insurance and other benefits to eligible pensioners and inactive employees. CIBC has a long-term disability plan to provide benefits to disabled employees.

      Based on management's best estimate assumptions, actuarial valuations of the obligations for pensions, post-retirement and post-employment benefits are made periodically for accounting purposes by an independent actuary.

      The annual expense includes the estimated present value of the cost of future benefits payable in respect of services rendered in the current period; interest on projected obligations net of earnings on plan assets; and the amortization of experience gains and losses. Amortization is charged on a straight-line basis over the expected average remaining service life of the employee groups covered by the plan.

--------------------------------------------------------------------------------

                                       81
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Stock-based compensation

CIBC provides compensation to directors and certain employees in the form of stock options and deferred share-based awards.

      In 2002, CIBC early adopted, effective November 1, 2001, the requirements of the CICA handbook section 3870, "Stock-Based Compensation and Other Stock-Based Payments." As encouraged by section 3870, CIBC adopted the fair value-based method to account for stock-based transactions with employees and non-officer members of CIBC's Board of Directors. The value is recognized over the applicable vesting period as an increase to compensation expense and contributed surplus. When the options are exercised, the proceeds received by CIBC, together with the amount in contributed surplus, will be credited to common share capital. For options granted prior to November 1, 2001, CIBC continues to follow the accounting policy under which no expense is recognized for these stock options. When these options are exercised, the proceeds received by CIBC are recorded as common share capital.

      Up to 50% of options relating to the Employee Stock Option Plan granted prior to 2000 can be exercised as stock appreciation rights (SARs). Under section 3870, CIBC's obligations, which arise from changes in the market price of CIBC's common shares, are recorded over the applicable vesting period in compensation expense with a corresponding accrual in other liabilities. If SARs are exercised as purchases of shares, the exercise price together with the relevant amount in other liabilities, representing the value of shares at the market price, is credited to common share capital. The impact of this change in accounting policy is detailed in Note 14.

      Compensation expense in respect of awards under the Restricted Share Program is recognized in an amount equal to the sum to be transferred to the trust in respect of the current year allocations. Amounts paid under the directors' plans are charged to compensation expense. Obligations relating to deferred share units under the directors' plans change with CIBC's common share price and the change is recognized as a compensation (expense) credit in the period in which the change occurs.

      CIBC's contribution under its Employee Share Purchase Plan is expensed as incurred.

Earnings per share

In 2002, CIBC retroactively adopted, effective November 1, 2001, the requirements of the CICA handbook section 3500, "Earnings Per Share." Under this section, basic earnings per share (EPS) is determined as net income minus dividends and premiums on preferred shares, divided by the weighted-average number of common shares outstanding for the period.

      Diluted EPS is determined as net income minus dividends and premiums on preferred shares, divided by the weighted-average number of diluted common shares outstanding for the period. Diluted common shares reflect the potential dilutive effect of exercising the stock options outstanding and other dilutive conversions based on the treasury stock method, whereby incremental shares are calculated as if stock options were exercised at the beginning of the period and funds received were used to purchase CIBC`s own stock.

Assets under administration

Assets under administration comprise assets under management, assets securitized and still administered by CIBC, and assets administered by CIBC in the capacity of custodian. Mutual fund assets managed by CIBC on behalf of its clients are considered assets under management. Assets under administration are not the property of CIBC and are not included on the consolidated balance sheets. Investment management and custodial, and mutual fund fees are included in non-interest income as fees for services. Investment management and custodial fees are primarily investment, estate and trust management fees and are recorded on an accrual basis. Accordingly, prepaid fees are deferred and amortized over the contract term. Mutual fund fees are recorded on an accrual basis.

Cash and cash equivalents

Cash and cash equivalents in the consolidated statements of cash flows comprise cash, deposits with the Bank of Canada, current operating accounts, overnight deposits with banks and, on a net basis, uncleared cheques and other items in transit.

2001 and 2000 financial information

Certain 2001 and 2000 financial information has been reclassified, where necessary, to conform with the presentation adopted in 2002.

Future accounting policy changes

A description of future Canadian accounting policy changes is provided in Note
29. A description of future U.S. accounting policy changes is provided in Note
28.

--------------------------------------------------------------------------------
2. SIGNIFICANT ACQUISITIONS AND DISPOSITIONS

Acquisitions

In March 2002, CIBC acquired control of Juniper Financial Corp. (Juniper), a U.S. credit card company. In July 2002, CIBC invested an additional $79 million in Juniper to acquire Class D Preferred Shares. As at October 31, 2002, CIBC owned 90% of the voting equity in Juniper.

      In December 2001 and January 2002, CIBC acquired Merrill Lynch Canada Inc.'s Private Client & Securities Services businesses and Merrill Lynch Investment Managers Canada Inc. (MLIM), Merrill Lynch's asset management business in Canada, respectively, for cash. MLIM was subsequently renamed CM Investment Management Inc. CIBC is in the process of integrating the acquired businesses' operations with its existing operations. As part of the integration plan, CIBC is carrying out staff reductions, branch closures and exiting of certain activities of the acquired businesses. These costs were accrued as liabilities in the purchase equation. CIBC expects the integration to be substantially completed by the end of the first quarter of 2003.

--------------------------------------------------------------------------------

                                       82
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

      In October 2001, CIBC acquired control of TAL Global Asset Management Inc.
(TAL) through the acquisition of the remaining 34% of its outstanding common shares. TAL is a Canadian investment management firm in which CIBC previously held a 66% equity interest that was accounted for by the equity method. During 2002, CIBC completed the review and determination of the fair value of the assets acquired and liabilities assumed from the acquisition of the remaining shares in TAL. As a result, the allocation of the purchase price has been adjusted and goodwill increased by $14 million. CIBC also completed assessing useful lives of the identified intangible assets acquired, of which $41 million were determined to have an indefinite life. The remaining identified intangible assets are amortized over periods ranging from five to 10 years.

      The results of operations of these businesses have been included in CIBC's consolidated financial statements since the effective date of control. Details of these transactions are as follows:

                                                                                                  2002                     2001
-------------------------------------------------------------------------------------------------------------------------------
                                                               Merrill Lynch
                                                               Canada Inc.'s             Merrill Lynch
                                                            Private Client &                Investment                      TAL
                                  Juniper Financial      Securities Services                  Managers             Global Asset
$ millions                                    Corp.               Businesses               Canada Inc.          Management Inc.
-------------------------------------------------------------------------------------------------------------------------------
Effective date of control            March 29, 2002        December 28, 2001          January 31, 2002         October 10, 2001
Percentage of voting
   shares acquired                               90%          Asset purchase                       100%                      34%
Goodwill                                       $108                     $558                        $5                     $279
   Business line assigned to     CIBC World Markets   CIBC Wealth Management    CIBC Wealth Management   CIBC Wealth Management
   Deductible for tax
      purposes                                   --                     $376                        --                       --
Other intangible assets                          --                       --                       $75                      $65
   Assigned to                                   --                       --            Contract-based           Contract-based
                                                                                           intangibles              intangibles
   Subject to amortization                       --                       --                        --                      $24
   Not subject to
    amortization
    (indefinite life)                            --                       --                       $75                      $41
===============================================================================================================================

Details of the aggregate consideration given and the fair value of net assets acquired are as follows:

                                                                                                        2002                   2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Merrill Lynch
                                                                        Canada Inc.'s          Merrill Lynch
                                                                     Private Client &             Investment                    TAL
                                         Juniper Financial        Securities Services               Managers           Global Asset
$ millions                                           Corp.                 Businesses            Canada Inc.     Management Inc.(1)
-----------------------------------------------------------------------------------------------------------------------------------
Aggregate consideration
Acquisition cost (paid in cash)                       $310                       $555                    $71                   $318
Direct acquisition expenses                             --                          4                     --                      3
-----------------------------------------------------------------------------------------------------------------------------------
                                                      $310                       $559                    $71                   $321
-----------------------------------------------------------------------------------------------------------------------------------
Fair value of net assets acquired
Cash resources                                        $117                        $--                    $28                    $13
Loans                                                  356                         --                     --                     --
Land, buildings and equipment                           27                         25                      2                      2
Goodwill                                               108                        558                      5                    279
Other intangible assets                                 --                         --                     75                     65
Future tax asset                                        --                         26                     --                     --
Other assets                                            50                          5                     24                     35
-----------------------------------------------------------------------------------------------------------------------------------
Total assets acquired                                  658                        614                    134                    394
-----------------------------------------------------------------------------------------------------------------------------------
Deposits                                               334                         --                     --                     --
Future tax liability                                    --                         --                     31                     22
Integration liabilities                                 --                      45(2)                   3(3)                     --
Other liabilities                                       14                         10                     29                     51
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities assumed                              348                         55                     63                     73
-----------------------------------------------------------------------------------------------------------------------------------
Net assets acquired                                   $310                       $559                    $71                   $321
===================================================================================================================================

(1) The allocation of the purchase price has been adjusted to reflect the fair value of the assets acquired and liabilities assumed.
(2) Includes severance of $19 million, exit costs of $19 million and other costs of $7 million. As at October 31, 2002, $18 million has been paid.
(3) Includes severance of $2 million and exit costs of $1 million. As at October 31, 2002, $2 million has been paid.

--------------------------------------------------------------------------------

                                       83
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
The following table reflects on an unaudited pro-forma basis, the combined results of CIBC as if these acquisitions had occurred at the beginning of the respective years presented.

--------------------------------------------------------------------------------
UNAUDITED PRO-FORMA COMBINED RESULTS OF OPERATIONS
$ millions, for the years ended October 31                    2002          2001
--------------------------------------------------------------------------------
Net interest income                                        $ 5,516       $ 4,527
Non-interest income                                          5,599         7,019
Provision for credit losses                                  1,508         1,113
Non-interest expenses                                        9,249         8,720
--------------------------------------------------------------------------------
Income before income taxes
  and non-controlling interests                                358         1,713
Income taxes and non-controlling interests                    (239)          164
--------------------------------------------------------------------------------
Net income                                                 $   597       $ 1,549
================================================================================
Diluted EPS                                                $  1.20       $  3.76
================================================================================

Dispositions

In October 2002, CIBC and Barclays Bank PLC completed the combination of their Caribbean retail, corporate and international banking operations, which was named FirstCaribbean International Bank Limited(TM) (FCIB). FCIB commenced operations on October 14, 2002. This transaction resulted in CIBC divesting of its 77% ownership in its Caribbean subsidiaries and taking back an equity interest of approximately 44% in FCIB, which is accounted for by the equity method. CIBC recognized a pre-tax dilution gain of $190 million ($190 million after-tax), which was included in other non-interest income in the consolidated statements of income. An additional dilution could result depending on the outcome of certain future events, including the rights issue available to the public shareholders of FCIB, which is scheduled to close in the first quarter of 2003.

      On September 17, 2002, CIBC signed an agreement with Hewlett-Packard (Canada) Co. (HP) to sell CIBC's 51% interest in INTRIA-HP Corporation, a technology outsourcing company, and other related assets. The transaction closed on November 1, 2002, and any impact from the transaction will be recorded in the 2003 consolidated financial statements and is not expected to be significant. In addition, CIBC entered into a seven-year outsourcing agreement with HP to provide CIBC with comprehensive information technology services valued at approximately $2 billion, beginning on November 1, 2002.

      In July 2001, CIBC sold two of its offshore banking subsidiaries located in the Channel Islands. As a result, CIBC recognized a pre-tax gain of $22 million ($22 million after-tax), which was included in other non-interest income in the consolidated statements of income.

--------------------------------------------------------------------------------
3. SECURITIES

                                                         Residual term to contractual maturity
                               --------------------------------------------------------------------------------------------
                                   Within 1 year            1 to 5 years           5 to 10 years           Over 10 years
---------------------------------------------------------------------------------------------------------------------------
                               Carrying              Carrying                Carrying                Carrying
$ millions, as at October 31      value    Yield(1)     value      Yield(1)     value      Yield(1)     value      Yield(1)
---------------------------------------------------------------------------------------------------------------------------
Securities held for
 investment
Canadian federal government    $  3,013      3.0%    $  4,323        4.3%    $    648        5.6%    $    332        7.6%
Other Canadian governments           85      5.1          243        5.6           --         --          298        6.5
U.S. Treasury                         2      5.2           --         --           --         --           --         --
Other U.S. agencies                 370      6.2          290        5.0          870        5.5        3,400        5.8
Other foreign governments           124      5.8           19        4.7          159        6.7           --         --
Corporate debt                    1,205      6.7        1,193        6.4          464        7.5          692        6.8
Corporate equity                     59      3.1          276        5.9           --         --           --         --
---------------------------------------------------------------------------------------------------------------------------
Total debt securities
  Carrying value               $  4,799              $  6,068                $  2,141                $  4,722
  Fair value                   $  4,598              $  6,193                $  2,332                $  5,007
---------------------------------------------------------------------------------------------------------------------------
Total equity securities
  Carrying value               $     59              $    276                $     --                $     --
  Fair value(2)                $     47              $    272                $     --                $     --
---------------------------------------------------------------------------------------------------------------------------
Total investment securities
  Carrying value               $  4,858              $  6,344                $  2,141                $  4,722
  Fair value(2)                $  4,645              $  6,465                $  2,332                $  5,007
===========================================================================================================================
Securities held for trading(3)
Canadian federal government    $  1,775              $  8,829                $    161                $    190
Other Canadian governments          220                   864                     383                     409
U.S. Treasury and agencies        6,480                   151                      50                     133
Other foreign governments           654                   231                      33                      14
Corporate debt                    6,104                 1,434                     641                     867
Corporate equity                     96                   315                       3                      --
---------------------------------------------------------------------------------------------------------------------------
Total trading securities       $ 15,329              $ 11,824                $  1,271                $  1,613
---------------------------------------------------------------------------------------------------------------------------
Loan substitute securities
  Carrying value               $     30      2.9%    $     51        4.4%    $     --         --     $     --         --
  Fair value                   $     30              $     51                $     --                $     --
===========================================================================================================================
Total securities
  Carrying value               $ 20,217              $ 18,219                $  3,412                $  6,335
  Fair value(2)                $ 20,004              $ 18,340                $  3,603                $  6,620
===========================================================================================================================
                                                     Residual term to contractual maturity
                              --------------------------------------------------------------------------------------
                              No specific maturity        2002 Total           2001 Total            2000 Total
--------------------------------------------------------------------------------------------------------------------
                               Carrying              Carrying              Carrying              Carrying
$ millions, as at October 31      value   Yield(1)      value   Yield(1)      value   Yield(1)      value   Yield(1)
--------------------------------------------------------------------------------------------------------------------
Securities held for investment
Canadian federal government    $     --         --   $  8,316        4.1%  $  9,851        5.4%  $  4,629        5.9%
Other Canadian governments           --         --        626        6.0        801        6.3      1,311        6.1
U.S. Treasury                        --         --          2        5.2        583        5.5        158        6.7
Other U.S. agencies                  --         --      4,930        5.7      4,513        6.1      2,949        6.5
Other foreign governments            --         --        302        6.2        854        6.6      1,238        6.2
Corporate debt                       --         --      3,554        6.7      3,162        6.5      2,368        7.1
Corporate equity                  2,518         --      2,853         --      3,085         --      3,211         --
--------------------------------------------------------------------------------------------------------------------
Total debt securities
  Carrying value               $     --              $ 17,730              $ 19,764              $ 12,653
  Fair value                   $     --              $ 18,130              $ 20,363              $ 12,802
--------------------------------------------------------------------------------------------------------------------
Total equity securities
  Carrying value               $  2,518              $  2,853              $  3,085              $  3,211
  Fair value(2)                $  2,805              $  3,124              $  3,199              $  5,689
--------------------------------------------------------------------------------------------------------------------
Total investment securities
  Carrying value               $  2,518              $ 20,583              $ 22,849              $ 15,864
  Fair value(2)                $  2,805              $ 21,254              $ 23,562              $ 18,491
====================================================================================================================
Securities held for trading(3)
Canadian federal government    $     --              $ 10,955              $ 12,293              $ 13,383
Other Canadian governments           --                 1,876                 1,711                 1,926
U.S. Treasury and agencies           --                 6,814                 6,928                 4,523
Other foreign governments            --                   932                   587                 1,359
Corporate debt                       --                 9,046                 8,232                 9,334
Corporate equity                 14,591                15,005                22,047                22,692
--------------------------------------------------------------------------------------------------------------------
Total trading securities       $ 14,591              $ 44,628              $ 51,798              $ 53,217
--------------------------------------------------------------------------------------------------------------------
Loan substitute securities
  Carrying value               $     --         --   $     81        3.8%  $    147        4.4%  $    161        4.3%
  Fair value                   $     --              $     81              $    147              $    161
====================================================================================================================
Total securities
  Carrying value               $ 17,109              $ 65,292              $ 74,794              $ 69,242
  Fair value(2)                $ 17,396              $ 65,963              $ 75,507              $ 71,869
====================================================================================================================

(1) Represents the weighted-average yield, which is determined by applying the weighted average of the book yields of individual fixed income securities and the stated dividend rates of corporate equity securities.

(2) The fair value of publicly traded equity securities held for investment does not take into account any adjustments for resale restrictions that expire within one year, adjustments for liquidity or future expenses.

(3) As securities held for trading are recorded at fair value, carrying value equals fair value.

--------------------------------------------------------------------------------

                                       84
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
FAIR VALUE OF SECURITIES HELD FOR INVESTMENT

                                                                          2002                                              2001
--------------------------------------------------------------------------------------------------------------------------------
                                 Carrying   Unrealized  Unrealized        Fair   Carrying   Unrealized    Unrealized        Fair
$ millions, as at October 31        value        gains      losses       value      value        gains        losses       value
--------------------------------------------------------------------------------------------------------------------------------
Securities issued or
 guaranteed by:
   Canadian federal government   $  8,316     $    166    $     --    $  8,482   $  9,851     $    318      $     --    $ 10,169
   Other Canadian governments         626           56          --         682        801           43            --         844
   U.S. Treasury                        2           --          --           2        583           51            --         634
   Other U.S. agencies              4,930          287         (19)      5,198      4,513          100           (10)      4,603
   Other foreign governments          302           52          --         354        854           54            (2)        906
Corporate securities
   Debt                             3,554          103        (245)      3,412      3,162           87           (42)      3,207
   Equity(1)                        2,853          405        (134)      3,124      3,085          496          (382)      3,199
--------------------------------------------------------------------------------------------------------------------------------
                                 $ 20,583     $  1,069    $   (398)   $ 21,254   $ 22,849     $  1,149      $   (436)   $ 23,562
================================================================================================================================

(1) In 2001, equity securities held for investment included one security partially hedged by forward sales contracts which were unwound in 2002. The unrealized gain related to securities held for investment as at October 31, 2001 would have increased by $815 million as a result of these hedges.

Trading activities

Trading revenue is earned through the trading of securities and foreign exchange and derivative products. Net interest income on trading assets is integral to trading activities and is therefore included in total trading revenue.

      Trading activities include dealing and other securities and derivatives trading activities measured at fair value, with gains and losses recognized in income. Trading activities exclude underwriting fees and commissions on securities transactions, which are shown separately in the consolidated statements of income.

--------------------------------------------------------------------------------
TRADING REVENUE

$ millions, for the years ended October 31            2002      2001       2000
--------------------------------------------------------------------------------
Net interest income consists of:
    Non-trading related                            $ 5,220   $ 4,862    $ 4,632
    Trading related                                    290      (313)      (350)
--------------------------------------------------------------------------------
Net interest income                                $ 5,510   $ 4,549    $ 4,282
================================================================================
Trading revenue consists of:
    Trading related net interest income            $   290   $  (313)   $  (350)
    Non-interest income - trading activities           273     1,343      1,140
--------------------------------------------------------------------------------
Trading revenue                                    $   563   $ 1,030    $   790
================================================================================
Trading revenue by product line:
    Interest rates                                 $   290   $   505    $   231
    Foreign exchange(1)                                152       179        199
    Equities                                            44       279        304
    Other(2)                                            77        67         56
--------------------------------------------------------------------------------
    Trading revenue                                $   563   $ 1,030    $   790
================================================================================

(1) Revenue earned on foreign exchange for other than trading activities is included in other non-interest income.
(2) Includes commodities, credit derivatives and secondary loan trading and sales.

--------------------------------------------------------------------------------
4. LOANS

                                                                                         2002                                  2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                               Gross       Total                    Gross        Total
$ millions, as at October 31                                  amount   allowance    Net total      amount    allowance    Net total
-----------------------------------------------------------------------------------------------------------------------------------
Residential mortgages                                       $ 66,612      $   40     $ 66,572    $ 58,751       $   23     $ 58,728
Personal and credit card loans(1)                             30,784         701       30,083      28,411          502       27,909
Business and government loans                                 41,961       1,547       40,414      46,693          519       46,174
Securities borrowed or purchased under resale agreements      16,020          --       16,020      24,079           --       24,079
General allowance(2)                                              --          --           --          --        1,250      (1,250)
-----------------------------------------------------------------------------------------------------------------------------------
                                                            $155,377      $2,288     $153,089    $157,934       $2,294     $155,640
===================================================================================================================================

(1) Includes $303 million (2001: $233 million), non-recourse portion of approximately $141 million (2001: $106 million), relating to loans to certain employees of CIBC and its subsidiaries to finance a portion of their participation in funds which make private equity investments on a side by side basis with CIBC and its affiliates. These loans are secured by the borrowers' interest in the fund. Of the total loans outstanding, $61 million (2001: $22 million) relates to individuals who are no longer employed by CIBC and its subsidiaries.
(2) Pursuant to an OSFI guideline issued in October 2001, the general allowance has been allocated to related asset categories in 2002. Prior to 2002, the general allowance was not allocated.

--------------------------------------------------------------------------------

                                       85
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
LOAN MATURITIES

                                                                         Residual term to contractual maturity
                                                           ----------------------------------------------------------------
                                                             Within        1 to 5       5 to 10          Over          2002
$ millions, as at October 31                                 1 year         years         years      10 years         Total
---------------------------------------------------------------------------------------------------------------------------
Residential mortgages                                      $ 13,842      $ 48,864      $  3,562      $    344      $ 66,612
Personal and credit card loans                               23,836         6,925            20             3        30,784
Business and government loans                                26,305        12,823         2,442           391        41,961
Securities borrowed or purchased under resale agreements     16,020            --            --            --        16,020
---------------------------------------------------------------------------------------------------------------------------
                                                           $ 80,003      $ 68,612      $  6,024      $    738      $155,377
===========================================================================================================================

--------------------------------------------------------------------------------
ALLOWANCE FOR CREDIT LOSSES

                                                  Specific allowance              General allowance(1)              Total allowance
                                       --------------------------------------------------------------------------------------------
$ millions, as at or for the years
ended October 31                          2002       2001       2000       2002      2001      2000      2002       2001       2000
-----------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year           $ 1,045    $   988    $   752    $ 1,250   $ 1,250   $ 1,000   $ 2,295    $ 2,238    $ 1,752
Provision for credit losses
 charged to the consolidated
 statements of income                    1,500      1,100        970         --        --       250     1,500      1,100      1,220
Write-offs                              (1,705)    (1,249)      (849)        --        --        --    (1,705)    (1,249)      (849)
Recoveries(2)                              217        185        121         --        --        --       217        185        121
Foreign exchange and other
 adjustments                               (18)        21         (6)        --        --        --       (18)        21         (6)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                   1,039      1,045        988      1,250     1,250     1,250     2,289      2,295      2,238
Less: allowance on
 letters of credit(3)                       (1)        (1)        (2)        --        --        --        (1)        (1)        (2)
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for credit losses            $ 1,038    $ 1,044    $   986    $ 1,250   $ 1,250   $ 1,250   $ 2,288    $ 2,294    $ 2,236
===================================================================================================================================

(1) Pursuant to an OSFI guideline issued in October 2001, the general allowance has been allocated to related asset categories in 2002. Prior to 2002, the general allowance was not allocated.
(2)   Includes credit protection purchased from third parties.
(3)   Allowance on letters of credit is included in other liabilities.

--------------------------------------------------------------------------------
IMPAIRED LOANS

                                                                                   2002                                    2001
-------------------------------------------------------------------------------------------------------------------------------
                                                        Gross     Specific                      Gross     Specific
$ millions, as at October 31                           amount    allowance    Net total        amount    allowance    Net total
-------------------------------------------------------------------------------------------------------------------------------
Residential mortgages                                 $   172      $    21      $   151       $   182      $    23      $   159
Personal and credit card loans(1)                         239          422         (183)          323          502         (179)
Business and government loans                           1,834          595        1,239         1,197          519          678
-------------------------------------------------------------------------------------------------------------------------------
Total impaired loans                                    2,245        1,038        1,207         1,702        1,044          658
Loan substitute securities                                 30           --           30            --           --           --
-------------------------------------------------------------------------------------------------------------------------------
Total impaired loans and loan substitute securities   $ 2,275      $ 1,038      $ 1,237       $ 1,702      $ 1,044      $   658
===============================================================================================================================

(1) Specific allowances for large numbers of homogeneous balances of relatively small amounts are established by reference to historical ratios of write-offs to balances outstanding. This may result in negative net impaired loans as individual loans are generally classified as impaired when repayment of principal or payment of interest is contractually 90 days in arrears.

As at October 31, 2002, other past due loans totalled $38 million (2001: $68 million) of which $38 million (2001: $67 million) were in Canada and nil (2001:
$1 million) were outside Canada. Other past due loans, excluding credit card loans and government guaranteed loans, are loans where repayment of principal or payment of interest is contractually in arrears between 90 and 180 days. These loans have not been classified as impaired loans because they are both fully secured and in the process of collection. If the number of days in arrears reaches 180, the loans become impaired notwithstanding the security held.

      As at October 31, 2002, the interest entitlements on loans classified as impaired totalled $114 million (2001: $95 million; 2000: $146 million) of which $60 million (2001: $72 million; 2000: $101 million) were in Canada and $54 million (2001: $23 million; 2000: $45 million) were outside Canada. During the year, interest recognized on loans before being classified as impaired totalled $84 million (2001: $62 million; 2000: $77 million) of which $33 million (2001:
$36 million; 2000: $51 million) were in Canada and $51 million (2001: $26 million; 2000: $26 million) were outside Canada.

--------------------------------------------------------------------------------
                                       86
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

5. SECURITIZATIONS

During the year, CIBC securitized $1,971 million (2001: $810 million) of government-guaranteed residential mortgage loans through the creation of mortgage-backed securities, and subsequently sold $1,969 million (2001: $809 million) of those securities. CIBC received net cash proceeds of $1,952 million (2001: $809 million) and retained the rights to future excess interest on residential mortgages valued at $82 million (2001: $37 million). A pre-tax gain on the sale, net of transaction costs, of $21 million (2001: $17 million) was recognized as other non-interest income in the consolidated statements of income. CIBC retained responsibility for servicing the mortgages and recognizes revenue for servicing as these services are provided. The key assumptions used to value the sold and retained interests include a prepayment rate of 12% and discount rates of 4.5% to 5.5%. There are no expected credit losses as the mortgages are government guaranteed.

      During 2001, CIBC also securitized $848 million of non-investment grade loans. In addition, CIBC sold $195 million of undrawn credit commitments. In consideration for the sale, CIBC received cash proceeds of $497 million and $141 million in an investment grade note issued by the securitization vehicle. CIBC recognized a pre-tax loss of $162 million, which was included in other non-interest income in the consolidated statements of income, and a specific provision for credit losses of $48 million. CIBC did not retain responsibility for servicing these loans. The key assumptions used to value the retained interest include expected credit losses of 11.0%.

      A servicing asset or liability is not generally recognized in these securitizations because CIBC receives adequate compensation for the servicing that it provides with respect to the transferred assets.

      The following table summarizes certain cash flows received from or paid to
SPEs:

$ millions, for the years ended October 31                                        2002       2001
-------------------------------------------------------------------------------------------------
Proceeds from new securitizations                                              $ 1,952    $ 1,306
Proceeds from collections reinvested in previous credit card securitizations   $ 9,236    $ 8,246
Servicing fees received                                                        $    12    $    10
Purchase of impaired loans                                                     $   (63)   $   (69)
Other cash flows received on retained interests                                $   242    $   282
=================================================================================================

Key economic assumptions used in measuring the fair value of retained interests in securitizations and the sensitivity of the current fair value of residual cash flows to changes in those assumptions are as follows:

                                                                                                                             Non-
                                                        Commercial    Residential          Credit      Investment      investment
$ millions, as at October 31                             mortgages      mortgages      card loans     grade loans(1)  grade loans
---------------------------------------------------------------------------------------------------------------------------------
2002 Carrying amount of retained interests               $      21      $     106       $      43              --       $     139
     Fair value of retained interests                    $      21      $     109       $      42              --       $     139
     Weighted-average remaining life (in years)                  2              5       revolving              --               3
     Prepayment rate                                            NA(2) 12.0 - 21.5%    15.0 - 45.4%(3)          --              NA(4)
       Impact on fair value of a 10% adverse change             --      $      (3)      $      (3)             --              --
       Impact on fair value of a 20% adverse change             --      $      (5)      $      (5)             --              --
     Expected credit losses                                    0.3%            NA(5)    2.7 - 5.0%              --            11.0%
       Impact on fair value of a 10% adverse change             --             --       $      (1)             --              --
       Impact on fair value of a 20% adverse change             --             --       $      (2)             --              --
     Residual cash flows discount rate (annual rate)           6.5%           4.7%    17.1 - 18.0%             --              NA(4)
       Impact on fair value of a 10% adverse change             --      $      (1)             --              --              --
       Impact on fair value of a 20% adverse change             --      $      (2)             --              --              --
=================================================================================================================================
2001 Carrying amount of retained interests               $      42      $      45       $      29       $   1,789       $     141
     Fair value of retained interests                    $      42      $      48       $      27       $   1,789       $     141
     Weighted-average remaining life (in years)                  3              5       revolving               1               3
     Prepayment rate                                            NA(2)        12.0%           38.7%(3)         5.0%             NA(4)
       Impact on fair value of a 10% adverse change             --      $      (1)      $      (2)             --              --
       Impact on fair value of a 20% adverse change             --      $      (2)      $      (4)             --              --
     Expected credit losses                                    0.3%            NA(5)          4.0%            2.0%           11.0%
       Impact on fair value of a 10% adverse change             --             --       $      (1)      $      (2)             --
       Impact on fair value of a 20% adverse change             --             --       $      (3)      $      (4)             --
     Residual cash flows discount rate (annual rate)           6.5%    4.6 - 5.6%            16.9%            3.0%             NA(4)
       Impact on fair value of a 10% adverse change             --             --              --       $      (3)             --
       Impact on fair value of a 20% adverse change             --      $      (1)             --       $      (5)             --
=================================================================================================================================

(1)   During 2002, the SPE for investment grade loans was wound up.

(2) Not applicable as these retained interests are not subject to prepayment risk.

(3)   Monthly prepayment rate.

(4) Not applicable as the retained interest is rated as investment grade and does not represent future excess interest on the loans.

(5)   Not applicable as these mortgages are government guaranteed.

--------------------------------------------------------------------------------

                                       87
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

The sensitivities are hypothetical and should be used with caution. As the amounts indicate, changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. Changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

      The following table analyses CIBC's expected static pool credit losses:

                                                                                                                      Non-
                                                                                      Credit     Investment     investment
                                                    Commercial     Residential          card          grade          grade
% of outstanding loans, as at October 31             mortgages       mortgages         loans          loans          loans
---------------------------------------------------------------------------------------------------------------------------
2002      Actual and projected credit losses               0.3%           NA(1)    2.7 - 5.0%            --           11.0%
===========================================================================================================================
2001      Actual and projected credit losses               0.3%           NA(1)          4.0%           2.0%          11.0%
===========================================================================================================================

(1) Static pool losses are not applicable to residential mortgages as the mortgages are government guaranteed.

Information about impaired and other past due loans and net credit losses for components of reported and securitized financial assets is presented in the following table:

$ millions, as at or for the years ended October 31
---------------------------------------------------------------------------------------------------------------------------
                                                                                       Total        Impaired
                                                                                   principal       and other            Net
                                                                                   amount of        past due         credit
Type of loan                                                                           loans(1)        loans         losses
---------------------------------------------------------------------------------------------------------------------------
2002      Residential mortgages                                                    $  69,812          $  411         $    3
          Personal and credit card loans                                              33,184             264            490
          Business and government loans(2)                                            42,461           1,843          1,098
          Securities borrowed or purchased under resale agreements                    16,020              --             --
---------------------------------------------------------------------------------------------------------------------------
          Total loans reported and securitized(3)                                    161,477           2,518          1,591
          Less: loans securitized                                                    (6,100)           (235)           (91)
---------------------------------------------------------------------------------------------------------------------------
          Loans reported before allowance for credit losses                         $155,377          $2,283         $1,500
===========================================================================================================================
2001      Residential mortgages                                                     $ 60,431          $  231         $    3
          Personal and credit card loans                                              30,111             337            431
          Business and government loans(2)                                            49,013           1,240            832
          Securities borrowed or purchased under resale agreements                    24,079              --             --
---------------------------------------------------------------------------------------------------------------------------
          Total loans reported and securitized(3)                                    163,634           1,808          1,266
          Less: loans securitized                                                    (5,700)            (38)          (166)
---------------------------------------------------------------------------------------------------------------------------
          Loans reported before allowance for credit losses                         $157,934          $1,770         $1,100
===========================================================================================================================

(1) Certain comparative figures have been reclassified to conform with the presentation used in 2002.
(2)   Includes commercial mortgages and investment grade loans.
(3) Includes loans outstanding and loans that have been securitized, which CIBC continues to service.

--------------------------------------------------------------------------------
6. LAND, BUILDINGS AND EQUIPMENT

                                                                         2002       2001
----------------------------------------------------------------------------------------
                                                   Accumulated       Net book   Net book
$ millions, as at October 31             Cost     amortization(1)       value      value
----------------------------------------------------------------------------------------
Land                                   $   81           $   --         $   81     $  106
Buildings(2)                            1,122              217            905        351
Computer equipment                      2,080            1,547            533        464
Office furniture and other equipment    1,080              540            540        585
Leasehold improvements                    664              476            188        263
----------------------------------------------------------------------------------------
                                       $5,027           $2,780         $2,247     $1,769
========================================================================================

(1) Amortization of buildings, furniture, equipment and leasehold improvements for the year amounted to $333 million (2001: $310 million; 2000: $313 million).
(2) Includes $576 million not being amortized as it relates to a building under construction.

--------------------------------------------------------------------------------

                                       88
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

7. GOODWILL AND OTHER INTANGIBLE ASSETS

As explained in Note 1, CIBC adopted the requirements of the CICA handbook section 3062, "Goodwill and Other Intangible Assets," in 2002 and the CICA handbook section 1581, "Business Combinations," in 2001.

      CIBC completed its annual impairment testing on goodwill and other intangible assets with an indefinite life. There were no impairment write-downs.

      During the year, CIBC decided to exit its U.S. electronic banking operations. As a result, CIBC recognized a write-down of $34 million on finite-lived other intangible assets related to these operations, and this amount is recorded in the restructuring charge.

      The components of other intangible assets are as follows:

                                                                               2002                                             2001
------------------------------------------------------------------------------------------------------------------------------------
                                               Gross                            Net          Gross                               Net
                                            carrying      Accumulated      carrying       carrying      Accumulated         carrying
$ millions, as at October 31                  amount     amortization(1)     amount         amount     amortization(1)        amount
------------------------------------------------------------------------------------------------------------------------------------
Finite-lived other intangible assets
    Customer relationships(2)                   $157             $ 26          $131           $101             $ 16             $ 85
    Contract based(3)                             57               16            41             80                6               74
    Technology based                              43               35             8             43               26               17
    Other(3)                                       5                4             1             12                1               11
------------------------------------------------------------------------------------------------------------------------------------
                                                 262               81           181            236               49              187
Indefinite-lived other intangible assets
    Contract based(4)                            116               --           116             41               --               41
------------------------------------------------------------------------------------------------------------------------------------
Total other intangible assets                   $378             $ 81          $297           $277             $ 49             $228
====================================================================================================================================

(1) Amortization of other intangible assets for the year amounted to $32 million (2001: $25 million; 2000: $24 million).

(2) Changes in gross carrying amount include acquisitions of third-party custody business and credit card relationships.

(3) Changes in gross carrying amount include the write-down relating to the exit of U.S. electronic banking operations.

(4) Changes in gross carrying amount include $75 million of other intangible assets acquired in the acquisition of MLIM.

The changes in the carrying amount of goodwill are as follows:

                                                             CIBC            CIBC         CIBC
                                                           Retail          Wealth        World               Corporate        CIBC
$ millions, as at or for the years ended October 31       Markets      Management      Markets      Amicus   and Other       Total
----------------------------------------------------------------------------------------------------------------------------------
2002 Balance at beginning of year                         $     7         $   305      $    67     $    13     $     8     $   400
     Goodwill acquired during the year                          4             563          108          --          --         675
     Adjustments(1)                                            --              14           (4)         (1)         (6)          3
----------------------------------------------------------------------------------------------------------------------------------
     Balance at end of year                               $    11         $   882      $   171     $    12     $     2     $ 1,078
==================================================================================================================================
2001 Balance at beginning of year                         $    14         $    --      $    82     $     6     $     8     $   110
     Goodwill acquired during the year                         --             279            4          12          --         295
     Amortization                                              (7)             --          (15)         (2)         --         (24)
     Adjustments(1)                                            --              26(2)        (4)         (3)         --          19
----------------------------------------------------------------------------------------------------------------------------------
     Balance at end of year                               $     7         $   305      $    67     $    13     $     8     $   400
==================================================================================================================================

(1) Includes foreign currency translation and other purchase price equation adjustments.

(2) Represents goodwill previously included in the equity interest in TAL accounted for by the equity method.

In accordance with the CICA handbook section 3062, the effect of this accounting change is reflected prospectively. Supplemental comparative disclosure, as if the change had been retroactively applied to fiscal years 2001 and 2000, is as follows:

$ millions, except per share amounts, for the years ended October 31              2002            2001            2000
----------------------------------------------------------------------------------------------------------------------
Reported net income                                                           $    653        $  1,686        $  2,060
Add back:
     Goodwill amortization(1)                                                       --              24              23
     Goodwill amortization - equity accounted investments(2)                        --              22              17
----------------------------------------------------------------------------------------------------------------------
                                                                                    --              46              40
----------------------------------------------------------------------------------------------------------------------
Net income adjusted for goodwill amortization                                 $    653        $  1,732        $  2,100
======================================================================================================================
Basic EPS   - Reported                                                        $   1.37        $   4.19        $   4.95
            - Adjusted for goodwill                                           $   1.37        $   4.31        $   5.06
Diluted EPS - Reported                                                        $   1.35        $   4.13        $   4.90
            - Adjusted for goodwill                                           $   1.35        $   4.25        $   5.01
======================================================================================================================

(1) Recorded in non-interest expenses in the consolidated statements of income.

(2)   Recorded in interest income in the consolidated statements of income.

--------------------------------------------------------------------------------

                                       89
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
8. OTHER ASSETS

$ millions, as at October 31                               2002          2001(1)
-----------------------------------------------------------------------------
Accrued interest receivable                             $ 1,423       $ 1,505
Brokers' client accounts                                    994           836
Prepaid pension costs (Note 15)                             467           413
Future income taxes (Note 18)                             1,782           581
Other prepayments and deferred items                      1,037         1,656
Other, including accounts receivable                      4,510         4,479
-----------------------------------------------------------------------------
                                                        $10,213       $ 9,470
=============================================================================

(1) Goodwill and other intangible assets have been reclassified from other assets in 2002.

--------------------------------------------------------------------------------
9. DEPOSITS

                                                                                 Payable on a fixed date(3)
                                Payable      Payable     -----------------------------------------------
                                     on        after       Within         1 to         5 to         Over         2002         2001
$ millions, as at October 31     demand(1)    notice(2)    1 year      5 years     10 years     10 years        Total        Total
----------------------------------------------------------------------------------------------------------------------------------
Individuals                    $  6,620     $ 25,338     $ 23,335     $ 12,652     $     30     $     --     $ 67,975     $ 66,826
Businesses and governments       17,059        6,072       85,182        5,408        2,617        1,648      117,986      114,270
Banks                               568          101        8,525        1,427            9           39       10,669       13,256
----------------------------------------------------------------------------------------------------------------------------------
                               $ 24,247     $ 31,511     $117,042     $ 19,487     $  2,656     $  1,687     $196,630     $194,352
==================================================================================================================================
Total deposits include:
      Non-interest-bearing
       deposits
        In domestic offices                                                                                  $  8,690     $  7,599
        In foreign offices                                                                                        445          846
      Interest-bearing
       deposits
        In domestic offices                                                                                   110,382      110,131
        In foreign offices                                                                                     75,431       74,437
      U.S. federal funds
       purchased                                                                                                1,682        1,339
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             $196,630     $194,352
==================================================================================================================================

(1) Deposits payable on demand include all deposits for which CIBC does not have the right to require notice of withdrawal. These deposits are, in general, chequing accounts.

(2) Deposits payable after notice include all deposits for which CIBC can legally require notice of withdrawal. These deposits are, in general, savings accounts.

(3) Deposits payable on a fixed date include all deposits which mature on a specified date. These deposits are generally term deposits, guaranteed investment certificates and similar instruments.

--------------------------------------------------------------------------------
10. OTHER LIABILITIES

$ millions, as at October 31                                    2002        2001
--------------------------------------------------------------------------------
Accrued interest payable                                     $ 1,437     $ 2,064
Gold and silver certificates                                     161         263
Brokers' client accounts                                       2,139       1,777
Cheques and other items in transit, net                          342          41
Deferred gain on sale of real estate properties(1)               110         126
Other deferred items                                             344         251
Restructuring provision (Note 16)                                452         212
Employee benefit plans (Note 15)                                 525         467
Accrued expenses                                                 874       1,010
Non-controlling interests in subsidiaries                        111         249
Other, including accounts payable                              4,485       3,652
--------------------------------------------------------------------------------
                                                             $10,980     $10,112
================================================================================

(1) Deferred gain is being recognized in income each year over the approximate 10-year average term of the leases relating to properties sold and leased back by CIBC in 2000, which CIBC continues to occupy.

--------------------------------------------------------------------------------

                                       90
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
11. SUBORDINATED INDEBTEDNESS

The following indebtedness is unsecured and subordinated to deposits and other liabilities. Foreign-denominated indebtedness either funds foreign-denominated assets (including net investments in foreign operations) or is combined with cross-currency swaps to provide Canadian dollar equivalent funding.

--------------------------------------------------------------------------------
TERMS OF SUBORDINATED INDEBTEDNESS

$ millions, as at October 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                       Earliest date redeemable by CIBC
                                                  -------------------------------------
                                                     At greater of
                                                      Canada Yield                          Denominated in
 Interest rate %             Maturity date        Price(1) and par               At par   foreign currency         2002        2001
-----------------------------------------------------------------------------------------------------------------------------------
             5.5             June 21, 2003(3)                                                Yen 5 billion       $   64      $   65
          11.125         February 10, 2004(3)                                                                         1           1
             7.1            March 10, 2004          March 10, 1999                                                   67          67
            8.55              May 12, 2005(13)        May 12, 2000                                                    1           1
            8.65           August 22, 2005(14)     August 22, 2000                                                   24          24
        Floating(4)          March 7, 2007(10)                            March 7, 2002                              --         100
        Floating(5)       October 30, 2007(16)                         October 30, 2002                              --         210
        Floating(5)          March 4, 2008                                March 4, 2003                              50          50
        Floating(6)(7)        May 19, 2008                                 May 18, 2003    US$ 250 million          389         397
             6.5(2)       October 21, 2009        October 21, 1999     October 21, 2004                             400         400
             7.4(2)       January 31, 2011                             January 31, 2006                             250         250
            8.15(2)         April 25, 2011          April 25, 2001       April 25, 2006                             250         250
             7.0(2)       October 23, 2011        October 23, 2001     October 23, 2006                             250         250
        Floating(6)(8)     August 14, 2012                              August 14, 2007    US$ 300 million          467         477
            5.89(2)      February 26, 2013       February 26, 1998    February 26, 2008                             120         120
            9.65          October 31, 2014        November 1, 1999                                                  250         250
             8.7              May 25, 2029(3)                                                                        25          25
            11.6           January 7, 2031         January 7, 1996                                                  200         200
            10.8              May 15, 2031            May 15, 2021                                                  150         150
             8.7              May 25, 2032(3)                                                                        25          25
             8.7              May 25, 2033(3)                                                                        25          25
             8.7              May 25, 2035(3)                                                                        25          25
        Floating(9)          July 31, 2084                                July 27, 1990    US$ 255 million(12)      397         405
        Floating(11)       August 31, 2085                              August 20, 1991    US$ 126 million(15)      197         232
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 $3,627      $3,999
===================================================================================================================================

(1) Canada Yield Price: a price calculated to provide a yield to maturity equal to the yield of a Government of Canada bond of appropriate maturity plus a predetermined spread.

(2) Interest rate is fixed at the indicated rate until the earliest date redeemable at par by CIBC and thereafter, at the three-month bankers' acceptance rate plus 1.00%.

(3)   Not redeemable prior to maturity date.

(4) Interest rate is based on the three-month bankers' acceptance rate plus 0.20% until the earliest date redeemable by CIBC and thereafter, on the three-month bankers' acceptance rate plus 1.00%.

(5) Interest rate is based on the three-month bankers' acceptance rate plus 0.21% until the earliest date redeemable by CIBC and thereafter, on the three-month bankers' acceptance rate plus 1.00%.

(6) Issued by CIBC World Markets plc and guaranteed by CIBC on a subordinated basis.

(7) Interest rate is based on the three-month London inter-bank offered rate (LIBOR) plus 0.25% until the earliest date redeemable by CIBC World Markets plc and thereafter, on the three-month LIBOR plus 0.75%.

(8) Interest rate is based on the three-month LIBOR plus 0.35% until the earliest date redeemable by CIBC World Markets plc and thereafter, on the three-month LIBOR plus 1.35%.

(9)   Interest rate is based on the six-month LIBOR plus 0.25%.

(10)  Redeemed for cash on March 7, 2002.

(11)  Interest rate is based on the six-month LIBOR plus 0.125%.

(12) US$2 million of the indebtedness was repurchased for cash on February 16, 2001.

(13) On May 12, 2001, $69 million of the indebtedness was converted to 8.55% Deposit Notes maturing May 12, 2005.

(14) On August 22, 2001, $176 million of the indebtedness was converted to 8.65% Deposit Notes maturing August 22, 2005.

(15) US$20 million of the indebtedness was repurchased for cash on April 26, 2002.

(16)  Redeemed for cash on October 30, 2002.

The aggregate contractual maturities of CIBC's subordinated indebtedness are outlined in the following table:

--------------------------------------------------------------------------------
REPAYMENT SCHEDULE

$ millions
--------------------------------------------------------------------------------
Within 1 year                                                             $   64
1 to 2 years                                                                  68
2 to 3 years                                                                  25
3 to 4 years                                                                  --
4 to 5 years                                                                  --
Over 5 years                                                               3,470
--------------------------------------------------------------------------------
                                                                          $3,627
================================================================================

--------------------------------------------------------------------------------

                                       91
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

12. INTEREST RATE SENSITIVITY

CIBC is exposed to interest rate risk as a consequence of the mismatch, or gap, between the assets, liabilities and off-balance sheet instruments scheduled to mature or reprice on particular dates. The gaps which existed at October 31 are detailed below.

                                      Based on earlier of maturity or repricing date of interest sensitive instruments
                                      --------------------------------------------------------------------------------
                                       Floating      Within       3 to 12        1 to 5        Over 5     Not interest
$ millions, as at October 31               rate    3 months        months         years         years   rate sensitive        Total
-----------------------------------------------------------------------------------------------------------------------------------
2002 Assets
-----------------------------------------------------------------------------------------------------------------------------------
     Cash resources                   $      14   $   6,960     $   1,238     $      --     $      --        $   1,300    $   9,512
           Effective yield(1)                          2.51%         1.91%
     Securities held for
       investment
         and loan substitute
         securities                       2,582         673         4,174         6,597         4,120            2,518       20,664
           Effective yield(1)                          4.27%         4.32%         4.81%         6.60%
     Securities held for trading             --      12,472         2,942        11,398         3,225           14,591       44,628
           Effective yield(1)                          1.93%         2.89%         3.90%         6.15%
     Loans                               68,968      35,660        11,838        28,563         5,797            2,263      153,089
           Effective yield(1)                          3.61%         5.72%         6.47%         6.73%
     Other                                   --      24,717            --            --            --           20,683       45,400
-----------------------------------------------------------------------------------------------------------------------------------
     Total assets                     $  71,564   $  80,482     $  20,192     $  46,558     $  13,142        $  41,355    $ 273,293
===================================================================================================================================
     Liabilities and
       shareholders' equity
-----------------------------------------------------------------------------------------------------------------------------------
     Deposits                         $  51,903   $  80,533     $  26,472     $  17,359     $   2,176        $  18,187    $ 196,630
           Effective yield(1)                          2.28%         2.63%         3.81%         4.10%
     Obligations related to
       securities sold short                 --         491         1,380         1,606         1,611            3,348        8,436
           Effective yield(1)                          1.83%         3.25%         3.52%         4.73%
     Obligations related to
       securities lent or sold
       under repurchase agreements           --       9,404            --            --            --              211        9,615
           Effective yield(1)                          3.21%
     Subordinated indebtedness               --       1,500            64         1,243           820               --        3,627
           Effective yield(1)                          2.10%         5.50%         7.19%         9.67%
     Other                                   --      24,794            --            --            --           30,191       54,985
-----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and
      shareholders' equity            $  51,903   $ 116,722     $  27,916     $  20,208     $   4,607        $  51,937    $ 273,293
===================================================================================================================================
     On-balance sheet gap             $  19,661   $ (36,240)    $  (7,724)    $  26,350     $   8,535        $ (10,582)   $      --
     Off-balance sheet gap                   --      27,844       (17,456)       (8,567)       (1,821)              --           --
-----------------------------------------------------------------------------------------------------------------------------------
     Total gap                        $  19,661   $  (8,396)    $ (25,180)    $  17,783     $   6,714        $ (10,582)   $      --
     Total cumulative gap             $  19,661   $  11,265     $ (13,915)    $   3,868     $  10,582        $      --    $      --
===================================================================================================================================
     Gap by currency
-----------------------------------------------------------------------------------------------------------------------------------
     On-balance sheet gap
           Canadian currency          $  38,063   $ (50,138)    $  (4,494)    $  25,682     $   4,878        $ (13,991)   $      --
           Foreign currencies           (18,402)     13,898        (3,230)          668         3,657            3,409           --
-----------------------------------------------------------------------------------------------------------------------------------
     Total on-balance sheet gap          19,661     (36,240)       (7,724)       26,350         8,535          (10,582)          --
-----------------------------------------------------------------------------------------------------------------------------------
     Off-balance sheet gap
           Canadian currency                 --       6,036        (3,608)       (1,236)       (1,192)              --           --
           Foreign currencies                --      21,808       (13,848)       (7,331)         (629)              --           --
-----------------------------------------------------------------------------------------------------------------------------------
     Total off-balance sheet gap             --      27,844       (17,456)       (8,567)       (1,821)              --           --
-----------------------------------------------------------------------------------------------------------------------------------
     Total gap                        $  19,661   $  (8,396)    $ (25,180)    $  17,783     $   6,714        $ (10,582)   $      --
===================================================================================================================================
2001 Gap by currency
-----------------------------------------------------------------------------------------------------------------------------------
     On-balance sheet gap
           Canadian currency          $  23,521   $ (42,902)    $  (1,891)    $  30,828     $   4,701        $ (14,257)   $      --
           Foreign currencies           (14,624)     20,444       (14,549)       (2,761)          918           10,572           --
-----------------------------------------------------------------------------------------------------------------------------------
     Total on-balance sheet gap           8,897     (22,458)      (16,440)       28,067         5,619           (3,685)          --
-----------------------------------------------------------------------------------------------------------------------------------
     Off-balance sheet gap
           Canadian currency                 --      (1,293)        3,743          (446)       (2,004)              --           --
           Foreign currencies                --      10,132       (13,772)       (1,084)        4,724               --           --
-----------------------------------------------------------------------------------------------------------------------------------
     Total off-balance sheet gap             --       8,839       (10,029)       (1,530)        2,720               --           --
===================================================================================================================================
     Total gap                        $   8,897   $ (13,619)    $ (26,469)    $  26,537     $   8,339        $  (3,685)   $      --
     Total cumulative gap             $   8,897   $  (4,722)    $ (31,191)    $  (4,654)    $   3,685        $      --    $      --
===================================================================================================================================

(1) Represents the weighted-average effective yield based on the earlier of contractual repricing or maturity date.
--------------------------------------------------------------------------------

                            CIBC ANNUAL REPORT 2002

                      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
13. SHARE CAPITAL

Authorized

Preferred shares

An unlimited number of Class A Preferred Shares and Class B Preferred Shares without nominal or par value issuable in series provided that for each class of preferred shares, the maximum aggregate consideration for all outstanding shares at any time does not exceed $10 billion.

Common shares

An unlimited number of common shares without nominal or par value provided that the maximum aggregate consideration for all outstanding common shares at any time does not exceed $15 billion.

Share rights and privileges

Class A Preferred Shares

Each series of Class A Preferred Shares bears quarterly non-cumulative dividends and is redeemable for cash by CIBC on or after the specified redemption dates at the cash redemption prices indicated below. Each series, except as noted below, provides CIBC and the shareholders with the right to convert the shares to CIBC common shares on or after a specified conversion date. Each share is convertible into a number of common shares determined by dividing the then applicable cash redemption price by 95% of the average common share price (as defined in the short form prospectus or prospectus supplement), subject to a minimum price of $2.00 per share. Where shareholders exercise their conversion right, CIBC has the right, subject to OSFI's consent, to elect to redeem for cash any shares tendered for conversion or to arrange for their cash sale to another purchaser.

--------------------------------------------------------------------------------
TERMS OF PREFERRED SHARES

                                                                                                              Conversion for common
                                                                                              -------------------------------------
                                     Quarterly            Specified      Cash redemption                 CIBC         Shareholders'
                           dividends per share(1)   redemption date      price per share      conversion date       conversion date
-----------------------------------------------------------------------------------------------------------------------------------
Series 14                            $0.371875        July 31, 2003               $26.00        July 31, 2003         July 31, 2006
                                                      July 31, 2004               $25.50
                                                      July 31, 2005               $25.00
-----------------------------------------------------------------------------------------------------------------------------------
Series 15                            $0.353125        July 31, 2004               $26.00        July 31, 2004         July 31, 2007
                                                      July 31, 2005               $25.50
                                                      July 31, 2006               $25.00
-----------------------------------------------------------------------------------------------------------------------------------
Series 16                         US $0.353125     October 29, 2004            US $25.50     October 29, 2004      October 29, 2007
                                                   October 29, 2005            US $25.25
                                                   October 29, 2006            US $25.00
-----------------------------------------------------------------------------------------------------------------------------------
Series 17                            $0.340625     October 29, 2004               $25.50     October 29, 2004      October 29, 2007
                                                   October 29, 2005               $25.25
                                                   October 29, 2006               $25.00
-----------------------------------------------------------------------------------------------------------------------------------
Series 18                            $0.343750     October 29, 2012               $25.00      not convertible       not convertible
-----------------------------------------------------------------------------------------------------------------------------------
Series 19                            $0.309375       April 30, 2008               $25.75       April 30, 2008        April 30, 2013
                                                     April 30, 2009               $25.60
                                                     April 30, 2010               $25.45
                                                     April 30, 2011               $25.30
                                                     April 30, 2012               $25.15
                                                     April 30, 2013               $25.00
-----------------------------------------------------------------------------------------------------------------------------------
Series 20                         US $0.321875     October 31, 2005            US $25.50     October 31, 2005        April 30, 2008
                                                   October 31, 2006            US $25.25
                                                   October 31, 2007            US $25.00
-----------------------------------------------------------------------------------------------------------------------------------
Series 21                            $0.375000        July 31, 2005               $26.00        July 31, 2005         July 31, 2010
                                                      July 31, 2006               $25.75
                                                      July 31, 2007               $25.50
                                                      July 31, 2008               $25.25
                                                      July 31, 2009               $25.00
-----------------------------------------------------------------------------------------------------------------------------------
Series 22                         US $0.390625        July 31, 2005            US $26.00        July 31, 2005         July 31, 2010
                                                      July 31, 2006            US $25.75
                                                      July 31, 2007            US $25.50
                                                      July 31, 2008            US $25.25
                                                      July 31, 2009            US $25.00
-----------------------------------------------------------------------------------------------------------------------------------
Series 23                            $0.331250     October 31, 2007               $25.75     October 31, 2007         July 31, 2011
                                                   October 31, 2008               $25.50
                                                   October 31, 2009               $25.25
                                                   October 31, 2010               $25.00
-----------------------------------------------------------------------------------------------------------------------------------
Series 24                            $0.375000     January 31, 2007               $26.00     January 31, 2007       not convertible
                                                   January 31, 2008               $25.75
                                                   January 31, 2009               $25.50
                                                   January 31, 2010               $25.25
                                                   January 31, 2011               $25.00
-----------------------------------------------------------------------------------------------------------------------------------
Series 25                            $0.375000        July 31, 2007               $26.00        July 31, 2007       not convertible
                                                      July 31, 2008               $25.75
                                                      July 31, 2009               $25.50
                                                      July 31, 2010               $25.25
                                                      July 31, 2011               $25.00
===================================================================================================================================

(1) The quarterly dividends are adjusted for the number of days during the quarter that the share is outstanding at the time of issuance and redemption.
--------------------------------------------------------------------------------
                                            93
                            CIBC ANNUAL REPORT 2002

                      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
OUTSTANDING SHARES AND DIVIDENDS PAID

                                                                                          2002
--------------------------------------------------------------------------------------------------------------------------------
As at or for the years                     Shares outstanding              Dividends paid                Shares outstanding
ended October 31                      No. of shares    $ millions    $ millions    $ per share       No. of shares    $ millions
--------------------------------------------------------------------------------------------------------------------------------
Class A Preferred Shares
Fixed-rate shares
 entitled to
 non-cumulative dividends
    Series 12                                    --        $   --        $   --          $  --                  --        $   --
    Series 13                                    --            --            --          $  --                  --            --
    Series 14                             8,000,000           200            12          $1.49           8,000,000           200
    Series 15                            12,000,000           300            17          $1.41          12,000,000           300
    Series 16                             5,500,000           214            12        US$1.41           5,500,000           219
    Series 17                             6,500,000           162             9          $1.36           6,500,000           162
    Series 18                            12,000,000           300            16          $1.38          12,000,000           300
    Series 19                             8,000,000           200            10          $1.24           8,000,000           200
    Series 20                             4,000,000           156             8        US$1.29           4,000,000           159
    Series 21                             8,000,000           200            12          $1.50           8,000,000           200
    Series 22                             4,000,000           156            10        US$1.56           4,000,000           159
    Series 23                            16,000,000           400            21          $1.33          16,000,000           400
    Series 24                            16,000,000           400            21          $1.30                  --            --
    Series 25                            16,000,000           400            13          $0.80                  --            --
--------------------------------------------------------------------------------------------------------------------------------
Total preferred share
 capital and dividends                                     $3,088          $161                                           $2,299
--------------------------------------------------------------------------------------------------------------------------------
Common shares
Total common share capital
 at beginning of year                   363,187,931        $2,827                                      377,140,195        $2,868
Issued pursuant to
 stock option plans                       1,562,438            59                                        2,983,736            90
Purchase of common shares
 for cancellation                        (5,686,000)          (44)                                     (16,936,000)         (131)
--------------------------------------------------------------------------------------------------------------------------------
Total common share capital
 and dividends                          359,064,369        $2,842          $577          $1.60         363,187,931        $2,827
================================================================================================================================
Total dividends paid                                                       $738
================================================================================================================================

                                                       2001                        2000
---------------------------------------------------------------------------------------
                                        Dividends paid              Dividends paid
                                  $ millions    $ per share   $ millions    $ per share
---------------------------------------------------------------------------------------
Class A Preferred Shares
Fixed-rate shares
 entitled to
 non-cumulative dividends
    Series 12                         $   --          $  --          $14       US $1.63
    Series 13                             --          $  --           14          $1.75
    Series 14                             12          $1.49           12          $1.49
    Series 15                             17          $1.41           17          $1.41
    Series 16                             11        US$1.41           11        US$1.41
    Series 17                              9          $1.36            9          $1.36
    Series 18                             17          $1.38           17          $1.38
    Series 19                             10          $1.24           10          $1.24
    Series 20                              8        US$1.29            8        US$1.29
    Series 21                             12          $1.50            9          $1.14
    Series 22                              9        US$1.56            7        US$1.18
    Series 23                             16          $0.99           --             --
    Series 24                             --             --           --             --
    Series 25                             --             --           --             --
---------------------------------------------------------------------------------------
Total preferred share
 capital and dividends                  $121                        $128
---------------------------------------------------------------------------------------
Common shares
Total common share capital
 at beginning of year
Issued pursuant to
 stock option plans
Purchase of common shares
 for cancellation
---------------------------------------------------------------------------------------
Total common share capital
 and dividends                          $536          $1.44         $501          $1.29
=======================================================================================
Total dividends paid                    $657                        $629
=======================================================================================

Restrictions on the payment of dividends

CIBC is prohibited by the Bank Act (Canada) from declaring or paying any dividends on its preferred shares or common shares if there are reasonable grounds for believing that CIBC is, or the payment would cause CIBC to be, in contravention of any capital adequacy or liquidity regulation or any direction to CIBC made by OSFI regarding CIBC's capital or liquidity.

      In addition, Section 79(5) of the Bank Act, which was proclaimed into force on October 24, 2001, prohibits CIBC from paying a dividend in any financial year without the approval of OSFI if, on the day the dividend is declared, the total of all dividends declared by CIBC in that year would exceed the aggregate of CIBC's net income up to that day in that year and of its retained net income for the preceding two financial years.

      CIBC's ability to pay common share dividends is also restricted by the terms of the outstanding preferred shares which provide that CIBC may not pay dividends on its common shares at any time without the approval of holders of the outstanding preferred shares unless all dividends which are then payable have been declared and paid or set apart for payment.

Shareholder Investment Plan

Under the Shareholder Investment Plan, eligible shareholders have the right to participate in one or more of the Dividend Reinvestment Option, the Share Purchase Option and the Stock Dividend Option.

Shares reserved for issue

As at October 31, 2002, 30,735,308 common shares were reserved for future issue pursuant to stock option plans.

Normal course issuer bid

CIBC commenced a normal course issuer bid, effective for one year, on January 9, 2002. Under this bid, CIBC may purchase up to 18 million common shares, just under 5% of its outstanding common shares as at December 31, 2001. As at October 31, 2002, 5.7 million shares were repurchased under the program for an aggregate consideration of $313 million.

      On December 20, 2000, CIBC commenced a normal course issuer bid, effective for one year, to purchase up to 18.8 million common shares, just under 5% of CIBC's outstanding common shares as at November 30, 2000. As at October 31, 2001, 16.9 million shares were purchased under the program for an aggregate consideration of $867 million. There were no purchases under this bid during fiscal 2002.

--------------------------------------------------------------------------------

                                       94
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

14. STOCK-BASED COMPENSATION

CIBC has the following significant stock-based compensation plans:

Stock option plans

CIBC has two stock option plans: Employee Stock Option Plan and Non-Officer Director Stock Option Plan.

      Under CIBC's Employee Stock Option Plan, stock options are periodically granted to selected employees. Options provide the employee with the right to purchase CIBC common shares from CIBC at a fixed price not less than the closing price of the shares on the trading day immediately preceding the grant date. In general, the options vest evenly over a four-year period and expire 10 years from the grant date. Certain options expiring in February 2010 vest based upon the attainment of specified share prices, and certain options vest based upon the earlier of the attainment of these prices and seven years.

      Up to 50% of options relating to the Employee Stock Option Plan granted prior to 2000 can be exercised as SARs. SARs can be exchanged for a cash amount equal to the excess of the weighted-average price of the common shares on the Toronto Stock Exchange on the trading day immediately preceding the day the SARs are exercised over the option strike price.

      Under CIBC's Non-Officer Director Stock Option Plan, each director who is not an officer or employee of CIBC or any of its subsidiaries is provided with the right to purchase CIBC common shares from CIBC at a fixed price equal to the five-day average of the closing price per share on the Toronto Stock Exchange for the five trading days preceding the date of the grant. The options, which are not eligible for SARs, vest immediately and expire 10 years from the grant date.

      A maximum of 42,834,500 common shares may be issued under CIBC's stock option plans.

Adoption of CICA handbook section 3870

In 2002, CIBC early adopted, effective November 1, 2001, the requirements of the CICA handbook section 3870, "Stock-Based Compensation and Other Stock-Based Payments." The impact of this change in accounting policy is detailed below:

Stock option plans

As a result of adopting the fair value-based method encouraged by section 3870, compensation expense increased by $26 million for the year. None of the options granted since November 1, 2001 have been exercised.

      The weighted-average grant-date fair value of options granted during 2002 has been estimated at $16.24 using the Black-Scholes option-pricing model. The pricing model assumes weighted-average risk-free interest rates of 5.42%, weighted-average expected dividend yields of 3.00% annually, weighted-average expected common stock price volatility of 25.86% and a weighted-average expected life of 10 years.

      Because the fair value-based method of accounting has not been applied to options granted prior to November 1, 2001, the compensation expense of $26 million may not be representative of that expected in future years.

SARs

Section 3870 requires that the cumulative amount relating to all vested SARs outstanding at the beginning of the fiscal year of adoption be charged to opening retained earnings for that fiscal year. This resulted in a $42 million after-tax charge to opening retained earnings at November 1, 2001, a $72 million pre-tax increase in liabilities and an increase in future income tax asset of $30 million. Compensation expense decreased by $41 million pre-tax for the year.

      The accounting for other stock-based compensation plans as outlined below is not affected by this change in accounting policy.

Employee Share Purchase Plan

Under CIBC's Employee Share Purchase Plan, qualifying employees can choose each year to have up to 10% of their annual base earnings withheld to purchase CIBC common shares. CIBC matches 50% of the employee contribution amount up to a maximum of 3%. All contributions are used by the plan trustee to purchase common shares during each pay period in the open market. CIBC contributions vest after two years of continuous participation in the plan, and all subsequent contributions vest immediately. CIBC's contribution is expensed as incurred and totalled $29 million for 2002 (2001: $30 million; 2000: $24 million).

Restricted Share Program

Under CIBC's Restricted Share Program (RSP), share equivalents are awarded under the following compensation plans:

Restricted Share Awards

Under the CIBC Restricted Share Awards (RSA) Plan, which began in 2000, certain key employees are granted awards to receive CIBC common shares as part of their total compensation. Additionally, RSAs may be awarded as special grants. The funding for awards under this plan is paid into a trust which purchases CIBC common shares in the open market. RSAs vest one-third annually and the common shares held in the trust are distributed generally within a three-year period, beginning one year after the fiscal year of the grant. Compensation expense in respect of RSAs totalled $38 million for 2002 (2001: $51 million; 2000: $22 million).

Stock Participation Plan

Under the CIBC Stock Participation Plan (SPP), which began in 2000, certain key employees are granted awards to receive CIBC common shares as a portion of their total compensation. The funding for awards under this program is paid into a trust which purchases CIBC common shares in the open market. SPP awards vest one-third annually and the common shares held in the trust are distributed generally within a three-year period, beginning one year after the fiscal year of the grant. Additionally, SPP awards may be issued as special grants, which generally vest and the common shares held in the trust are distributed within three years from the grant date. Compensation expense in respect of SPP awards totalled $173 million for 2002 (2001: $98 million; 2000: $128 million).
--------------------------------------------------------------------------------
                                       95
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Long Term Incentive Plan and Special Incentive Program

Under CIBC's Long Term Incentive Plan (LTIP), certain key CIBC employees are granted awards to receive CIBC common shares as a portion of their total compensation. The funding for awards under this plan is paid into a trust which purchases CIBC common shares in the open market. Generally, LTIP awards vest and the common shares held in the trust are distributed within a three-year period, beginning one year after the fiscal year of the grant.

      Under CIBC's Special Incentive Program (SIP), certain key employees receive common share-based awards. The funding for awards under the SIP is comparable with those of the LTIP. The awards under the SIP vest and are distributed when the plan expires on October 31, 2003.

      Compensation expense for these two plans totalled $113 million for 2002 (2001: $150 million; 2000: $171 million).

Directors' plans

Members of CIBC's Board of Directors who are not officers or employees of CIBC or any of its subsidiaries may elect to receive the annual amount payable by CIBC under the Deferred Share Unit/Common Share Election Plan as deferred share units (DSUs) or CIBC common shares.

      The members may also elect, under the Director Share Plan, to receive all or a portion of their compensation (annual retainer, committee member fee, committee chair fee and meeting fees) in the form of cash, CIBC common shares or DSUs.

      Compensation expense in respect of these plans totalled $2 million for 2002 (2001: $2 million; 2000: $2 million). The value of DSUs credited to a director is payable when he or she is no longer a director or employee of CIBC. In addition, under the Deferred Share Unit/Common Share Election Plan the value of DSUs is payable when the director is no longer related to or affiliated with CIBC as "related" and "affiliated" are defined in the Income Tax Act (Canada).

--------------------------------------------------------------------------------
STOCK OPTION PLANS

                                                                  2002                            2001                         2000
-----------------------------------------------------------------------------------------------------------------------------------
                                                              Weighted-                       Weighted-                    Weighted-
                                              Number of        average     Number of           average     Number of        average
                                                  stock       exercise         stock          exercise         stock       exercise
As at or for the years ended October 31         options          price       options             price       options          price
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year             19,070,952         $36.55    20,247,187            $33.28    16,933,275         $31.36
Granted                                       3,042,992         $54.48     3,021,990(1)         $48.60     5,196,956         $36.27
Exercised                                    (1,562,438)        $30.78    (2,983,736)           $30.19    (1,405,416)        $23.89
Forfeited/Cancelled                            (302,277)        $42.78      (652,749)           $27.43       (95,000)        $41.64
Exercised as SARs                              (306,275)        $30.12      (561,740)           $38.72      (382,628)        $21.47
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                   19,942,954         $39.74    19,070,952            $36.55    20,247,187         $33.28
===================================================================================================================================
Exercisable at end of year                   10,683,434         $34.48    13,202,090            $34.15     9,141,886         $28.33
===================================================================================================================================

(1) Includes 48,000 options granted to non-officer members of CIBC's Board of Directors in 2000, that were approved by CIBC's shareholders at the annual meeting on March 1, 2001.

--------------------------------------------------------------------------------
STOCK OPTIONS OUTSTANDING AND VESTED

                                               Stock options outstanding                                Stock options vested
                                ----------------------------------------        --------------------------------------------
                                                 Weighted-
                                                  average       Weighted-                        Weighted-
                                              contractual        average                          average
                                     Number          life       exercise             Number      exercise        Exercisable
Range of exercise prices        outstanding     remaining          price        outstanding         price            as SARs
----------------------------------------------------------------------------------------------------------------------------
$15.375 - $21.125                 2,180,869          2.33         $18.64          2,179,369        $18.64          1,132,940
$31.700 - $39.850                 9,307,861          6.40         $36.86          5,282,322        $36.13          2,546,776
$40.350 - $49.940                 4,200,684          6.46         $42.66          2,908,243        $41.39          1,245,292
$50.330 - $57.190                 4,253,540          8.88         $53.99            313,500        $52.55                 --
----------------------------------------------------------------------------------------------------------------------------
Total                            19,942,954          6.50         $39.74         10,683,434        $34.48          4,925,008
============================================================================================================================

--------------------------------------------------------------------------------
                                       96
                             CIBC ANNUAL REPORT 2002

                      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
15. POST-EMPLOYMENT AND POST-RETIREMENT PLANS

As explained in Note 1, CIBC adopted the requirements of the CICA handbook section 3461, "Employee Future Benefits," in 2001. This section was adopted retroactively without restatement, resulting in a $140 million after-tax charge to opening retained earnings on November 1, 2000, and a $237 million pre-tax increase in the accrued benefit liability, offset by a reduction in future income taxes of $97 million.

      Under CIBC's defined benefit pension plans, pension benefits are provided to qualified employees. These benefits are, in general, based on years of service and compensation near retirement. CIBC also provides post-retirement benefits to retired employees, including life insurance, health and dental care benefits. In addition, post-employment benefits are also provided to inactive employees.

      The funded status of the employee benefit plans and the amounts recognized on CIBC's consolidated balance sheets are as follows:

                                                                                                Pension                       Other
                                                                                          benefit plans               benefit plans
                                                                                ---------------------------------------------------
$ millions, as at or for the years ended October 31                               2002             2001          2002          2001
-----------------------------------------------------------------------------------------------------------------------------------
Accrued benefit obligation(1)
Balance at beginning of year                                                   $ 2,226          $ 2,013       $   609       $   130
    Adjustment for change in accounting policy                                      --              163            --           403
    Adjustment for inclusion of subsidiary plans                                   216(2)            --            19            --
    Current service cost                                                            80               66            53            37
    Employees' contributions                                                        10               11            --            --
    Interest cost                                                                  167              148            39            36
    Benefits paid                                                                 (142)            (134)          (38)          (36)
    Foreign exchange rate changes                                                    7               --            --            --
    Actuarial (gains) losses                                                       (73)             (48)           14            39
    Plan amendments                                                                 45               12            --            --
    Corporate restructuring giving rise to curtailments                              1               (5)           --            --
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                         $ 2,537          $ 2,226       $   696       $   609
===================================================================================================================================
Plan assets(1)
Fair value at beginning of year                                                $ 2,121          $ 2,545       $   103       $   111
    Adjustment for change in accounting policy                                      --               48            --            --
    Adjustment for inclusion of subsidiary plans                                   211(2)            --            --            --
    Actual return on plan assets                                                  (106)            (364)           (4)           (3)
    Employer contributions                                                          88               15            45            31
    Employees' contributions                                                        10               11            --            --
    Benefits paid                                                                 (142)            (134)          (38)          (36)
    Foreign exchange rate changes                                                    6               --            --            --
-----------------------------------------------------------------------------------------------------------------------------------
Fair value at end of year                                                      $ 2,188          $ 2,121       $   106       $   103
===================================================================================================================================
Funded status - plan deficit                                                   $  (349)         $  (105)      $  (590)      $  (506)
Employer contribution received after measurement date                               15               --            --            --
Unamortized net actuarial losses                                                   786              506            59            39
Unamortized past service costs                                                      54               12            --            --
Unamortized transitional obligation                                                (23)              --             6            --
-----------------------------------------------------------------------------------------------------------------------------------
Accrued benefit asset (liability)                                                  483              413          (525)         (467)
Valuation allowance(3)                                                             (16)              --            --            --
-----------------------------------------------------------------------------------------------------------------------------------
Accrued benefit asset (liability), net of valuation allowance                  $   467          $   413       $  (525)      $  (467)
===================================================================================================================================

(1)   Measurement date is as at September 30, 2002

(2)   Net of valuation allowance of $24 million.

(3) Represents excess of accrued benefit asset over the amount expected to be realized in the future.

Included in the accrued benefit obligation and fair value of the plan assets at year-end are the following amounts in respect of plans that are not fully funded:

                                               Pension                    Other
                                         benefit plans            benefit plans
                                  ---------------------------------------------
$ millions, as at October 31         2002         2001       2002          2001
-------------------------------------------------------------------------------
Accrued benefit obligation        $ 2,499      $   120    $   696       $   609
Fair value of plan assets           2,128           --        106           103
-------------------------------------------------------------------------------
Funded status - plan deficit      $  (371)     $  (120)   $  (590)      $  (506)
===============================================================================

Plan assets include securities of CIBC having a fair value of $15 million at October 31, 2002 (2001: $15 million). The significant actuarial assumptions adopted in measuring CIBC's accrued benefit obligation are as follows:

                                                             Pension                       Other
                                                       benefit plans               benefit plans
                                    ------------------------------------------------------------
For the years
ended October 31                    2002(1)       2001          2000          2002(1)       2001
------------------------------------------------------------------------------------------------
Discount rate                        6.7%         6.75%          7.5%          6.4%         6.75%
Expected long-term
  rate of return on
  plan assets                        7.5%          7.5%          7.5%          7.0%          7.5%
Rate of compensation
  increase                           3.7%          4.0%          4.5%          3.4%          4.0%
================================================================================================

(1)   Weighted-average assumptions of CIBC and subsidiary plans.
--------------------------------------------------------------------------------
                                       97
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
A 9.2% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002 (2001: 9%). The rate was assumed to decrease gradually to 4.5% for 2009 and remain at that level thereafter. The effect of a 1% increase each year in the assumed health care cost trend rate would be to increase the post-retirement benefit expense by $10 million (2001: $7 million; 2000: $7 million) and the accumulated post-retirement benefit obligation by $80 million (2001: $60 million; 2000: $46 million).

CIBC's net benefit plan expense is reported as employee compensation and benefits in the consolidated statements of income as follows:

                                                                                      Pension                     Other
                                                                                benefit plans             benefit plans
                                                            -----------------------------------------------------------
$ millions, as at or for the years ended October 31            2002         2001         2000         2002         2001
-----------------------------------------------------------------------------------------------------------------------
Current service cost                                        $    80      $    66      $    54      $    53      $    37
Interest cost                                                   167          148          145           39           36
Expected return on plan assets                                 (199)        (191)        (168)          (8)          (8)
Amortization of past service costs                                2            1            9           --           --
Amortization of net actuarial (gains) losses                      2           --          (12)           5           --
Amortization of transitional asset                               (2)          --           --           --           --
Curtailment (gains) losses                                        2           (5)           2           --           --
Change in valuation allowance                                    (8)          --           --           --           --
-----------------------------------------------------------------------------------------------------------------------
Net benefit plan expense                                    $    44      $    19      $    30      $    89      $    65
=======================================================================================================================

The expense for CIBC's defined contribution pension plans totalled $25 million (2001: $26 million; 2000: $23 million). Additionally, the expense for government pension plans (CPP/QPP/FICA) totalled $87 million (2001: $78 million; 2000: $66 million).

--------------------------------------------------------------------------------
16. RESTRUCTURING

During the year, CIBC recorded a restructuring charge of $508 million relating to the closing of its U.S. electronic banking business and restructuring initiatives in other businesses. These initiatives are expected to result in the elimination of approximately 2,700 positions.

      The pre-tax charge of $366 million relating to the closing of electronic banking business in the U.S. consists of contract termination costs, termination benefits and other related charges, including the write-down of assets. The initiative, subject to regulatory approval, is expected to be substantially complete by the end of the first quarter of 2003. Activities include transfer of customer accounts to other financial institutions and discontinuation of product offerings.

      In addition, CIBC recorded other restructuring charges of $142 million substantially relating to the elimination of approximately 1,400 positions.

      CIBC World Markets has reduced staff levels, primarily in the U.S., as a result of the continued low level of business activity in capital markets and investment banking. In addition, selective reductions will be made in Asian, European and commercial banking businesses.

      CIBC Retail Markets will reduce staff levels, reconfigure its branch network and close bizSmart.

      Operations and systems development support for CIBC World Markets, CIBC Wealth Management and CIBC Retail Markets businesses will be rationalized to align their cost structures with current market conditions.

      In 2001, a pre-tax restructuring charge of $207 million was taken as CIBC initiated an organization-wide cost-reduction program in response to changing economic conditions.

      Significant actions taken under this restructuring program included consolidation of branches, rationalization of business support functions, realignment of the work force, reorganization of certain operations, and termination of certain leases and were substantially completed in 2002.

      Approximately 1,600 positions were eliminated in 2002.
Higher-than-expected termination costs were partially offset by unanticipated levels of attrition and redeployment. As a result, CIBC revised its estimate for restructuring with a net $6 million increase in the original provision.

      The components of the charges and movements in the associated provision are as follows:

--------------------------------------------------------------------------------
RESTRUCTURING PROVISION

                                                                                             2002                              2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                                     Contract
                                                     Termination  termination                     Termination
$ millions, as at or for the years ended October 31     benefits        costs    Other      Total    benefits      Other      Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                               $ 186        $  --    $  26      $ 212       $  86      $   9      $  95
Restructuring charge                                         140          185      183        508         181         26        207
Change in estimate                                             6           --       --          6          --         --         --
Cash payments                                               (138)          --       (1)      (139)        (81)        (5)       (86)
Non-cash items                                                --           --     (135)      (135)         --         (4)        (4)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                     $ 194        $ 185    $  73      $ 452       $ 186      $  26      $ 212
===================================================================================================================================

--------------------------------------------------------------------------------
                                       98
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
17. EVENTS OF SEPTEMBER 11, 2001

CIBC's New York operations located at One World Financial Center (WFC), in close proximity to the World Trade Center, were directly affected by the events of September 11, 2001. These events caused the temporary relocation of employees from WFC to CIBC's other major premises in midtown Manhattan, as well as to temporary locations in the vicinity.

      For the year ended October 31, 2002, CIBC recorded expenses related to the events of September 11, 2001 of $32 million (2001: $7 million), net of insurance recoveries. CIBC has received payments on account of insurance claims of $90 million in 2002 (2001: $9 million). Although CIBC is still in discussions with its insurance carrier as to the ultimate settlement amount, CIBC has recorded insurance recoveries for amounts for which it considers recovery is probable. In addition, no insurance recovery amounts are recorded under the business interruption insurance claim as negotiations are still continuing. Management is still in the process of evaluating various scenarios concerning the premises in New York. The full financial impact of these decisions, including related insurance recoveries, was not determinable at the time of preparation of these consolidated financial statements.

      Expenses related to the events of September 11, 2001 include costs related to the write-off of damaged assets; lease termination costs; and other direct and incremental costs including employee relocation, which required reconfiguring alternative office facilities, technology and telecommunications, and providing transportation.

      Details of the net loss relating to events of September 11, 2001 are as follows:

$ millions, for the years ended October 31                      2002       2001
-------------------------------------------------------------------------------
Non-interest income
     Insurance proceeds on fixed assets                         $ 59       $ --
-------------------------------------------------------------------------------
Non-interest expenses
     Assets written off                                           44         --
     Lease termination costs at WFC                               11         --
     Other direct and incremental expenses                        92         18
     Less: insurance recoveries on expenditures                  (56)       (11)
-------------------------------------------------------------------------------
                                                                  91          7
-------------------------------------------------------------------------------
Net loss relating to events of September 11, 2001               $(32)      $ (7)
===============================================================================

--------------------------------------------------------------------------------
18. INCOME TAXES

The components of income tax expense reported in the consolidated statements of income consist of the following:

--------------------------------------------------------------------------------
COMPONENTS OF INCOME TAX EXPENSE

$ millions, for the years ended October 31           2002       2001       2000
--------------------------------------------------------------------------------
Current income taxes
    Federal                                       $   631    $   587    $   510
    Provincial                                        237        237        194
    Foreign                                            (6)      (192)       204
-------------------------------------------------------------------------------
                                                      862        632        908
-------------------------------------------------------------------------------
Future income taxes
    Federal                                           (66)       (86)      (162)
    Provincial                                        (31)       (26)       (59)
    Foreign(1)                                     (1,044)      (428)       (46)
-------------------------------------------------------------------------------
                                                   (1,141)      (540)      (267)
-------------------------------------------------------------------------------
                                                  $  (279)   $    92    $   641
===============================================================================

(1) 2002 includes the recognition of a previously unrecorded future tax asset of $52 million in respect of certain U.K. tax losses.

Income taxes are reported in the consolidated financial statements as follows:

--------------------------------------------------------------------------------
TOTAL INCOME TAXES

$ millions, for the years ended October 31             2002      2001      2000
-------------------------------------------------------------------------------
Consolidated statements of income
     Income taxes                                     $(279)    $  92     $ 641
Consolidated statements of changes
  in shareholders' equity
     Foreign currency translation
       adjustment                                       107      (323)     (179)
     Accounting policy changes(1)                       (30)      (97)       --
     Other                                               (4)       --        --
-------------------------------------------------------------------------------
                                                      $(206)    $(328)    $ 462
===============================================================================

(1) Represents the effect of implementing the CICA handbook section 3870, "Stock-Based Compensation and Other Stock-Based Payments" in 2002, and
      section 3461, "Employee Future Benefits" in 2001.

Future income tax balances are included in other assets (Note 8) and result from temporary differences between the tax basis of assets and liabilities and their carrying amounts on the balance sheet.
--------------------------------------------------------------------------------
                                       99
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

      The combined Canadian federal and provincial income tax rate varies each year according to changes in the statutory rates imposed by each of these jurisdictions and according to changes in the proportion of CIBC's business carried on in each province. CIBC is also subject to Canadian taxation on income of foreign branches. Earnings of foreign subsidiaries would generally only be subject to Canadian tax when distributed to Canada. Additional Canadian taxes that would be payable if all foreign subsidiaries' retained earnings were distributed to the Canadian parent are estimated at $92 million as at October 31, 2002 (2001: $84 million; 2000: $90 million).

      The effective rates of income tax in the consolidated statements of income are different from the combined Canadian federal and provincial income tax rate of 38.7% (2001: 41.6%; 2000: 42.9%) as set out below:

--------------------------------------------------------------------------------
RECONCILIATION OF INCOME TAXES

$ millions, for the years ended October 31           2002       2001       2000
--------------------------------------------------------------------------------
Combined Canadian federal and
  provincial income tax rate applied
  to income before income taxes                   $   160    $   764    $ 1,184
Income taxes adjusted for the effect of:
    Earnings of foreign subsidiaries                 (396)      (654)      (504)
    Tax-exempt income and gains                       (68)       (81)      (122)
    Federal large corporations tax                     10         14         14
    Temporary tax on capital                           --         --          8
    Earnings of domestic subsidiaries                  (1)        20         39
    Future tax rate reductions                         30         90         --
    Other                                             (14)       (61)        22
--------------------------------------------------------------------------------
Income taxes in the consolidated
  statements of income                            $  (279)   $    92    $   641
===============================================================================

During 2001, various proposed federal and provincial income tax rate decreases were passed into law, resulting in phased-in income tax reductions over a three- to four-year period. In 2002, CIBC recognized a $30 million charge (2001: $90 million) to income tax expense, thereby reducing its future income tax asset in recognition of the fact that temporary differences will reverse when the rates are lower.

--------------------------------------------------------------------------------
SOURCES OF FUTURE INCOME TAX BALANCES

$ millions, as at October 31                    2002       2001(1)       2000(1)
--------------------------------------------------------------------------------
Future income tax liability
    Lease receivables                        $   939    $   789       $   816
    Buildings and equipment                       --         --            43
    Pension and employee benefits                 --         --            88
    Undistributed earnings of
      foreign subsidiaries                        91         73           320
    Unrealized foreign currency
      translation gains                          122        166           115
    Goodwill                                      33         32             5
    Other                                         16        102            98
-----------------------------------------------------------------------------
                                               1,201      1,162         1,485
-----------------------------------------------------------------------------
Future income tax asset
    Allowance for credit losses                1,006        901           757
    Buildings and equipment                       56         20            --
    Pension and employee benefits                 35         12            --
    Unearned income                              144        113           104
    Investment revaluations                      532        260           262
    Tax loss carryforwards                       547         20             5
    Provisions                                   499        261           228
    Deferred charges                             107        137           123
    Other                                         57         19             4
-----------------------------------------------------------------------------
                                               2,983      1,743         1,483
-----------------------------------------------------------------------------
Future income tax (asset) liability          $(1,782)   $  (581)      $     2
=============================================================================

(1) Certain comparative figures have been reclassified to conform with the presentation used in 2002.

CIBC has not provided for a valuation allowance related to future income tax assets. Included in the above tax loss carryforwards amount is $447 million relating to losses in the U.S. operations in 2002 which expire in 20 years. In addition, as other future income tax assets naturally reverse into tax losses in the U.S., CIBC will have 20 years from the date such temporary differences become tax losses, to utilize them before they would begin to expire under current tax law. CIBC believes that, based on all available evidence, it is more likely than not that all of the future tax assets will be realized prior to their expiration. In this regard, CIBC has initiated various expense management initiatives, refocused its business activities and committed to provide additional capital which will generate additional income.

--------------------------------------------------------------------------------
                                       100
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
19. EARNINGS PER SHARE

As explained in Note 1, CIBC adopted the requirements of the CICA handbook section 3500, "Earnings Per Share," in 2002.

      The requirements of section 3500 were adopted retroactively and basic and diluted EPS for prior years were changed. As a result, CIBC's basic EPS was decreased by $0.01 and $0.02 for the years ended October 31, 2001 and 2000, respectively, and CIBC's diluted EPS was increased by $0.06 for the years ended October 31, 2001 and 2000.

      The following is a reconciliation of net income and share data used in the basic and diluted EPS computations for the years ended October 31:

$ millions, except per share amounts, for the years ended October 31                         2002             2001             2000
-----------------------------------------------------------------------------------------------------------------------------------
Basic EPS
    Net income                                                                          $     653        $   1,686        $   2,060
    Preferred share dividends and premiums                                                   (165)            (127)            (133)
-----------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common shares                                                  $     488        $   1,559        $   1,927
-----------------------------------------------------------------------------------------------------------------------------------
Weighted-average common shares outstanding (thousands)                                    360,553          372,305          388,951
-----------------------------------------------------------------------------------------------------------------------------------
Per share                                                                               $    1.37        $    4.19        $    4.95
===================================================================================================================================
Diluted EPS(1)
Net income applicable to common shares                                                  $     488        $   1,559        $   1,927
-----------------------------------------------------------------------------------------------------------------------------------
Weighted-average common shares outstanding (thousands)                                    360,553          372,305          388,951
-----------------------------------------------------------------------------------------------------------------------------------
Add: number of incremental shares(2)                                                        2,674            5,502            3,970
-----------------------------------------------------------------------------------------------------------------------------------
Weighted-average diluted common shares outstanding (thousands)                            363,227          377,807          392,921
===================================================================================================================================
Per share                                                                               $    1.35        $    4.13        $    4.90
===================================================================================================================================

(1) The computation of diluted EPS excludes average options outstanding of 3,676,586 with a weighted-average exercise price of $53.32; average options outstanding of 1,016,875 with a weighted- average exercise price of $52.57; and average options outstanding of 3,952,396 with a weighted-average exercise price of $39.66 for the years ended October 31, 2002, 2001 and 2000, respectively, as the options' exercise prices were greater than the average market price of CIBC's common shares. Also excluded from the computation are average options outstanding of 590,704 with a weighted-aver- age exercise price of $37.60; average options outstanding of 764,167 with a weighted-average exercise price of $37.60; and average options outstanding of 1,141,958 with a weighted-average exercise price of $35.87 for the years ended October 31, 2002, 2001 and 2000, respectively, as these options are performance based and the vesting criteria for these options had not been achieved.

(2) The number of incremental shares is determined by computing a weighted average of the number of incremental shares included in each interim period.

--------------------------------------------------------------------------------
20. CAPITAL REQUIREMENTS

CIBC's regulatory capital requirements are determined in accordance with guidelines issued by OSFI. The OSFI guidelines evolve from the framework of risk-based capital standards developed by the Bank for International Settlements
(BIS).

      Total regulatory capital is the sum of Tier 1 and Tier 2 capital less certain deductions. Tier 1 capital consists of common shares, contributed surplus, retained earnings, non-cumulative preferred shares and non-controlling interests in subsidiaries, less goodwill and identified other intangible assets in excess of 5% of gross Tier 1 capital. Tier 2 capital consists of unamortized subordinated indebtedness, general allowance for credit losses to a maximum of 0.875% of risk-weighted assets, and non-cumulative preferred shares in excess of the regulatory maximum permitted for inclusion in Tier 1 capital. The concept of Tier 3 capital was created under the BIS standards in conjunction with the introduction of market risk capital requirements in January 1998. Specific qualifying guidelines with respect to Tier 3 capital have not been issued by OSFI. No Tier 3 capital has been issued by CIBC.

      Risk-weighted assets arising from credit risk are calculated by applying the weighting factors specified in OSFI guidelines to all balance sheet assets and off-balance sheet exposures. Risk-weighted assets reflecting market risk in the trading portfolio are calculated based on CIBC's value-at-risk simulation models approved by OSFI. Regulatory capital ratios are then determined by dividing Tier 1 and total regulatory capital by the calculated amount of risk-weighted assets.

      BIS standards require that banks maintain minimum Tier 1 and total capital ratios of 4% and 8%, respectively. OSFI has established that Canadian deposit-taking financial institutions should attain Tier 1 and total capital ratios of at least 7% and 10%, respectively, and that banks not exceed a maximum leverage ratio (or asset to capital multiple) of 20 times capital, unless otherwise approved. OSFI has approved a maximum leverage ratio for CIBC of 23 times capital.

      CIBC's capital ratios and leverage ratio are as follows:

--------------------------------------------------------------------------------
CAPITAL AND LEVERAGE RATIOS

$ millions, as at October 31                                2002           2001
--------------------------------------------------------------------------------
Tier 1 capital                                         $  11,037      $  11,749
Total regulatory capital                               $  14,296      $  15,600
Tier 1 capital ratio                                         8.7%           9.0%
Total capital ratio                                         11.3%          12.0%
Leverage ratio                                              18.3x          17.7x
===============================================================================

--------------------------------------------------------------------------------
21. RELATED-PARTY TRANSACTIONS

In the ordinary course of business, CIBC provides normal banking services to affiliated companies on terms similar to those offered to non-related parties.

      Loans, at varied rates and terms, are made to directors, officers and employees.

--------------------------------------------------------------------------------
AMOUNTS OUTSTANDING FROM DIRECTORS, OFFICERS AND EMPLOYEES

$ millions, as at October 31                                   2002         2001
--------------------------------------------------------------------------------
Mortgage loans                                               $1,144       $  604
Personal loans                                                1,044          672
--------------------------------------------------------------------------------
                                                             $2,188       $1,276
================================================================================

--------------------------------------------------------------------------------

                                       101
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
22. FAIR VALUE OF FINANCIAL INSTRUMENTS

The tables below present the fair value of both on- and off-balance sheet financial instruments of CIBC, based on the valuation approach set out below.

      Fair value represents management's estimate of the amount of cash value at which a financial instrument could be exchanged in an arm's length transaction between willing parties under no compulsion to act, carried out in the normal course of business. Fair value is best evidenced by a quoted market price, if one exists.

      Quoted market prices are not available for a significant portion of CIBC's balance sheet because of the lack of traded markets for certain instruments and also, where such markets do exist, they are not currently considered sufficiently liquid to be used as a basis for valuation. Where quoted markets exist and are considered sufficiently liquid to be used as a basis for fair value, these quoted prices are used to calculate fair value. Fair values for CIBC's trading portfolios are adjusted for bid-offer considerations, including consideration of concentration exposure where appropriate.

      In those instances where traded markets do not exist or are not sufficiently liquid, CIBC's measure of fair value is estimated, using a variety of valuation techniques and models. The results of these valuation techniques and models may vary from the ultimate net realizable value, even if market conditions were to remain unchanged. CIBC has an ongoing process of enhancing its valuation techniques and models. CIBC's techniques and models take into account the effect of changes in market rates, including market interest rates and credit quality, where CIBC is exposed to the credit risk of an issuer, borrower or counterparty.

      Both book and fair values of loans and loan commitments are affected by credit quality. In this regard, CIBC relies on its allowance for credit processes to simultaneously write down (but never up) both the book value and fair value of loans and to account for reductions in credit quality in loan commitments and other credit-related arrangements on which CIBC has credit exposure. This applies to impaired assets and assets not yet specifically identified as impaired through specific and general allowances, respectively. The specific allowance for credit losses is designed to write down the book value of impaired loans to the recoverable amounts and to account for any impairment on loan commitments and other credit-related arrangements. Recoverable amounts take into account the credit protection available to CIBC under guarantees, including protection purchased through credit derivatives. The general allowance for credit losses is similarly designed to write down the book value of loans to reflect losses inherent in the portfolio of loans (and commitments and other credit-related arrangements) that are not yet specifically identified as impaired. The recoverable amounts thus calculated and used for book value purposes already include the effect of credit quality in CIBC's measure of fair value and therefore no further adjustments are made. Both the book and fair values disclosed are net of all general and specific allowances for credit losses. The policy followed in setting allowances for credit losses is explained in Note 1.

      For changes in fair value due to interest rate risk on financial instruments where traded markets do not exist, the calculation of fair value for interest rate products is based on the difference between the original and current market interest rates for the same type of product using present value techniques. The actual cash flows based on the original interest rate are discounted using current market interest rates for the remaining term to the repricing or maturity date, whichever is earlier. The remaining term used is generally contractual. For this purpose, there is no adjustment to fair values for variable rate instruments. CIBC does not make additional adjustments to fair value for bid-offer considerations for its non-trading portfolios fair values.

      Due to the judgment used in applying a wide variety of acceptable valuation techniques and models, as well as the use of estimates that are inherent in this process, estimates of fair values of the same or similar assets may differ among financial institutions. The calculation of fair values is based on market conditions at October 31, 2002 and may not be reflective of future fair values.

      The fair values disclosed below exclude the values of assets that are not financial instruments. Excluded from this table are assets, such as land, buildings and equipment, as well as goodwill and other intangible assets, including customer relationships, which in management's opinion add significant value to CIBC.

--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS

                                                                                   2002                                        2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             Fair value                                  Fair value
                                                                            over (under)                                over (under)
$ millions, as at October 31                      Book value   Fair value    book value     Book value     Fair value    book value
-----------------------------------------------------------------------------------------------------------------------------------
Assets
    Cash resources                                 $   9,512    $   9,512     $      --      $  11,350      $  11,350     $      --
    Securities                                        65,292       65,963           671         74,794         75,507           713
    Loans                                            153,089      154,252         1,163        155,640        156,963         1,323
    Customers' liability under acceptances             6,848        6,848            --          8,100          8,100            --
    Other assets                                       5,819        5,819            --          4,954          4,954            --
===================================================================================================================================
Liabilities
    Deposits                                       $ 196,630    $ 197,449     $     819      $ 194,352      $ 196,051     $   1,699
    Acceptances                                        6,878        6,878            --          8,100          8,100            --
    Obligations related to securities sold short       8,436        8,436            --         11,213         11,213            --
    Obligations related to securities lent or sold
      under repurchase agreements                      9,615        9,615            --         21,403         21,403            --
    Other liabilities                                  7,483        7,483            --          6,898          6,898            --
    Subordinated indebtedness                          3,627        3,904           277          3,999          4,354           355
===================================================================================================================================
Derivative financial instruments
    Net assets
      (liabilities) - held for trading             $     (77)   $     (77)    $      --      $    (672)     $    (672)    $      --
                    - held for asset-liability
                       management                  $     (87)   $    (540)    $    (453)     $     478      $     942     $     464
===================================================================================================================================

--------------------------------------------------------------------------------

                                       102
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
FAIR VALUE OF DERIVATIVE FINANCIAL INSTRUMENTS(1)

                                                                       2002 Fair value                             2001 Fair value
-----------------------------------------------------------------------------------------------------------------------------------
$ millions, as at October 31                      Positive     Negative            Net       Positive       Negative           Net
-----------------------------------------------------------------------------------------------------------------------------------
Held for trading purposes
    Interest rate products
      Forward rate agreements                    $      38    $      13      $      25      $      50      $      43     $       7
      Swap contracts                                16,662       15,186          1,476         15,794         14,206         1,588
      Purchased options                              1,028           --          1,028          1,160             --         1,160
      Written options                                   --        1,289         (1,289)            --          1,357        (1,357)
----------------------------------------------------------------------------------------------------------------------------------
    Total interest rate products                    17,728       16,488          1,240         17,004         15,606         1,398
----------------------------------------------------------------------------------------------------------------------------------
    Foreign exchange products
      Forward contracts                              1,080          878            202          1,674          1,474           200
      Swap contracts                                 2,948        2,928             20          3,298          3,435          (137)
      Purchased options                                168           --            168            369             --           369
      Written options                                   --          181           (181)            --            287          (287)
----------------------------------------------------------------------------------------------------------------------------------
    Total foreign exchange products                  4,196        3,987            209          5,341          5,196           145
----------------------------------------------------------------------------------------------------------------------------------
    Credit derivatives(2)
      Swap contracts                                    49            5             44             35             50           (15)
      Purchased options                                 28           --             28             79             --            79
      Written options                                   --           66            (66)            --             47           (47)
----------------------------------------------------------------------------------------------------------------------------------
    Total credit derivatives                            77           71              6            114             97            17
----------------------------------------------------------------------------------------------------------------------------------
    Equities(2)(3)                                   1,737        3,268         (1,531)         1,625          3,328        (1,703)
----------------------------------------------------------------------------------------------------------------------------------
    Other(2)(4)                                        979          980             (1)         1,639          2,168          (529)
----------------------------------------------------------------------------------------------------------------------------------
Total held for trading                              24,717       24,794            (77)        25,723         26,395          (672)
----------------------------------------------------------------------------------------------------------------------------------
Held for asset-liability management purposes
    Interest rate products
      Swap contracts                                 1,869        2,363           (494)         2,122          2,105            17
      Purchased options                                  9           --              9              2             --             2
      Written options                                   --            1             (1)            --             65           (65)
----------------------------------------------------------------------------------------------------------------------------------
    Total interest rate products                     1,878        2,364           (486)         2,124          2,170           (46)
----------------------------------------------------------------------------------------------------------------------------------
    Foreign exchange products
      Forward contracts                                152          228            (76)            49            236          (187)
      Swap contracts                                   109          298           (189)           418            105           313
      Purchased options                                  1           --              1             --             --            --
----------------------------------------------------------------------------------------------------------------------------------
    Total foreign exchange products                    262          526           (264)           467            341           126
----------------------------------------------------------------------------------------------------------------------------------
    Credit derivatives(2)
      Swap contracts                                    --            1             (1)            --             --            --
      Purchased options                                200           --            200             --             --            --
      Written options(5)                                --           42            (42)            --             --            --
----------------------------------------------------------------------------------------------------------------------------------
    Total credit derivatives                           200           43            157             --             --            --
----------------------------------------------------------------------------------------------------------------------------------
    Equities(2)(3)                                      67           14             53            863              1           862
----------------------------------------------------------------------------------------------------------------------------------
Total held for asset-liability management
    purposes                                         2,407        2,947           (540)         3,454          2,512           942
----------------------------------------------------------------------------------------------------------------------------------
Total fair value                                    27,124       27,741           (617)        29,177         28,907           270
Less: impact of master netting agreements          (18,932)     (18,932)            --        (20,014)       (20,014)           --
----------------------------------------------------------------------------------------------------------------------------------
                                                 $   8,192    $   8,809      $    (617)     $   9,163      $   8,893     $     270
==================================================================================================================================
Average fair value of derivatives held for
  trading purposes(6)
    Interest rate products                       $  14,173    $  13,217      $     956      $  10,307      $   9,469     $     838
    Foreign exchange products                        4,876        4,506            370          6,980          7,269          (289)
    Credit derivatives(2)                               97           78             19            184            106            78
    Equities(2)                                      1,994        3,076         (1,082)         2,190          2,686          (496)
    Other(2)                                           953        1,518           (565)         2,136          2,572          (436)
----------------------------------------------------------------------------------------------------------------------------------
                                                 $  22,093    $  22,395      $    (302)     $  21,797      $  22,102     $    (305)
==================================================================================================================================

(1) As at October 31, 2002, deferred losses associated with derivative instruments used to hedge anticipated asset-liability management transactions (including firm commitments) were $7 million (2001: $23 million).

(2)   Reclassified from other in 2002.

(3)   Includes swaps and options.

(4)   Includes commodity forwards, swaps and options.

(5)   Reported as financial guarantees in Note 24.

(6)   Average fair values represent monthly averages.

Methods and assumptions: on-balance sheet financial instruments

Financial instruments with fair value equal to book value

Due to their short-term maturity, and where CIBC considers any difference between fair value and book value to be insignificant, the fair values of certain on-balance sheet financial instruments are assumed to equal their book values. These categories include cash resources, customers' liability under acceptances, other assets, acceptances, obligations related to securities sold short, obligations related to securities sold under repurchase agreements and other liabilities.

--------------------------------------------------------------------------------

                                       103
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FAIR VALUE OF DERIVATIVE FINANCIAL INSTRUMENTS(1)
                                                                2002 Fair value                     2001 Fair value
-------------------------------------------------------------------------------------------------------------------
$ millions, as at October 31                   Positive    Negative         Net    Positive    Negative         Net
-------------------------------------------------------------------------------------------------------------------
Held for trading purposes
   Interest rate products
      Forward rate agreements                  $     38    $     13    $     25    $     50    $     43    $      7
      Swap contracts                             16,662      15,186       1,476      15,794      14,206       1,588
      Purchased options                           1,028          --       1,028       1,160          --       1,160
      Written options                                --       1,289      (1,289)         --       1,357      (1,357)
-------------------------------------------------------------------------------------------------------------------
   Total interest rate products                  17,728      16,488       1,240      17,004      15,606       1,398
-------------------------------------------------------------------------------------------------------------------
   Foreign exchange products
      Forward contracts                           1,080         878         202       1,674       1,474         200
      Swap contracts                              2,948       2,928          20       3,298       3,435        (137)
      Purchased options                             168          --         168         369          --         369
      Written options                                --         181        (181)         --         287        (287)
-------------------------------------------------------------------------------------------------------------------
   Total foreign exchange products                4,196       3,987         209       5,341       5,196         145
-------------------------------------------------------------------------------------------------------------------
   Credit derivatives(2)
      Swap contracts                                 49           5          44          35          50         (15)
      Purchased options                              28          --          28          79          --          79
      Written options                                --          66         (66)         --          47         (47)
-------------------------------------------------------------------------------------------------------------------
   Total credit derivatives                          77          71           6         114          97          17
-------------------------------------------------------------------------------------------------------------------
   Equities(2)(3)                                 1,737       3,268      (1,531)      1,625       3,328      (1,703)
-------------------------------------------------------------------------------------------------------------------
   Other(2)(4)                                      979         980          (1)      1,639       2,168        (529)
-------------------------------------------------------------------------------------------------------------------
Total held for trading                           24,717      24,794         (77)     25,723      26,395        (672)
-------------------------------------------------------------------------------------------------------------------
Held for asset-liability management purposes
   Interest rate products
      Swap contracts                              1,869       2,363        (494)      2,122       2,105          17
      Purchased options                               9          --           9           2          --           2
      Written options                                --           1          (1)         --          65         (65)
-------------------------------------------------------------------------------------------------------------------
   Total interest rate products                   1,878       2,364        (486)      2,124       2,170         (46)
-------------------------------------------------------------------------------------------------------------------
   Foreign exchange products
      Forward contracts                             152         228         (76)         49         236        (187)
      Swap contracts                                109         298        (189)        418         105         313
      Purchased options                               1          --           1          --          --          --
-------------------------------------------------------------------------------------------------------------------
   Total foreign exchange products                  262         526        (264)        467         341         126
-------------------------------------------------------------------------------------------------------------------
   Credit derivatives(2)
      Swap contracts                                 --           1          (1)         --          --          --
      Purchased options                             200          --         200          --          --          --
      Written options(5)                             --          42         (42)         --          --          --
-------------------------------------------------------------------------------------------------------------------
   Total credit derivatives                         200          43         157          --          --          --
-------------------------------------------------------------------------------------------------------------------
   Equities(2)(3)                                    67          14          53         863           1         862
-------------------------------------------------------------------------------------------------------------------
Total held for asset-liability management         2,407       2,947        (540)      3,454       2,512         942
Total fair value                                 27,124      27,741        (617)     29,177      28,907         270
-------------------------------------------------------------------------------------------------------------------
Less: impact of master netting agreements       (18,932)    (18,932)         --     (20,014)    (20,014)         --
-------------------------------------------------------------------------------------------------------------------
                                               $  8,192    $  8,809    $   (617)   $  9,163    $  8,893    $    270
===================================================================================================================
Average fair value of derivatives held for
   trading purposes(6)
      Interest rate products                   $ 14,173    $ 13,217    $    956    $ 10,307    $  9,469    $    838
      Foreign exchange products                   4,876       4,506         370       6,980       7,269        (289)
      Credit derivatives(2)                          97          78          19         184         106          78
      Equities(2)                                 1,994       3,076      (1,082)      2,190       2,686        (496)
      Other(2)                                      953       1,518        (565)      2,136       2,572        (436)
-------------------------------------------------------------------------------------------------------------------
                                               $ 22,093    $ 22,395    $   (302)   $ 21,797    $ 22,102    $   (305)
===================================================================================================================

(1) As at October 31, 2002, deferred losses associated with derivative instruments used to hedge anticipated asset-liability management transactions (including firm commitments) were $7 million (2001: $23 million).

(2)   Reclassified from other in 2002.

(3)   Includes swaps and options.

(4)   Includes commodity forwards, swaps and options.

(5)   Reported as financial guarantees in Note 24.

(6)   Average fair values represent monthly averages.

Methods and assumptions: on-balance sheet financial instruments

Financial instruments with fair value equal to book value

Due to their short-term maturity, and where CIBC considers any difference between fair value and book value to be insignificant, the fair values of certain on-balance sheet financial instruments are assumed to equal their book values. These categories include cash resources, customers' liability under acceptances, other assets, acceptances, obligations related to securities sold short, obligations related to securities sold under repurchase agreements and other liabilities.

--------------------------------------------------------------------------------

                                       103
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Securities

The fair values of securities are detailed in Note 3 and are based on quoted market prices where available; otherwise, fair values are estimated using quoted market prices for similar securities or other third-party evidence as available.

      The quoted market price used to value publicly traded equity securities, held for investment purposes, generally does not take into account any adjustments for resale restrictions that expire within one year, adjustments for liquidity or future expenses.

      For privately issued securities that have no reasonably liquid market, CIBC considers the fair value to be equal to book value. The book value of privately issued securities is adjusted to reflect other-than-temporary declines in value, including private market transactions that provide evidence of other-than-temporary impairment. Where private market transactions provide a new valuation level not incorporated in book values, this new level is used to determine fair value.

Loans

The fair values for variable-rate loans and those that reprice frequently are assumed to be equal to their book value. The fair value for fixed-rate loans is estimated, using a discounted cash flow calculation that uses market interest rates currently charged for loans with similar terms and credit risks. As noted above, the book value of loans is adjusted to take account of impaired assets and assets not yet specifically identified as impaired through the specific and general allowance categories, respectively. The fair value of loans is reduced by the fair value of credit derivatives held as credit protection against these loans. The fair value of these credit derivatives is disclosed separately.

Mortgages

The fair values of variable-rate mortgages are assumed to equal their book value. The fair values of fixed-rate mortgages are estimated, using a discounted cash flow calculation that uses market interest rates currently charged for mortgages with similar remaining terms. The valuation model used for mortgages takes into account prepayment optionality, as well as consumer behaviour, as appropriate.

Deposit liabilities

The fair values of floating-rate deposits and demand deposits are assumed to be equal to their book values. The fair values of fixed-rate deposits are determined by discounting the contractual cash flows, using market interest rates currently offered for deposits of similar terms. The fair values for deposit liabilities with embedded optionality (cashable option) include the value of those options.

Subordinated debt

The fair values are determined by reference to current market prices for the same or similar debt instruments.

Methods and assumptions: off-balance sheet financial instruments

Derivative instruments

The fair values of derivatives are based on quoted market prices or dealer quotes, where available. Otherwise, fair values are estimated on the basis of pricing models that incorporate current market measures for interest rates, currency exchange rates, equity prices and indices, credit spreads, corresponding market volatility levels and other market-based pricing factors.

      For trading derivatives, fair value reflects a valuation adjustment for market, model and credit risks, as well as administrative costs, as appropriate. Specifically, credit risk adjustments are based on current and potential credit exposure and take into account both collateral and netting arrangements. Administrative cost adjustments reflect the expected future costs of processing by type of deal and term.

Mortgage commitments

The fair value of mortgage commitments is for fixed-rate mortgage commitments and is based on increases, if any, in market interest rates between the commitment and funding dates. The valuation model takes into account the expected probability that the outstanding commitments will be exercised. The fair value of these commitments is insignificant.

Credit commitments

Other commitments to extend credit are primarily variable rate and consequently, do not expose CIBC to interest rate risk, although they do expose CIBC to credit risk. These commitments generally contain provisions, whereby drawn credit commitments are priced based on the credit quality of the obligor at the date funds are drawn. As noted above, the credit exposure on loan commitments is included in CIBC's assessment of its specific and general allowances and hence, no further adjustments are made.

23. DERIVATIVE FINANCIAL INSTRUMENTS

As explained in Note 1, in the normal course of business, CIBC utilizes various derivative instruments, which will limit or give rise to varying degrees and types of risk.

Derivative products used by CIBC

The majority of CIBC's derivative contracts are over-the-counter transactions that are privately negotiated between CIBC and a counterparty to the contract. The remainder, are transacted through organized and regulated exchanges and consist primarily of options and futures.

Interest rate derivatives

Forward rate agreements are over-the-counter contracts that effectively fix a future interest rate for a period of time. The agreement provides that at a predetermined future date, a cash settlement will be made between the counterparties based upon the difference between the contracted rate and a future market rate calculated on a specified notional principal amount. No exchange of principal amount takes place.

      Interest rate futures are standardized contracts transacted on an exchange. They are based upon an agreement to buy or sell a specified quantity of a financial instrument on a specified future date, at a contracted price. These contracts differ from forward contracts in that they are in standard amounts with standard settlement dates and are transacted on an exchange.

      Interest rate swaps are over-the-counter contracts in which two counter-parties agree to exchange interest cash flows over a period of time based on rates applied to a specified notional principal amount. A typical interest rate

--------------------------------------------------------------------------------

                                       104
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

swap would require one counterparty to pay a fixed market interest rate in exchange for a variable market interest rate determined from time to time with both sets of cash flows calculated on the same notional principal. No exchange of principal amount takes place.

      Interest rate options are contracts in which one party (the purchaser of an option) acquires from another party (the writer of an option) in exchange for a premium, the right, but not the obligation, either to buy or sell, on a specified future date or within a specified time, a specified financial instrument at a contracted price. The underlying financial instrument will have a market price that is sensitive to changes in interest rates. In managing its interest rate exposure, CIBC acts both as a writer and purchaser of these options. Options are transacted both over-the-counter and through exchanges.

Foreign exchange derivatives

Foreign exchange forwards are contracts in which one counterparty contracts with another to exchange a specified amount of one currency for a specified amount of a second currency, at a future date or range of dates.

      Foreign exchange futures contracts are similar in mechanics to forward contracts but differ in that they are in standard amounts with standard settlement dates and are transacted on an exchange.

      Swap contracts comprise foreign exchange swaps and cross currency interest rate swaps. Foreign exchange swaps are transactions in which a foreign currency is simultaneously purchased in the spot market and sold in the forward market, or vice-versa. Cross currency interest rate swaps are transactions in which counterparties exchange principal and interest flows in different currencies over a period of time. These contracts are used to manage both currency and interest rate exposures.

Credit derivatives

Credit derivatives are over-the-counter contracts designed to transfer the credit risk in an underlying financial instrument (usually termed a reference asset) from one counterparty to another. The most common credit derivatives are credit default swaps (referred to as option contracts) and total return swaps (referred to as swap contracts). In option contracts, an option purchaser acquires credit protection on a reference asset or group of assets from an option writer in exchange for a premium. The credit protection compensates the option purchaser for any deterioration in value of the reference asset upon the occurrence of certain credit events such as bankruptcy or failure to pay. Settlement may be cash based or physical in requiring the delivery of the reference asset to the option writer. In swap contracts, one counterparty agrees to pay or receive from the other cash amounts based on changes in the value of a reference asset or group of assets.

Equity derivatives

Equity index futures are standardized contracts transacted on an exchange. They are based on an agreement to pay or receive a cash amount based on the difference between the contracted price level of an underlying stock index and its corresponding market price level at a specified future date. There is no actual delivery of stocks that comprise the underlying index. These contracts are in standard amounts with standard settlement dates.

      Equity swaps are over-the-counter contracts in which one counterparty agrees to pay or receive from the other cash amounts based on changes in the value of a stock index, a basket of stocks or a single stock.

      Equity options give the purchaser of the option, for a premium, the right but not the obligation to buy from or sell to the writer of an option, an underlying equity index, basket of stocks or single stock at a contracted price.

Other derivative products

CIBC also transacts in other derivative products including commodity derivatives such as precious metal and energy-related products in both over-the-counter and exchange markets.

Notional amounts

The table below presents the notional amounts of derivative instruments.

      The notional amounts are not recorded as assets or liabilities on the consolidated balance sheets as they represent the face amount of the contract to which a rate or price is applied to determine the amount of cash flows to be exchanged. Notional amounts represent the volume of outstanding transactions and do not represent the potential gain or loss associated with market risk or credit risk of such instruments. As at October 31, 2002, the notional amounts of derivatives held for trading purposes were $1,141 billion (2001: $1,115 billion), or 87% of total notional amounts (2001: 88%). The notional amounts of derivatives held for asset-liability management were $173 billion (2001: $154 billion), or 13% of total notional amounts (2001: 12%).

--------------------------------------------------------------------------------

                                       105
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTIONAL AMOUNTS
                                Residual term to contractual maturity                                              Analysed by use
                               --------------------------------------                ---------------------------------------------
                                                                        2002 Total
                                  Under   3 to 12      1 to      Over     notional                    2002                   2001
$ millions, as at October 31   3 months    months   5 years   5 years      amounts      Trading        ALM(1)   Trading       ALM(1)
----------------------------------------------------------------------------------------------------------------------------------
Interest rate products
   Over-the-counter
      Forward rate agreements  $ 25,735  $ 12,137  $  2,548  $     --   $   40,420   $   40,420   $     --   $   36,528  $     --
      Swap contracts             87,827   136,272   308,814   161,367      694,280      574,514    119,766      530,856   116,120
      Purchased options           6,779     8,568    20,545     6,552       42,444       40,868      1,576       42,889     4,854
      Written options             4,796    11,198    23,292     7,060       46,346       46,315         31       53,772        --
---------------------------------------------------------------------------------------------------------------------------------
                                125,137   168,175   355,199   174,979      823,490      702,117    121,373      664,045   120,974
---------------------------------------------------------------------------------------------------------------------------------
   Exchange traded
      Futures contracts          26,179    64,693    17,515       130      108,517      101,540      6,977      117,326     6,565
      Purchased options           2,504     3,675     2,961        --        9,140        9,140         --        7,719        --
      Written options             3,291     6,452     4,828        --       14,571       14,571         --        8,686        --
---------------------------------------------------------------------------------------------------------------------------------
                                 31,974    74,820    25,304       130      132,228      125,251      6,977      133,731     6,565
---------------------------------------------------------------------------------------------------------------------------------
Total interest rate products    157,111   242,995   380,503   175,109      955,718      827,368    128,350      797,776   127,539
---------------------------------------------------------------------------------------------------------------------------------
Foreign exchange products
   Over-the-counter
      Forward contracts          92,084    34,946     6,789        45      133,864      105,184     28,680      111,050     9,693
      Swap contracts              3,318    10,373    27,864    25,634       67,189       58,121      9,068       57,697    12,704
      Purchased options           2,349     2,740     2,277       197        7,563        7,095        468        9,879       554
      Written options             2,034     2,704     1,638       319        6,695        6,695         --       10,115        --
---------------------------------------------------------------------------------------------------------------------------------
                                 99,785    50,763    38,568    26,195      215,311      177,095     38,216      188,741    22,951
---------------------------------------------------------------------------------------------------------------------------------
   Exchange traded
      Futures contracts              76        --        --        --           76           76         --          251        --
---------------------------------------------------------------------------------------------------------------------------------
Total foreign exchange products  99,861    50,763    38,568    26,195      215,387      177,171     38,216      188,992    22,951
---------------------------------------------------------------------------------------------------------------------------------
Credit derivatives(2)
   Over-the-counter
      Swap contracts                 94       131     1,439       127        1,791        1,791         --        1,269        --
      Purchased options           5,992     1,849    11,599     2,283       21,723       18,370      3,353       24,783       127
      Written options(3)         15,191     1,577    16,751       639       34,158       33,961        197       25,485        32
---------------------------------------------------------------------------------------------------------------------------------
Total credit derivatives         21,277     3,557    29,789     3,049       57,672       54,122      3,550       51,537       159
---------------------------------------------------------------------------------------------------------------------------------
Equities(2)(4)
   Over-the-counter               9,610    13,275    20,631     3,971       47,487       46,384      1,103       34,417     3,727
   Exchange traded               13,599     3,952     1,488        --       19,039       17,730      1,309       21,467        --
---------------------------------------------------------------------------------------------------------------------------------
Total equities                   23,209    17,227    22,119     3,971       66,526       64,114      2,412       55,884     3,727
---------------------------------------------------------------------------------------------------------------------------------
Other(2)(5)
   Over-the-counter               2,719     3,962     7,957     3,026       17,664       17,664         --       19,956        --
   Exchange traded                  421       404       218        11        1,054        1,054         --          728        --
---------------------------------------------------------------------------------------------------------------------------------
Total other                       3,140     4,366     8,175     3,037       18,718       18,718         --       20,684        --
---------------------------------------------------------------------------------------------------------------------------------
                               $304,598  $318,908  $479,154  $211,361   $1,314,021   $1,141,493   $172,528   $1,114,873  $154,376
=================================================================================================================================

(1)   ALM: asset-liability management.

(2)   Reclassified from other in 2002.

(3)   ALM written options are reported as financial guarantees in Note 24.

(4)   Includes futures, swaps and options.

(5)   Includes commodity forwards, futures, swaps and options.

Risk

Market risk

Derivative instruments, in the absence of any compensating upfront cash payments, generally have no market value at inception. They obtain value, positive or negative, as relevant interest rates, exchange rates, equity, commodity or credit prices or indices change, such that the previously contracted derivative transactions have become more or less favourable than what can be negotiated under current market conditions for contracts with the same remaining period to expiry. The potential for derivatives to increase or decrease in value as a result of the foregoing factors is generally referred to as market risk.

      The market risks arising through trading activities are managed in order to mitigate risk, where appropriate, and with a view to maximize trading revenue. To further manage risks, CIBC may enter into contracts with other market makers or may undertake cash market hedges. There is no correlation between the high notional values of contracts to which CIBC is a party and the net market and credit risks to which CIBC is exposed.

Credit risk

      Credit risk arises from the potential for a counterparty to default on its contractual obligations and the risk that prevailing market conditions are such that CIBC would incur a loss in replacing the defaulted transaction. CIBC limits the credit risk of derivatives traded over-the-counter by dealing with counterparties that are creditworthy and by actively pursuing risk mitigation opportunities through the use of multi-product master netting agreements, collateral and other credit mitigation techniques. Credit risk on exchange traded futures and options is limited as these transactions are standardized contracts executed on established exchanges that assume the obligations of counterparties, and are subject to initial margins and daily settlement of variation margins.

      Written options generally have no credit risk if the counterparty has already performed in accordance with the terms of the contract through an upfront payment of the premium. Written options will however have some credit risk to the extent of any unpaid premiums.

      The table below summarizes the credit exposure of CIBC arising from derivative instruments. The current replacement cost is the estimated

--------------------------------------------------------------------------------

                                       106
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

cost of replacement of all contracts which have a positive market value, representing an unrealized gain to CIBC. The replacement cost of an instrument is dependent upon its terms relative to prevailing market prices, and will fluctuate as market prices change and as the derivative approaches its scheduled maturity.

      The credit equivalent amount is the sum of the current replacement cost and the potential credit exposure. The potential credit exposure is an estimate of the amount that the current replacement cost could increase over the remaining term of each transaction, based on a formula prescribed by OSFI. OSFI prescribes a standard measure of counterparty credit risk to be applied to the credit equivalent amount to arrive at the risk-weighted amount. This is presently used in determining the regulatory capital requirements for derivatives.

      CIBC negotiates master netting agreements with counterparties with which it has significant credit risk through derivatives activities. Such agreements provide for the simultaneous close out and netting of all transactions with a counterparty in an event of default. An increasing number of these agreements also provide for the exchange of collateral between parties in the event that the mark-to-market value of outstanding transactions between the parties exceeds an agreed threshold. Such agreements are used both to accommodate business with less creditworthy counterparties, as well as to help contain the build-up of credit exposure resulting from multiple deals with more active counterparties.

-------------------------------------------------------------------------------------
CREDIT RISK
                                                                                 2002
-------------------------------------------------------------------------------------
                                      Current replacement cost      Credit      Risk-
                                 -----------------------------  equivalent   weighted
$ millions, as at October 31      Trading       ALM      Total      amount     amount
-------------------------------------------------------------------------------------
Interest rate products
   Forward rate agreements       $     38    $   --   $     38    $     51    $    13
   Swap contracts                  16,662     1,869     18,531      22,400      6,011
   Purchased options                1,028         9      1,037       1,238        345
-------------------------------------------------------------------------------------
                                   17,728     1,878     19,606      23,689      6,369
-------------------------------------------------------------------------------------
Foreign exchange products
   Forward contracts                1,080       152      1,232       2,550        804
   Swap contracts                   2,948       109      3,057       6,510      1,691
   Purchased options                  168         1        169         348        124
-------------------------------------------------------------------------------------
                                    4,196       262      4,458       9,408      2,619
-------------------------------------------------------------------------------------
Credit derivatives(1) (2)
   Swap contracts                      49        --         49         191         92
   Purchased options                   28        --         28       1,360        541
-------------------------------------------------------------------------------------
                                       77        --         77       1,551        633
-------------------------------------------------------------------------------------
Equities(1)(3)                      1,737        67      1,804       4,033      1,342
-------------------------------------------------------------------------------------
Other(1)(4)                           979        --        979       2,737      1,246
-------------------------------------------------------------------------------------
                                   24,717     2,207     26,924      41,418     12,209
Less: impact of master netting
   agreements                     (18,932)       --    (18,932)    (24,402)    (6,733)
-------------------------------------------------------------------------------------
                                 $  5,785    $2,207   $  7,992    $ 17,016    $ 5,476
=====================================================================================

                                                                                 2001
-------------------------------------------------------------------------------------
                                      Current replacement cost      Credit      Risk-
                                  ----------------------------  equivalent   weighted
$ millions, as at October 31      Trading       ALM      Total      amount     amount
-------------------------------------------------------------------------------------
Interest rate products
   Forward rate agreements       $     50    $   --   $     50    $     71    $    22
   Swap contracts                  15,794     2,122     17,916      21,562      5,844
   Purchased options                1,160         2      1,162       1,383        397
-------------------------------------------------------------------------------------
                                   17,004     2,124     19,128      23,016      6,263
-------------------------------------------------------------------------------------
Foreign exchange products
   Forward contracts                1,674        49      1,723       3,086        961
   Swap contracts                   3,298       418      3,716       7,012      1,867
   Purchased options                  369        --        369         598        201
-------------------------------------------------------------------------------------
                                    5,341       467      5,808      10,696      3,029
-------------------------------------------------------------------------------------
Credit derivatives(1) (2)
   Swap contracts                      35        --         35         155         77
   Purchased options                   79        --         79       1,907        705
-------------------------------------------------------------------------------------
                                      114        --        114       2,062        782
-------------------------------------------------------------------------------------
Equities(1)(3)                      1,625       863      2,488       4,217      1,351
-------------------------------------------------------------------------------------
Other(1)(4)                         1,639        --      1,639       3,571      1,657
-------------------------------------------------------------------------------------
                                   25,723     3,454     29,177      43,562     13,082
Less: impact of master netting
   agreements                     (20,014)       --    (20,014)    (24,516)    (7,010)
-------------------------------------------------------------------------------------
                                 $  5,709    $3,454   $  9,163    $ 19,046    $ 6,072
=====================================================================================

(1)   Reclassified from other in 2002.

(2) ALM credit derivative purchased options, with a replacement cost of $200 million, are given guarantee treatment for credit risk capital purposes, and are excluded from the table above.

(3)   Includes swaps and options.

(4)   Includes commodity forwards, swaps and options.

                                       107
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

24. CREDIT-RELATED ARRANGEMENTS

Credit-related arrangements are off-balance sheet instruments and are typically entered into to meet the financing needs of customers or to facilitate international trade. CIBC's policy of requiring collateral or other security to support credit-related arrangements and the types of security held is generally the same as for loans. The contract amounts shown below for credit-related arrangements represent the maximum amount of additional credit that CIBC could be obligated to extend. The contract amounts also represent the credit risk amounts should the contracts be fully drawn down, the counterparties default and any collateral held proves to be of no value. As many of these arrangements will expire or terminate without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements or credit risk.

                                                                Contract amounts
                                                        ------------------------
$ millions, as at October 31                                2002            2001
--------------------------------------------------------------------------------
Lines of credit(1)                                      $ 97,992        $103,569
Direct credit substitutes:
   Financial guarantees(2)                                 7,345           7,570
   Securities lent                                        17,510          16,283
Transaction-related contingencies                          1,696           1,464
Documentary letters of credit                                185             217
Other(3)                                                     367             310
--------------------------------------------------------------------------------
                                                        $125,095        $129,413
================================================================================

(1)   Includes irrevocable lines of credit totalling $76,972 million (2001:
      $83,896 million) of which $63,805 million (2001: $64,383 million) will expire in one year or less, and excludes lines of credit for credit cards as the lines are short term in nature and are revocable at CIBC's discretion.

(2) Includes credit derivatives - written options of $197 million (2001: $32 million), which have also been reported as derivatives in Note 23.

(3)   Includes forward asset purchases.

Lines of credit are undrawn lending facilities that have been approved by CIBC to meet the business requirements of customers. The majority of such commitments are of a general nature with annual review provisions and/or various conditions for drawdown. The credit risk associated with undrawn lending facilities arises from the possibility that a commitment may be drawn down as a loan. Therefore, a lending commitment is subject to the same credit review process as a loan. The amount of collateral obtained, if deemed necessary by CIBC, is based on management's credit evaluation of the borrower and may include a charge over present and future assets of the borrower.

      Direct credit substitutes include guarantees or equivalent instruments, such as standby letters of credit which back financial obligations of the customer. Also included as direct credit substitutes are securities lent against collateral. The credit risk associated with direct credit substitutes is essentially the same as that involved in extending loan commitments to customers. The amount of collateral obtained, if deemed necessary by CIBC, is based on management's credit evaluation of the borrower and may include a charge over present and future assets of the borrower.

      Transaction-related contingencies are guarantees, which back particular performance obligations rather than customers' financial obligations. Examples of transaction-related contingencies are performance bonds, warranties and indemnities.

      Documentary letters of credit are short-term instruments issued on behalf of a customer, authorizing a third party, such as an exporter, to draw drafts on CIBC up to a specified amount, subject to specific terms and conditions. CIBC is at risk for any drafts drawn that are not ultimately settled by the customer, however the amounts drawn are collateralized by the related goods.

25. CONCENTRATION OF CREDIT RISK

Concentrations of credit exposure may arise with a group of counterparties which have similar economic characteristics or that are located in the same geographic region. The ability of such counterparties to meet contractual obligations would be similarly affected by changing economic, political or other conditions.

      The amounts of foreign and domestic credit exposure associated with CIBC's on-balance sheet financial instruments are summarized in the table "Geographic Distribution of Major Assets" in Note 26.

      The amounts of credit exposure associated with CIBC's off-balance sheet financial instruments are summarized in the table below.

----------------------------------------------------------------------------------------------------------------------------------
CREDIT EXPOSURE
                                                                                 2002                                         2001
----------------------------------------------------------------------------------------------------------------------------------
                                                        United      Other                            United      Other
$ millions, as at October 31                 Canada     States  countries       Total     Canada     States  countries       Total
----------------------------------------------------------------------------------------------------------------------------------
Credit-related arrangements(1)
   Lines of credit                          $51,950    $36,998    $ 9,044    $ 97,992    $40,994    $55,563    $ 7,012    $103,569
   Other credit-related arrangements         19,937      4,214      2,952      27,103     16,853      6,036      2,955      25,844
----------------------------------------------------------------------------------------------------------------------------------
                                            $71,887    $41,212    $11,996    $125,095    $57,847    $61,599    $ 9,967    $129,413
==================================================================================================================================
Derivative instruments(2)(3)
   By counterparty type
      Financial institutions                $ 2,834    $ 9,435    $10,647    $ 22,916    $ 3,738    $ 9,830    $10,771    $ 24,339
      Governments                               962         10          3         975      1,060          8          5       1,073
      Other                                   1,250      1,160        623       3,033      1,757      1,400        608       3,765
----------------------------------------------------------------------------------------------------------------------------------
                                              5,046     10,605     11,273      26,924      6,555     11,238     11,384      29,177
Less: impact of master netting agreements    (3,453)    (8,090)    (7,389)    (18,932)    (4,157)    (8,567)    (7,290)    (20,014)
----------------------------------------------------------------------------------------------------------------------------------
Total derivative instruments                $ 1,593    $ 2,515    $ 3,884    $  7,992    $ 2,398    $ 2,671    $ 4,094    $  9,163
==================================================================================================================================

(1) Credit-related arrangements are allocated based on the location in which they are recorded.

(2) Derivative instruments are allocated based on the location of ultimate risk.

(3) ALM credit derivative purchased options, with a replacement cost of $200 million, are given guarantee treatment for credit risk capital purposes, and are excluded from the table above.

--------------------------------------------------------------------------------

                                       108
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26. SEGMENTED INFORMATION

During the year, CIBC merged most of the businesses within Electronic Commerce and Retail and Small Business Banking into a new business line, CIBC Retail Markets. Amicus (previously part of Electronic Commerce) became a separate business line, and Technology and Operations became a part of Corporate and Other. In addition, asset management moved from private client investment to wealth products, both within CIBC Wealth Management.

      As a result, CIBC is organized into four business lines that are segmented on the basis of products and services provided or delivery channels used. The four business lines are: CIBC Retail Markets, CIBC Wealth Management, CIBC World Markets, and Amicus. These business lines are supported by four functional groups which form Corporate and Other: Treasury, Balance Sheet and Risk Management (TBRM); Administration; Technology and Operations; and Corporate Development.

      Comparative figures have been reclassified to reflect the new management reporting structure.

      CIBC Retail Markets provides financial services and products to personal and small business customers in Canada. These services are offered through CIBC's Canadian branch network and through electronic channels, such as telephone banking, internet banking and ABMs. The business line's suite of products comprises personal and small business loans, card products, mortgages and insurance. The business line also manages the payments business (chequing, savings and current accounts) for which revenue and expenses are allocated to all the customer segments. It also has an approximate 44% equity investment in FCIB. FCIB was formed on October 11, 2002 as a result of the combination of the Caribbean retail, corporate and international banking operations of CIBC and Barclays Bank PLC.

      CIBC Wealth Management is focused on providing relationship-based advisory sales, service and product solutions to the full spectrum of wealth building clients. The business delivers a wide selection of investment products and services - full-service brokerage in Canada and the U.S., discount brokerage, asset management, global private banking and trust, and a broad selection of investment and credit services through its branch-based sales force.

      CIBC World Markets is a full-service investment bank, active throughout North America, with niche capabilities in the U.K. and Asia.

      Amicus comprises the co-branded retail electronic banking businesses, including President's Choice Financial (Loblaw Companies Limited), Marketplace Bank (Winn-Dixie Stores, Inc.), Safeway SELECT Bank (Safeway Inc.) and the non-branch ABM business. As previously announced, CIBC decided to close its U.S. electronic banking operations and focus on further developing its electronic banking operations in Canada.

      Corporate and Other comprises the four functional groups - TBRM; Administration; Technology and Operations; and Corporate Development -as well as CIBC Mellon's custody business and other revenue and expense items not directly attributable to the business lines. TBRM revenue, expenses and balance sheet (including capital) items are allocated to the business lines through a combination of funds transfer pricing and revenue, expense and balance sheet (including capital) allocation models. TBRM is responsible for CIBC's overall balance sheet (including capital) and risk measurement, monitoring and control. As well, TBRM's integrated Treasury Division provides CIBC-wide asset-liability, funding, liquidity and cash collateral management. Activities of the functional groups on behalf of CIBC as a whole are included in Corporate and Other. Expenses of these groups are generally allocated to the business lines.

--------------------------------------------------------------------------------

                                       109
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

RESULTS BY BUSINESS LINE
                                                                   CIBC        CIBC        CIBC
                                                                 Retail      Wealth       World              Corporate         CIBC
$ millions, for the years ended October 31                      Markets  Management     Markets     Amicus   and Other        Total
-----------------------------------------------------------------------------------------------------------------------------------
2002 Net interest income (TEB)(1)                              $  3,855    $    609    $    850   $    110    $    197     $  5,621
     Non-interest income                                          1,600       1,816       1,951        120          44        5,531
     Intersegment revenue(2)                                       (576)        368         212         --          (4)          --
     Total revenue (TEB)(1)                                       4,879       2,793       3,013        230         237       11,152
-----------------------------------------------------------------------------------------------------------------------------------
     Provision for credit losses                                    418          --       1,062         20          --        1,500
     Non-interest expenses                                        2,773       2,557       2,459        585         241        8,615
     Restructuring charge                                            58          (6)         59        366          37          514
-----------------------------------------------------------------------------------------------------------------------------------
     Income (loss) before taxes and non-controlling interests     1,630         242        (567)      (741)        (41)         523
     Income taxes                                                   436          66        (415)      (273)         18         (168)
     Non-controlling interests                                       23          --          (8)        --          23           38
-----------------------------------------------------------------------------------------------------------------------------------
     Net income (loss)                                         $  1,171    $    176    $   (144)  $   (468)   $    (82)    $    653
===================================================================================================================================
     Average assets(3)                                         $144,585    $ 27,315    $115,410   $  5,200    $     --     $292,510
===================================================================================================================================
2001 Net interest income (TEB)(1)                              $  3,510    $    561    $    323   $     62    $    237     $  4,693
     Non-interest income                                          1,441       1,404       3,525         93         150        6,613
     Intersegment revenue(2)                                       (562)        351         218         (7)         --           --
     Total revenue (TEB)(1)                                       4,389       2,316       4,066        148         387       11,306
-----------------------------------------------------------------------------------------------------------------------------------
     Provision for credit losses                                    396          --         694         10          --        1,100
     Non-interest expenses                                        2,653       1,887       2,667        538         274        8,019
     Restructuring charge                                            32          33          63         40          39          207
-----------------------------------------------------------------------------------------------------------------------------------
     Income (loss) before taxes and non-controlling interests     1,308         396         642       (440)         74        1,980
     Income taxes                                                   362          85        (177)      (166)        132          236
     Non-controlling interests                                       29          --          11         --          18           58
-----------------------------------------------------------------------------------------------------------------------------------
     Net income (loss)                                         $    917    $    311    $    808   $   (274)   $    (76)    $  1,686
-----------------------------------------------------------------------------------------------------------------------------------
     Average assets(3)                                         $131,406    $ 22,918    $121,969   $  2,505    $     --     $278,798
===================================================================================================================================
2000 Net interest income (TEB)(1)                              $  3,259    $    576    $    407   $     25    $    146     $  4,413
     Non-interest income                                          1,443       1,837       4,138         55         324        7,797
     Intersegment revenue(2)                                       (559)        328         236         (5)         --           --
-----------------------------------------------------------------------------------------------------------------------------------
     Total revenue (TEB)(1)                                       4,143       2,741       4,781         75         470       12,210
     Provision for credit losses                                    679           1         286          4         250(4)     1,220
     Non-interest expenses                                        2,539       2,104       2,938        290         256        8,127
-----------------------------------------------------------------------------------------------------------------------------------
     Restructuring charge                                             1         (11)         --         --         (21)         (31)
     Income (loss) before taxes and non-controlling interests       924         647       1,557       (219)        (15)       2,894
     Income taxes                                                   211         213         410        (90)         28          772
     Non-controlling interests                                       26          --          24         --          12           62
-----------------------------------------------------------------------------------------------------------------------------------
     Net income (loss)                                         $    687    $    434    $  1,123   $   (129)   $    (55)    $  2,060
===================================================================================================================================
     Average assets(3)                                         $124,969    $ 19,307    $117,900   $    642    $    301     $263,119
===================================================================================================================================

(1) Taxable equivalent basis (TEB). Net interest income includes tax-exempt income on certain securities. Since this income is not taxable to CIBC, the rate of interest or dividend received by CIBC is significantly lower than would apply to a loan of the same amount. As the impact of tax-exempt income varies from year to year, such income has been adjusted to a taxable equivalent basis to permit uniform measurement and comparison of net interest income. An equal and offsetting adjustment is made to increase the provision for income taxes. This is the measure reviewed by CIBC's management.

(2) Intersegment revenue represents internal sales commissions and revenue allocations under the Manufacturer/Customer Segment/Distributor Management Model.

(3) Assets are disclosed on an average basis as this measure is most relevant to a financial institution and is the measure reviewed by CIBC's management.

(4)   Represents an increase in the general allowance for credit losses.

Results for CIBC's operating segments are based on CIBC's internal financial reporting systems that are maintained on a taxable equivalent basis and adjusted to be consistent with systems utilized in the preparation of CIBC's consolidated financial statements. The assets and liabilities of the segments are transfer priced, using a funding methodology that best reflects their nature and term, at wholesale market rates. Non-interest expenses are matched against the revenue to which they relate. Indirect expenses are allocated to the segments based on appropriate criteria.

      To measure and report the results of operations of the four business lines, CIBC utilizes the Manufacturer/Customer Segment/Distributor Management Model that was developed in 2000. Under this model, internal payments for sales commissions and distribution service fees are made among the business lines. As well, revenue and expenses relating to certain activities are fully allocated to the other business lines. In addition, the revenue, expenses and balance sheet items (including capital) of the four functional groups are generally allocated to the four business lines. This model allows management to better understand the economics of CIBC's customer segments, products and delivery channels.

      The model utilizes certain estimates and allocation methodologies in the preparation of segmented financial information. These estimates and methodologies may be refined from time to time and restatement of various periods may occur.

      In 2001, CIBC refined certain estimates and allocation methodologies underlying the model. Key changes included refinements to customer

--------------------------------------------------------------------------------

                                       110
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

segmentation and cost recovery methodologies. These changes primarily affected Imperial Service in the CIBC Wealth Management business line and both personal banking and small business banking in the CIBC Retail Markets business line. Prior year segmented financial information has been reclassified.

      Each year, the sales and service fees paid to segments for certain products are renegotiated among the business lines. Prior year financial information has not been reclassified to reflect these fee changes.

Revenue

Revenue for each of the business lines is summarized as follows:

--------------------------------------------------------------------------------
REVENUE BY BUSINESS LINE(1) (TEB)

$ millions, for the years ended October 31             2002       2001      2000
--------------------------------------------------------------------------------
CIBC Retail Markets
   Personal banking                                 $ 1,126    $   993   $   952
   Small business banking                               720        661       681
   West Indies                                          448        281       268
   Cards                                              1,241      1,128       936
   Lending products                                     582        634       624
   Mortgages                                            623        479       332
   Insurance                                             72         50       245
   Other                                                 67        163       105
--------------------------------------------------------------------------------
                                                      4,879      4,389     4,143
--------------------------------------------------------------------------------
CIBC Wealth Management
   Imperial Service                                     667        627       558
   Private client investment                          1,320        977     1,280
   Global private banking and trust                     127        145       191
   Wealth products                                      643        486       663
   Other                                                 36         81        49
--------------------------------------------------------------------------------
                                                      2,793      2,316     2,741
--------------------------------------------------------------------------------
CIBC World Markets
   Capital markets                                    1,288      1,534     1,516
   Investment banking and
      credit products                                 1,115      1,474     1,723
   Merchant banking                                     198        569     1,021
   Commercial banking                                   446        481       491
   Other                                                (34)         8        30
--------------------------------------------------------------------------------
                                                      3,013      4,066     4,781
--------------------------------------------------------------------------------
Amicus                                                  230        148        75
--------------------------------------------------------------------------------
Corporate and Other                                     237        387       470
--------------------------------------------------------------------------------
Total(2)                                            $11,152    $11,306   $12,210
================================================================================

(1) Revenue includes the impact of internal sales commissions and revenue allocations under the Manufacturer/Customer Segment/Distributor Management Model.

(2) A TEB adjustment of $111 million (2001: $144 million; 2000: $131 million) must be deducted from this table to reconcile combined segment revenue to reported revenue of $11,041 million (2001: $11,162 million; 2000: $12,079 million) in the consolidated statements of income.

CIBC Retail Markets

Personal banking is the individual customer segment (customers other than those in Imperial Service and global private banking and trust). Revenue is earned from commission and service fees paid by CIBC's product groups, primarily the investments, deposits, mortgages and lending products businesses.

      Small business banking is the customer segment supporting small owner-operated businesses, including owners' personal holdings. Revenue is earned from commission and service fees paid by CIBC's product groups, primarily the investments, deposits, mortgages and lending products businesses.

      West Indies prior to October 11, 2002, when FCIB was formed, was a full-service banking operation in eight countries, servicing all customer segments through a 42-branch network and electronic delivery channels. Revenue was earned on net interest spreads, and sales and service fees. FCIB was formed as a result of the combination of the Caribbean retail, corporate and international banking operations of CIBC and Barclays Bank PLC. After the formation of FCIB, revenue represents CIBC's earnings from its approximate 44% equity investment in FCIB.

      Cards comprises a portfolio of credit cards. Revenue is earned through spreads and fees.

      Lending products comprises personal (including student loans), small business and agricultural lending portfolios. Revenue is earned through net interest spreads and service fees, less internal commissions paid to the customer segments.

      Mortgages includes both residential and commercial mortgages. Revenue is earned through spreads, fees, mortgage sales and hedging activities, less internal commissions paid to the customer segments.

      Insurance provides creditor insurance products. Revenue comprises earned premiums less claims plus investment income.

      Other includes electronic and self-service banking, and the allocation of a portion of treasury revenue.

CIBC Wealth Management

Imperial Service is the customer segment offering financial advice to CIBC's affluent clients. Specially trained financial advisers support the financial planning and product fulfillment needs of these clients. Revenue is earned primarily from sales and service fees paid by CIBC's product groups.

      Private client investment generates fees and commissions from full-service retail brokerage, providing equity and debt investments, mutual fund products, asset management services and advisory and financial planning services to individuals in Canada and the U.S.

      Global private banking and trust provides a comprehensive range of global solutions, including investment management, trusts, private banking and global custody, to meet the financial management needs of individuals, families and corporations with significant financial resources. Revenue is earned from net interest spreads, fees and commissions.

      Wealth products includes mutual funds, investment management services, GICs and discount brokerage services. These investment products are developed and distributed to retail, institutional, small business and Imperial Service customers. Revenue is earned from net interest spreads, fees and commissions.

      Other consists primarily of the allocation of a portion of treasury revenue.

CIBC World Markets

Capital markets operates trading, sales and research businesses serving institutional, corporate and government clients across North America and around the world. Revenue is generated from fees, commissions, spread-based income and from taking proprietary positions within prescribed risk parameters.

      Investment banking and credit products provides advisory services and underwriting of debt, credit and equity for corporate and government clients across North America and around the world. Revenue is earned from fees relating to merger and acquisition services, underwriting activities, advisory services, and loan syndications. In addition, net interest is earned on spreads on corporate loans.

                                       111
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

      Merchant banking makes investments to create, grow and recapital-ize companies across a variety of industries. Revenue is generated from fees, interest and dividends earned on investments and from gains or losses associated with these investments.

      Commercial banking originates financial solutions centred around credit products for medium-sized businesses in Canada. Revenue is generated from interest, fees and service charges.

      Other includes the allocation of a portion of treasury revenue, net of unallocated funding charges; CEF Capital, an affiliated Asian merchant bank holding company; and other revenue not directly attributed to the main businesses listed above.

Geographic distribution

CIBC earns revenue and incurs expenses from domestic and foreign activities, and has domestic and foreign assets from which income is earned. Assets are allocated based on the location of ultimate risk, while net income (loss) and related income taxes are allocated based on the geographic location in which income is recorded. The geographic distribution of net income (loss) and major assets are set out in the following tables.

      Included in the geographic distribution of major assets are loans and acceptances, net of allowance for credit losses, totalling $160 billion, and no industry or foreign jurisdiction accounts for more than 10% of this amount, except for the U.S. which accounts for 13% of the total amount outstanding.

-------------------------------------------------------------------------------------------------------------------
GEOGRAPHIC DISTRIBUTION OF NET INCOME (LOSS)
                                                                           United       West       Other
$ millions, for the years ended October 31                       Canada    States     Indies   countries      Total
-------------------------------------------------------------------------------------------------------------------
2002 Net interest income                                        $ 4,421   $   347    $   522     $   220    $ 5,510
     Non-interest income                                          3,388       655      1,210         278      5,531
-------------------------------------------------------------------------------------------------------------------
     Total revenue                                                7,809     1,002      1,732         498     11,041
     Provision for credit losses                                    540       827         --         133      1,500
     Non-interest expenses                                        5,732     2,787        210         400      9,129
-------------------------------------------------------------------------------------------------------------------
     Income (loss) before taxes and non-controlling interests     1,537    (2,612)     1,522         (35)       412
     Income taxes                                                   590    (1,109)       269         (29)      (279)
     Non-controlling interests                                       23        (8)        23          --         38
-------------------------------------------------------------------------------------------------------------------
     Net income (loss)                                          $   924   $(1,495)   $ 1,230     $    (6)   $   653
===================================================================================================================
2001 Net interest income                                        $ 3,468   $    (5)   $   770     $   316    $ 4,549
     Non-interest income                                          3,247     2,183        866         317      6,613
-------------------------------------------------------------------------------------------------------------------
     Total revenue                                                6,715     2,178      1,636         633     11,162
     Provision for credit losses                                    476       620          9          (5)     1,100
     Non-interest expenses                                        5,093     2,591        191         351      8,226
-------------------------------------------------------------------------------------------------------------------
     Income (loss) before taxes and non-controlling interests     1,146    (1,033)     1,436         287      1,836
     Income taxes                                                   536      (686)       195          47         92
     Non-controlling interests                                       12        11         35          --         58
-------------------------------------------------------------------------------------------------------------------
     Net income (loss)                                          $   598   $  (358)   $ 1,206     $   240    $ 1,686
===================================================================================================================
2000 Net interest income                                        $ 2,957   $   119    $   772     $   434    $ 4,282
     Non-interest income                                          4,032     2,827        867          71      7,797
-------------------------------------------------------------------------------------------------------------------
     Total revenue                                                6,989     2,946      1,639         505     12,079
     Provision for credit losses                                  1,034       166         21          (1)     1,220
     Non-interest expenses                                        4,918     2,632        185         361      8,096
-------------------------------------------------------------------------------------------------------------------
     Income before taxes and non-controlling interests            1,037       148      1,433         145      2,763
     Income taxes                                                   428        22        220         (29)       641
     Non-controlling interests                                       12        24         26          --         62
-------------------------------------------------------------------------------------------------------------------
     Net income                                                 $   597   $   102    $ 1,187     $   174    $ 2,060
===================================================================================================================

--------------------------------------------------------------------------------

                                       112
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

GEOGRAPHIC DISTRIBUTION OF MAJOR ASSETS(1)

$ millions, as at September 30 and October 31                  2002        2001         2000
--------------------------------------------------------------------------------------------
Canada                                                    $ 171,083   $ 174,031    $ 157,493
United States                                                57,450      66,329       66,079
--------------------------------------------------------------------------------------------
Europe                United Kingdom                          5,811       6,432        6,862
                      France                                  3,049       3,637        3,731
                      Germany                                 6,367       6,626        6,469
                      Other European countries                9,684      10,413        9,173
--------------------------------------------------------------------------------------------
                                                             24,911      27,108       26,235
--------------------------------------------------------------------------------------------
Latin America                                                   334         535          510
--------------------------------------------------------------------------------------------
West Indies                                                   1,823       5,088        4,776
--------------------------------------------------------------------------------------------
Asia and Pacific      Japan                                   1,878       1,889        2,072
                      Hong Kong                                 870         985        1,172
                      Australia                                 230         346          439
                      Other Asian and Pacific countries         636         770        1,348
--------------------------------------------------------------------------------------------
                                                              3,614       3,990        5,031
--------------------------------------------------------------------------------------------
Middle East and Africa                                          171         568        1,041
--------------------------------------------------------------------------------------------
General allowance for credit losses(2)                           --      (1,250)      (1,250)
--------------------------------------------------------------------------------------------
Major assets(1)                                             259,386     276,399      259,915
Other assets                                                 13,835      11,097        8,975
--------------------------------------------------------------------------------------------
Total assets as at September 30(3)                          273,221     287,496      268,890
Net change in October(3)                                         72         (22)      (1,188)
--------------------------------------------------------------------------------------------
Total assets as at October 31                             $ 273,293   $ 287,474    $ 267,702
============================================================================================
Canadian currency(4)                                      $ 172,979   $ 178,895    $ 161,393
Foreign currencies                                        $ 100,314   $ 108,579    $ 106,309
============================================================================================

(1) Major assets consist of cash, loans, securities, deposits with banks, customers' liability under acceptances, and derivative instruments market valuation, after deduction of allowance for credit losses.

(2) Pursuant to an OSFI guideline issued in October 2001, the general allowance has been allocated to geographic regions in 2002. Prior to 2002, the general allowance was not allocated.

(3) The information presented here is compiled for regulatory purposes and reported on a calendar quarter basis. Significant movement in October has been assigned to the appropriate geographic regions.

(4) For purposes of presentation, the general allowance for credit losses has been entirely applied to Canadian dollar-based-lending.

27. COMMITMENTS AND CONTINGENT LIABILITIES

Long-term commitments for leases

CIBC has obligations under non-cancellable leases for buildings and equipment.

      Future minimum lease payments for all lease commitments for each of the five succeeding years and thereafter are as follows:

--------------------------------------------------------------------------------
LEASE COMMITMENTS(1)(2)(3)

$ millions
--------------------------------------------------------------------------------
2003                                                                      $  423
2004                                                                         396
2005                                                                         335
2006                                                                         286
2007                                                                         223
2008 and thereafter                                                        1,038
================================================================================

(1) Total rental expense in respect of buildings and equipment charged to the consolidated statements of income was $487 million (2001: $412 million; 2000: $428 million).

(2) Includes future minimum lease commitments under sale-leaseback amounting to $54 million in 2003, $51 million in 2004, $51 million in 2005, $50 million in 2006, $49 million in 2007 and $171 million in 2008 and thereafter.

(3) Includes $168 million relating to one of CIBC's premises in New York. These premises were sublet, with the commencement date effective November 2002.

Other commitments and contingent liabilities

In the ordinary course of business, securities and other assets are pledged against liabilities or used to facilitate certain activities. The table presents the details of notional amounts pledged.

--------------------------------------------------------------------------------
PLEDGED ASSETS

$ millions, as at October 31                                     2002       2001
--------------------------------------------------------------------------------
Foreign governments and central banks(1)                      $ 2,757    $ 3,937
Clearing systems, payment systems and depositories(1)             728        680
Margins for exchange traded futures
   and options, and collateralized
   derivative transactions                                      1,977      3,033
Collateral related to securities borrowed,
   securities sold short and securities lent
   or sold under repurchase agreements                         21,316     36,607
--------------------------------------------------------------------------------
                                                              $26,778    $44,257
================================================================================

(1) Includes assets pledged in order to participate in clearing and payment systems and depositories or to have access to the facilities of central banks in foreign jurisdictions.

CIBC and in some cases certain of its affiliates have been named as defendants in five Enron related actions along with, among others, commercial and/or investment banks, certain current and former Enron officers and directors, lawyers and accountants. Three of those cases are putative class actions brought on behalf of individuals who purchased Enron or NewPower securities. The remaining two actions were brought by purchasers of Marlin

--------------------------------------------------------------------------------

                                       113
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Water Trust notes issued by an Enron special purpose entity. CIBC believes that each of these lawsuits filed against CIBC and its affiliates is without merit and intends to defend each of these actions vigorously.

      Additionally, CIBC and certain of its affiliates have received inquiries and requests for information from various regulatory and governmental agencies and a U.S. Senate committee regarding certain transactions and business relationships with Enron and its affiliates. CIBC will continue to cooperate fully with these authorities and with such other agencies and authorities as may request information.

      In addition to the matters described above, CIBC and its subsidiaries are party to legal proceedings in the ordinary course of their businesses. Management does not expect the outcome of any of these proceedings, individually or in the aggregate, to have a material adverse effect on the consolidated financial position or results of the bank's operations.

--------------------------------------------------------------------------------
28. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

CIBC's consolidated financial statements are prepared in accordance with Canadian GAAP, including the accounting requirements of OSFI. Set out below are more significant differences which would result if U.S. GAAP were applied in the preparation of the consolidated financial statements.

----------------------------------------------------------------------------------------------------------------------------------
CONDENSED CONSOLIDATED BALANCE SHEETS
                                                                                  2002                                     2001(1)
----------------------------------------------------------------------------------------------------------------------------------
                                                   Canadian                       U.S.    Canadian                         U.S.
$ millions, as at October 31                           GAAP   Adjustments         GAAP        GAAP(2)  Adjustments         GAAP(2)
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash resources                                    $   9,512     $     308    $   9,820   $  11,350       $      --    $  11,350
Securities
   Securities held for investment                    20,583       (20,583)          --      22,849         (22,849)          --
   Securities available for sale                         --        19,666       19,666          --          23,650       23,650
   Securities held for trading                       44,628            52       44,680      51,798              50       51,848
   Loan substitute securities                            81           (81)          --         147            (147)          --
Loans                                               153,089         1,661      154,750     155,640              --      155,640
Other
   Derivative instruments market valuation           24,717         1,385       26,102      25,723           2,066       27,789
   Customers' liability under acceptances             6,848            --        6,848       8,100              --        8,100
   Land, buildings and equipment                      2,247            --        2,247       1,769              --        1,769
   Goodwill                                           1,078           (73)       1,005         400              --          400
   Other intangible assets                              297            --          297         228              --          228
   Other assets                                      10,213         2,631       12,844       9,470             165        9,635
----------------------------------------------------------------------------------------------------------------------------------
                                                  $ 273,293     $   4,966    $ 278,259   $ 287,474       $   2,935    $ 290,409
==================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                          $ 196,630     $   2,052    $ 198,682   $ 194,352       $     273    $ 194,625
Other
   Derivative instruments market valuation           24,794         1,818       26,612      26,395             588       26,983
   Acceptances                                        6,878            --        6,878       8,100              --        8,100
   Obligations related to securities sold short       8,436           779        9,215      11,213              --       11,213
   Obligations related to securities lent or
      sold under repurchase agreements                9,615            --        9,615      21,403              --       21,403
   Other liabilities                                 10,980           329       11,309      10,112             877       10,989
Subordinated indebtedness                             3,627            (7)       3,620       3,999             150        4,149
Shareholders' equity
   Preferred shares                                   3,088            --        3,088       2,299              --        2,299
   Common shares                                      2,842           (11)       2,831       2,827              --        2,827
   Contributed surplus                                   26            --           26          --              --           --
   Retained earnings                                  6,377          (427)       5,950       6,774               4        6,778
   Accumulated other comprehensive income                --           433          433          --           1,043        1,043
----------------------------------------------------------------------------------------------------------------------------------
                                                  $ 273,293     $   4,966    $ 278,259   $ 287,474       $   2,935    $ 290,409
==================================================================================================================================

(1)   Restated.

(2) Certain comparative figures have been reclassified to conform with the presentation used in 2002.

--------------------------------------------------------------------------------

                                       114
                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

$ millions, except per share amounts,
for the years ended October 31                2002         2001(1)(2)         2000(2)
-------------------------------------------------------------------------------------
Net income as reported                   $     653    $   1,686          $   2,060
-------------------------------------------------------------------------------------
Provision for credit losses                   (123)          --                 --
Non-interest income
      Trading activities                         2           (8)                35
      Equity accounting adjustments            (60)         (56)               (31)
      Impairment measurements                   --          (18)                --
      Other                                    123           --                 --
      Derivative instruments and
         hedging activities
            Transitional provision              --          183                 --
            Current year adjustments          (635)          87                 --
Non-interest expenses
      Employee future benefits                 (17)         (98)               (67)
      Restructuring charge                      --           --               (216)
      Stock-based compensation                 (39)          (9)               (28)
      Lease termination costs                   --          (50)                50
Income taxes and net change in
   income taxes due to the above items         275          (16)               110
-------------------------------------------------------------------------------------
                                              (474)          15               (147)
-------------------------------------------------------------------------------------
Net income based on U.S. GAAP                  179        1,701              1,913
Preferred share dividends and premiums        (165)        (121)              (128)
-------------------------------------------------------------------------------------
Net income applicable to common
   shares based on U.S. GAAP             $      14    $   1,580          $   1,785
=====================================================================================
Weighted-average common shares
   outstanding (thousands)                 360,553      372,305            388,951
Add: number of incremental shares(3)         3,654        3,477              1,279
-------------------------------------------------------------------------------------
Weighted-average diluted common
   shares outstanding (thousands)          364,207      375,782            390,230
=====================================================================================
Basic EPS                                $    0.05    $    4.24          $    4.59
Diluted EPS                              $    0.05    $    4.20          $    4.57
=====================================================================================

(1)   Restated.

(2) Adjusted for the retroactive application of equity accounting due to additional interests acquired in the investments during 2002.

(3) It is assumed that 80% of average options outstanding will be exercised for shares while the remaining 20% will be exercised as SARs.

Comprehensive income

Statement of Financial Accounting Standard (SFAS) 130, "Reporting Comprehensive Income," requires that a statement of comprehensive income be displayed with the same prominence as other financial statements. Comprehensive income, which incorporates net income, includes all changes in equity during a period, except those resulting from investments by, and distributions to, owners. There is no requirement to disclose comprehensive income under Canadian GAAP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

$ millions, for the years ended October 31        2002       2001(1)       2000
--------------------------------------------------------------------------------
Net income based on U.S. GAAP                    $ 179    $ 1,701       $ 1,913
--------------------------------------------------------------------------------
Other comprehensive income, net of tax
   Change in foreign currency
      translation adjustments(2)                     2         38             8
   Change in net unrealized losses
      on securities available for sale(3)(4)      (115)    (1,119)         (637)
   Change in net unrealized (losses)
      gains on hedges of securities
      available for sale                            --        (51)           51
   Derivative instruments and
      hedging activities
         Transitional provision(5)                  --        (17)           --
         Change in unrealized
            (losses) gains(5)                     (485)       499            --
   Change in additional
      pension obligation(6)                        (12)        --            --
--------------------------------------------------------------------------------
Total other comprehensive income                  (610)      (650)         (578)
================================================================================
Comprehensive income                             $(431)   $ 1,051       $ 1,335
================================================================================

(1)   Restated.

(2) Net of income tax (expense) benefit of $(107) million (2001: $323 million; 2000: $179 million).

(3) Net of income tax benefit of $1 million (2001: $690 million; 2000: $414 million).

(4) Net of reclassification adjustments for net realized gains included in net income of $70 million (2001: $819 million; 2000: $1,063 million).

(5) Net of income tax benefit (expense) of $306 million (2001: $(303) million; 2000: nil).

(6)   Net of income tax benefit of $6 million (2001: nil; 2000: nil).

--------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME

$ millions, as at or for the years ended October 31   2002      2001(1)     2000
--------------------------------------------------------------------------------
Accumulated other comprehensive
   income net of tax
      Unrealized foreign currency
         translation gains                            $ 42    $   40      $    2
      Unrealized gains on securities
         available for sale                            406       521       1,640
      Unrealized gains on hedges
         of available-for-sale securities               --        --          51
      Unrealized (losses) gains on
         derivatives designated as hedges               (3)      482          --
      Additional pension obligation                    (12)       --          --
--------------------------------------------------------------------------------
Balance at end of year                                $433    $1,043      $1,693
================================================================================

(1)   Restated.

A. 2001 Restatement

In 2002, CIBC concluded that in 2001 it did not meet all of the hedge accounting criteria in SFAS 133 for certain of our derivative instruments, notwithstanding that all of these instruments were designated as hedges and highly effective in achieving their intended purpose from an economic point of view. Consequently, CIBC has revised the 2001 U.S. GAAP results. Net income has increased by $90 million (income before tax increased by $154 million); both basic and diluted EPS increased by $0.24; other comprehensive income has decreased by $148 million; deposits has increased by $100 million; other liabilities has decreased by $42 million; and shareholders' equity has decreased by $58 million.

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                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

B. Securities available for sale

Under Canadian GAAP, securities held for investment are carried at cost or at amortized cost. U.S. GAAP requires these securities to be classified as either securities held to maturity or as securities available for sale. The accounting for securities held to maturity is consistent with the accounting for securities held for investment, while securities available for sale are reported at estimated fair value with unrealized gains and losses recognized in other comprehensive income.

      U.S. GAAP also requires the following additional disclosures:

--------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE

$ millions, for the years ended October 31            2002       2001       2000
--------------------------------------------------------------------------------
Proceeds from sales                                $35,651    $17,527    $12,587
Gross realized gains                               $ 1,083    $ 1,058    $ 1,137
Gross realized losses                              $   167    $    36    $    26
================================================================================

C. Provision and allowance for credit losses

Under Canadian GAAP, the existence of credit protection on loan balances from the purchases of credit derivatives is considered when determining the provision for credit losses. Amounts recoverable from credit default swaps are included in allowance for credit losses. Under U.S. GAAP, credit derivatives are recognized at fair value.

      In addition, under Canadian GAAP, loss on sale of performing loans is included in other non-interest income. Loss on sale of impaired loans is included in allowance for credit losses. Under U.S. GAAP, loss on sale of loans is included in allowance for credit losses, unless the decline is due to a change in general market level of interest or foreign exchange rates.

      As a result of these classification differences, provision for credit losses increased by $123 million and other non-interest income increased by $123 million in 2002.

D. Trading activities

Under Canadian GAAP, CIBC records certain valuation adjustments to trading securities to reflect resale restrictions that expire within one year or adjustments for liquidity. Under U.S. GAAP, these valuation adjustments are not permitted.

E. Equity accounting adjustments

Under Canadian GAAP, CIBC accounts for merchant banking investments on a cost basis. U.S. GAAP requires the use of equity method to account for such investments when the equity interest is between 20% and 50%. In addition, under Canadian GAAP, investments accounted for by the cost method are not restated retroactively to the equity method when the investor acquires an additional interest in the business. U.S. GAAP requires retroactive application of the equity method. As a result of the retroactive application, 2001 and 2000 net income decreased by $21 million and $18 million, respectively (income before tax decreased by $28 million and $31 million, respectively), and securities decreased by $59 million and $31 million, respectively.

      Under Canadian GAAP, certain of CIBC's investments in limited partnerships are accounted for on a cost basis. CIBC records an impairment loss on these investments when there is evidence of an other-than-temporary decline in their value. U.S. GAAP requires the use of the equity method to account for such investments when the equity interest is more than minor.

F. Impairment measurements

Under Canadian GAAP, CIBC records securities held for investment at cost, less amounts for impairment of carrying values deemed to be other-than-temporary in nature. When an other-than-temporary impairment has occurred on a publicly traded available-for-sale security, CIBC records the security at expected realizable value. Under U.S. GAAP, when an other-than-temporary impairment has occurred on a publicly traded available-for-sale security, it requires the establishment of a new cost basis for the security, equal to its quoted market price at the time impairment is determined to be other-than-temporary.

G. Derivative instruments and hedging activities

Effective November 1, 2000, CIBC adopted the new U.S. standard on accounting for derivative instruments and hedging activities. This standard requires that all derivative instruments, including derivative instruments embedded in financial instruments that are not clearly and closely related to the economic characteristics of the underlying host financial instruments, be recognized at fair value in the consolidated financial statements. Under Canadian GAAP, derivatives used for trading purposes are already carried at fair value on the consolidated balance sheets with changes in fair value reflected in current earnings. However, as explained more fully in Note 1, under Canadian GAAP, gains and losses on both securities and derivative instruments used for hedging purposes, are recognized in the income statement on the same basis and in the same period as the underlying hedged items. Thus, while there is no difference in accounting between Canadian and U.S. GAAP in respect of derivatives held for trading purposes, there are significant differences in accounting in respect of derivatives held for hedging purposes.

      The accounting under U.S. GAAP for changes in the fair value of derivatives held for hedging purposes depends on their intended use. For fair value hedges, the effective portion of changes in fair value of derivative instruments is offset in income against the change in fair value, attributed to the risk being hedged, of the underlying hedged asset, liability or firm commitment. For cash flow hedges, the effective portion of changes in fair value of derivative instruments is offset through other comprehensive income, until the variability in cash flows being hedged is recognized in earnings in future accounting periods. For both fair value and cash flow hedges, if a derivative instrument is designated as a hedge and meets the criteria for hedge effectiveness, earnings offset is available, but only to the extent that the hedge is effective. The ineffective portion of the change in fair value of a qualifying derivative instrument hedge is always recognized in current earnings for both fair value and cash flow hedges. In addition, cash (on-balance sheet) financial instruments do not, in most cases, qualify as hedging instruments under U.S. GAAP.

      In order to qualify for hedge accounting offsets, the U.S. accounting standard requires that extensive documentation be maintained and that hedge effectiveness tests prescribed by that standard be met at both the inception of a hedge relationship and on a periodic, ongoing basis. In this regard, CIBC has elected, for operational and cost considerations, not to designate certain derivatives as hedges for U.S. GAAP accounting purposes, even though these hedges are highly effective for economic purposes. In addition, the U.S. accounting standard disallows the use of cash instrument hedges and certain credit derivative hedges of loans and loan commitments are difficult to qualify for hedge accounting, even though such hedges are also highly effective for economic purposes. In consequence,


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                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

in respect of accounting for hedging activities, the U.S. GAAP reported earnings may exhibit significant volatility in any given period.

      Upon adoption of this standard on November 1, 2000, CIBC recorded a pre-tax income of $183 million as a transitional adjustment.

H. Employee future benefits

Under Canadian GAAP, prior to November 1, 2000, CIBC recognized the pension costs when services were rendered by employees, with the corresponding obligation valued using management's best estimate of the long-term rate of return on assets, while the costs of other post-retirement benefits were expensed when paid. Under U.S. GAAP, it requires both pension and other post-retirement benefits be recognized in the period services are rendered by employees and the related obligations be valued using current market rates.

      As explained in Note 15, effective November 1, 2000, CIBC retroactively adopted the requirements of the CICA handbook section 3461, "Employee Future Benefits," which substantially harmonized Canadian and U.S. GAAP. CIBC continues to recognize certain unamortized actuarial losses and transitional obligations that resulted from the application of U.S. GAAP on a prospective basis. As a result, there will continue to be an adjustment to income until amounts, previously deferred under U.S. GAAP, have been fully amortized into income.

      Under Canadian GAAP, an entity's accrued benefit asset is limited to the amount it can realize in the future by applying any surplus to reduce an entity's contributions. The valuation allowance is not included under U.S. GAAP resulting in an adjustment to income which is all recognized in 2002. In addition, for defined benefit plans, U.S. GAAP requires that the unfunded accumulated benefit obligation be recorded as additional minimum liability and the excess of the unfunded accumulated benefit obligation over the unrecognized prior service cost be recorded in other comprehensive income.

I. Restructuring charge

Prior to November 1, 2000, when CIBC adopted "Employee Future Benefits," under Canadian GAAP, a liability for special termination benefits pursuant to a restructuring required that management approve a plan of termination. U.S. GAAP differed from Canadian GAAP for years prior to November 1, 2000, as it also required that, prior to the date of the financial statements, the termination benefit arrangements be communicated to employees. This U.S. GAAP condition was not met for $216 million of CIBC's 1999 restructuring charge until 2000, resulting in a timing difference for the recognition of the restructuring charge under Canadian and U.S. GAAP. The principles of Canadian and U.S. GAAP have since been harmonized.

J. Stock-based compensation

CIBC adopted the expense recognition provisions of SFAS 123, "Accounting for Stock-Based Compensation," effective November 1, 2001. The impact of this change in accounting policy is the same as under Canadian GAAP (as detailed in Note 14) except as it relates to SARs outstanding as of the date of adoption.

      Under Canadian GAAP, the cost of SARs is measured assuming that all options eligible for SARs are exercised as SARs. Under U.S. GAAP, for SARs granted prior to the date of adoption of SFAS 123, the Financial Accounting Standards Board (FASB) Interpretation No. 28, "Accounting for SARs and Other Variable Stock Option or Award Plans," continues to apply under which the accrual is determined as an estimate (based on past experience) of the proportion of stock options expected to be exercised for cash.

      Upon its acquisition by CIBC in 2001, TAL settled all its outstanding employee stock options in cash. Under Canadian GAAP, the cash settlement of these variable stock options was charged to retained earnings. Under U.S. GAAP, Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," requires this settlement payment to be charged to income.

K. Lease termination costs

Prior to October 31, 2000, CIBC made the decision to consolidate its leased premises in New York and move out of existing premises within three years. Under Canadian GAAP, all future net costs related to pre-existing leases are recognized as an expense in the period when the decision is made to stop using the pre-existing leased property. Under U.S. GAAP, future net costs related to pre-existing leased property that will no longer be used cannot be recognized as an expense until a confirming event occurs, in this case, the signing of a sub-lease, which occurred in 2001.

L. Income taxes

Under Canadian GAAP, tax rate changes are reflected in the measurement of the future income tax balances when they are substantively enacted. Under U.S. GAAP, only the enacted tax rates under current legislation are required to be used.

M. Pro-forma disclosures

SFAS 123 requires pro-forma disclosure of net income and EPS as if the fair value-based method had been applied for awards granted subsequent to 1995. The fair value-based method requires that the cost of SARs is measured assuming that all options eligible for SARs are exercised as SARs.

      Had the fair value-based method been used for awards granted subsequent to 1995 until October 31, 2001, U.S. GAAP net income in 2002 would have been decreased by $21 million (2001: $37 million; 2000: $52 million) and basic and diluted EPS reduced by $0.06 (2001: $0.10; 2000: $0.13).

N. Special purpose entities

Under Canadian GAAP, CIBC is required to consolidate certain SPEs when CIBC has control and has the right and ability to obtain future economic benefits from the SPE and is exposed to the related risks. U.S. GAAP requires consolidation of SPEs when CIBC is the sponsor and there is insufficient third-party equity. As a result, certain SPEs are consolidated under U.S. GAAP.

O. Non-cash collateral

Under Canadian GAAP, non-cash collateral received from securities lending is not recognized in the financial statements. Under U.S. GAAP, certain non-cash collateral received in securities lending transactions is recognized as an asset, and a liability is recorded for obligations to return the collateral.

P. Netting of financial instruments

Under Canadian GAAP, two or more separate financial instruments can be presented on a net basis if certain criteria are met. In addition to the same criteria, under U.S. GAAP, only financial instruments with the same party can be presented on a net basis.

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                             CIBC ANNUAL REPORT 2002

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Q. Future U.S. accounting policy changes

CIBC will be required to adopt the following accounting standards for U.S. GAAP purposes in future years.

      In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supercedes FASB No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Under SFAS 144, long-lived assets classified as held for sale should be measured at the lower of their carrying amount or fair value less cost to sell. SFAS 144 requires operating losses from discontinued operations to be reported in future periods, as incurred. In addition, a component of an entity may qualify to be reported as a discontinued operation. CIBC adopted the provisions of SFAS 144 as of November 1, 2002. Adoption of SFAS 144 will primarily affect CIBC if and when qualifying future business dispositions occur.

      In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." The standard requires a liability to be recognized for costs associated with exit or disposal activities when they are incurred rather than the date upon which a company commits to an exit plan. This standard is effective for exit or disposal activities that are initiated after December 31, 2002.

      In June 2002, the FASB issued an exposure draft "Consolidation of Certain Special-Purpose Entities." The exposure draft addresses the application of consolidation policies and disclosure requirements of SPEs. CIBC is monitoring the status of this exposure draft and the potential impact on its consolidated financial statements is not yet determinable.

      In June 2002, the FASB issued an exposure draft "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The exposure draft requires a guarantor to recognize a liability for the fair value of the obligations it has undertaken in issuing the guarantee, and elaborates on the disclosures to be made by a guarantor. CIBC is monitoring the status, and its potential impact on the consolidated financial statements is not yet determinable.

--------------------------------------------------------------------------------
29. FUTURE CANADIAN ACCOUNTING POLICY CHANGES

CIBC will be required to adopt the following accounting standards for Canadian GAAP purposes in future years:

      In November 2001, the CICA issued AcG 13, "Hedging Relationships," which will be effective for CIBC beginning fiscal 2004.

      AcG 13 addresses the identification, designation, documentation and effectiveness of hedging relationships for the purposes of applying hedge accounting. In addition, it establishes conditions for applying hedge accounting and deals with the discontinuance of hedge accounting.

      Under the new guideline, CIBC is required to document its hedging relationships and explicitly demonstrate that the hedges are sufficiently effective in order to continue accrual accounting for derivatives hedging certain positions. Otherwise, the derivative instrument will need to be marked-to-market through the current year's consolidated statements of income. The impact of implementing this guideline in CIBC's consolidated financial statements is not yet determinable.

      In August 2002, the CICA issued a draft guideline "Consolidation of Special-Purpose Entities." The guideline establishes principles for determining when an entity includes the assets, liabilities and results of activities of an SPE in its consolidated financial statements. CIBC uses SPEs to securitize its own assets, provide clients access to liquidity in the commercial paper market through CIBC administered conduits and as an intermediary, and to structure SPE transactions for clients. CIBC is monitoring the status of this draft guideline, and its potential impact on the consolidated financial statements is not yet determinable.

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                            CIBC ANNUAL REPORT 2002